Exhibit 99.2

[Letterhead of Phelps Dunbar, L.L.P.]

____________, 2025

To the Parties Listed on
Schedule 1 Attached Hereto

12922-515

Re:	Cleco Securitization II LLC:
Constitutional Issues

Ladies and Gentlemen:

We have acted as counsel to Cleco Securitization II LLC (the “Issuer”), a Louisiana limited liability company, and Cleco Power LLC (the “Utility”), a Louisiana limited liability company, in connection with the following (collectively the “Transaction”):

(i)          the issuance of Order No. U-37213 (the “Financing Order”) approved by the Louisiana Public Service Commission (the “LPSC”) on November 20, 2024, and issued on November 27, 2024, pursuant to the Louisiana Electric Utility Energy Transition Securitization Act, La. R.S. 45:1271-1281 (the “Securitization Act”) and other constitutional and statutory authority;

(ii)        the sale of the rights and interests of the Utility in and to certain energy transition property as defined in and created under the Securitization Act and the Financing Order to the Issuer pursuant to that certain Energy Transition Property Sale Agreement, dated as of ____________, 2025, between the Utility and the Issuer (the “Sale Agreement”); and

(iii)       the concurrent issuance of debt securities (the Issuer’s Series 2025-A Senior Secured Energy Transition Bonds) (the “Bonds”) by the Issuer secured by (among other things) a security interest in the energy transition property pursuant to that certain Indenture dated as of _________, 2025, as supplemented by the Series Supplement dated as of __________, 2025 (collectively, the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company N.A., as trustee acting on behalf of the holders of the Bonds (the “Bondholders”).

Capitalized terms that are defined in the Indenture but are not defined herein shall have the meanings ascribed to them in the Indenture.  The Indenture, the Sale Agreement, the Servicing Agreement, and the Administration Agreement are referred to herein collectively as the “Transaction Documents.”

To the Parties Listed on
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 Opinions Requested

You have requested our reasoned opinions as to:

(a) whether the Bondholders could challenge successfully under the “contract clause” of the United States Constitution (Article I, Section 10, Clause 1 of the United States Constitution, the “Federal Contract Clause”), which provides in pertinent part that “[n]o State shall . . . pass any . . . Law impairing the obligation of contracts,” or under the “contract clause” of the Louisiana Constitution (Article I, Section 23 of the Louisiana Constitution of 1974, the “Louisiana Contract Clause”), which provides in pertinent part that “[n]o . . . law impairing the obligation of contracts shall be enacted,” the constitutionality of any action by the State of Louisiana, including the LPSC, of a legislative character, including the repeal or amendment of the Securitization Act or the Financing Order, that a reviewing court of competent jurisdiction would determine repeals, amends or violates the Legislative Pledge (as defined below) contained in the Securitization Act or the LPSC Pledge (as defined below) authorized by the Securitization Act and contained in the Financing Order in a manner that substantially reduces, limits or impairs the value of the Bonds or substantially reduces, limits or impairs the Energy Transition Property or the rights and remedies of the Bondholders (any such event being an “impairment”) prior to the time the Bonds are fully paid and discharged; and

(b) whether, under the Fifth Amendment to the United States Constitution (made applicable to the State of Louisiana through the Due Process Clause of the Fourteenth Amendment to the United States Constitution), which provides in pertinent part, “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), or under Article I, Section 4 of the Louisiana Constitution, which provides in pertinent part that “[p]roperty shall not be taken or damaged by the state or its political subdivisions except for public purposes and with just compensation paid to the owner or into court for his benefit” (the “Louisiana Takings Clause”), a reviewing court of competent jurisdiction would find a compensable taking if the State of Louisiana, including the LPSC, takes action of a legislative character that repeals, amends or violates the Legislative Pledge or the LPSC Pledge or takes other action in contravention of either of the Pledges (as defined below) that the court concludes permanently appropriates the Energy Transition Charges or otherwise substantially reduces, limits or impairs the value of the Energy Transition Property, the Bonds or another substantial property interest of the Bondholders and deprives such Bondholders of their reasonable expectations arising from their investments in the Bonds (any such event being a “taking”).

You also have requested our opinion as to whether the Securitization Act is constitutional in all material respects under the United States and Louisiana Constitutions.

To the Parties Listed on
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Assumptions

In connection with rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sale Agreement, (ii) the Indenture, (iii) the Registration Statement on Form SF-1 of the Utility, as sponsor, and the Issuer, as issuing entity, (iv) the Securitization Act, (v) the Financing Order, and (vi) such other documents relating to the Transaction as we have deemed necessary or advisable as the basis for such opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents, for purposes of this Opinion we have assumed (a) that the parties to such documents have the power, corporate or other, to enter into and perform all obligations thereunder, and (b) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, including the Transaction Documents, and the validity and binding effect thereof.  In addition, we have assumed that the Bonds will be issued, and the Transaction will occur, in compliance with the Transaction Documents and the Financing Order.  We further have assumed for purposes of this Opinion that the Financing Order was duly authorized and issued by the LPSC in accordance with all applicable Louisiana statutes, rules and regulations (including without limitation all filing, publication, and notice requirements); the Financing Order and the process by which it was issued comply with all applicable Louisiana statutes, rules and regulations; the Financing Order is in full force and effect and is final and nonappealable; and the Securitization Act was duly enacted by the Louisiana Legislature in accordance with all applicable Louisiana laws and is in full force and effect (which matters are addressed by a separate opinion to you dated of even date herewith).

We have assumed for purposes of this Opinion that any legislation enacted by the Louisiana Legislature or supplemental order adopted by the LPSC impairing the value of the Bonds would constitute a “substantial” modification of the provisions of the Securitization Act or the Financing Order that provide support for the Bonds (and is done without providing full compensation for the Bondholders).  The determination of whether particular governmental action of a legislative character constitutes a substantial impairment of a particular contract is a fact‑specific analysis, and nothing in this Opinion expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Bonds in relation to any particular action of a legislative character by the Legislature or the LPSC being challenged.1

[1]
See infra note 78.  The degree of impairment necessary to meet the standards for relief under the Takings Clauses or Contract Clauses analysis set forth in this Opinion could be substantially in excess of what a Bondholder would consider material.  See also infra note 31 (inquiry whether government interference with property requires compensation under the Federal Takings Clause is fact-sensitive analysis).  Furthermore, as discussed below (see page 70), there is no assurance that any such award of compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

To the Parties Listed on
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We have made no independent investigation of the facts referred to herein, and with respect to such facts we have relied, for purposes of rendering the opinions set forth below, and except as otherwise expressly stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents, the Registration Statement, and such other documents relating to the Transaction as we have deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

The Legislative Pledge

The Securitization Act contains the following pledge (the “Legislative Pledge”) by the State of Louisiana and the Legislature of Louisiana, for the benefit of Bondholders, defined as a person who holds an energy transition bond as defined in the Securitization Act:

(1)
The state and the Legislature of Louisiana each pledge to and agree with bondholders, the owners of the energy transition property, and other financing parties that, until the financing costs and the energy transition bonds and any ancillary agreements have been paid and performed in full, the state and the Legislature of Louisiana shall not do any of the following:

(a)
Alter the provisions of this [Securitization Act] that authorize the commission to create an irrevocable contract right by the issuance of a financing order, to create energy transition property, and to make the energy transition charges imposed by a financing order irrevocable, binding, and nonbypassable charges.

(b)	Take or permit any action that impairs or would impair the value of energy transition property.

To the Parties Listed on
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(c)
Take or permit any action that impairs or would impair the rights and remedies of the issuer, any other assignee, such bondholders or other financing parties, or the security for the energy transition bonds or ancillary agreements.

(d)
Except as provided for in this Section and except for adjustments under any true-up mechanism established by the commission, reduce, alter, or impair energy transition charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related energy transition bonds have been paid and performed in full.

(2)
Nothing in this Subsection shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the energy transition charges imposed, charged, and collected pursuant to a financing order and full protection of the holders of energy transition charges collected pursuant to a financing order and full protection of the holders of energy transition bonds and any assignee or financing party.[2]

As explicitly authorized by Securitization Act Section 1279(C), the Legislative Pledge has been included in the Bonds.

[2]
La. R.S. 45:1279(B).  The concluding paragraph (B)(2) provision does not undermine the contractual nature of the Legislative Pledge as evaluated below.  It merely acknowledges that the Legislative Pledge is not absolute and provides the terms upon which the States’s undertakings therein can be changed.  See infra note 18.

To the Parties Listed on
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The Financing Order and LPSC Pledge

The Financing Order contains the following Ordering Paragraphs (the “LPSC Pledge”, and together with the Legislative Pledge collectively the “Pledges”):

50.           Irrevocable.  After the earlier of the transfer of the energy transition property to the SPE [the Issuer] or issuance of the energy transition bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds, any ancillary agreements, and the related financing costs.  The Commission covenants, pledges, and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the energy transition charges approved in this Financing Order, or in any way reduce or impair the value of the energy transition property created by this Financing Order, except as may be contemplated by a refinancing authorized in strict accordance with the Securitization Act by a subsequent order of the Commission or by the periodic true-up adjustments authorized by this Financing Order, until the indefeasible payment in full of the energy transition bonds, any ancillary agreements, and the related financing costs.

51.            Duration. Consistent with Ordering Paragraph 5, this Financing Order and the energy transition charges authorized hereby shall remain in effect until the energy transition bonds, any ancillary agreements, and all financing costs related thereto have been indefeasibly paid or recovered in full.  Consistent with Section 1273(C)(8), this Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings, or the merger or sale, of Cleco [the Utility] or its successors….

52.           Contract.  The Commission acknowledges that the energy transition bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Commission's covenant and pledge herein of irrevocability and the vested contract right created hereby.  The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the energy transition bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Commission in accordance with the indenture.  It is expressly provided that such remedy as to individual commissioners of the Commission is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual commissioners.  The purchase of the energy transition bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Commission to be adequate consideration by the owners of these energy transition bonds for the Commission's covenant of irrevocability contained in this Financing Order.  The Commission acknowledges that it would be unreasonable, arbitrary, and capricious for the Commission to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the energy transition bonds.

…

To the Parties Listed on
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54.           Inclusion of Pledges.  The SPE, as issuer of the energy transition bonds, is authorized, pursuant to Section 1279(C) of the Securitization Act and this Financing Order, to include the State of Louisiana pledge contained in Section 1279 of the Securitization Act and the Commission pledge contained in Ordering Paragraph 50 with respect to the energy transition property and energy transition charges in these energy transition bonds and related bond documentation. This Financing Order is subject to the State pledge.

As explicitly authorized by the Financing Order and by Securitization Act Section 1279(C), the LPSC Pledge in Financing Order Ordering Paragraph 50 has been included in the Bonds.3

Outline of Analysis

If Louisiana were to take action of a legislative character, either by the Louisiana Legislature or the LPSC, including the repeal, rescission or amendment of the Securitization Act or the Financing Order, that a court determines violates either of the Pledges in a manner that substantially reduces, limits or impairs the value of the Energy Transition Property including the Energy Transition Charges, such action would raise issues under the Federal Takings Clause, the Louisiana Takings Clause, the Federal Contract Clause and the Louisiana Contract Clause.  Additionally, with respect to such action by the LPSC, such action would raise questions on direct appeal to Louisiana state courts of arbitrariness, capriciousness, abuse of authority and unreasonableness.  The jurisprudence of the Louisiana Supreme Court clearly states that protection of private property, due process, impairment of contracts and similar constitutional concerns are a part of the judicial review process regarding LPSC orders.  The jurisprudence of the United States Supreme Court and the Louisiana Supreme Court also establishes that any challenge to such action of a legislative character would raise the issue of whether the Pledges themselves are invalid and void under the “reserved powers” doctrine as beyond the State’s power to create irrevocable contract rights of this nature.  In addition to considering the foregoing issues, at your request we also address issues pertaining to possible injunctive relief in federal or state court.

[3]
Even absent this statutory language, the Transaction Documents should be regarded as including the terms of the Securitization Act.  Franklin California Tax-Free Trust v. Comm. of Puerto Rico, 85 F. Supp. 3d 577, 604 (D. P.R. 2015) (“Franklin”), jurisdiction declined over appeal of district court’s order denying motions to dismiss Contract Clause and Takings Clause claims, and affirmed on other grounds, 805 F.3d 322, 333 (1st Cir. 2015), affirmed on other grounds, 579 U.S. 115, 136 S. Ct. 1938 (2016); see infra page 35.

To the Parties Listed on
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____________, 2025
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We address these issues in the following order:

•	The LPSC’s Powers
•	Irrevocability of the LPSC Pledge
•	Federal Takings Clause
•	Louisiana Takings Clause
•	Federal Contract Clause
•	Louisiana Contract Clause
•	Reserved Powers Doctrine
•	Jurisprudential Considerations and Injunctions
•	The Constitutional Claims on Direct Review
•	Conclusion: Reserved Powers Doctrine; Legislative Pledge; Takings Clauses; LPSC Pledge; Securitization Act

The LPSC’s Powers

The LPSC is a creature of the Louisiana Constitution of 1974.  It is a commission in the State’s executive branch given the power and duty by Article IV, Section 21(B) of that Constitution to “regulate all . . . public utilities.”  “This provision gives the [LPSC] constitutional jurisdiction over public utilities and has been interpreted as granting the [LPSC] independent and plenary power to regulate public utilities.”4  Thus the LPSC is unlike the utility commissions in most other states, which are statutory creatures subject to the authority of the respective state legislatures.  Because the LPSC is a constitutional creature, the Legislature may not curtail its constitutional powers.5  Thus, the LPSC’s broad power in regulating utilities “is as complete in every respect as the regulatory power that would have been vested in the legislature in the absence of Article IV Section 21(B),” and “the legislature’s acts or omissions can not [sic] subtract from the Commission’s exclusive, plenary power to regulate all common carriers and public utilities.”6  The LPSC pursues its constitutional function “through the adoption and enforcement of reasonable rules and orders fundamental to these purposes.”7  The LPSC’s plenary regulatory power exists by a self-executing constitutional provisions,8 and its quite broad powers and functions cause it to perform duties of prosecutor, legislator and judge.9  Further, the Louisiana Constitution explicitly authorizes the Legislature in Article IV, Section 21 to grant to the LPSC other regulatory authority as provided by statute.10

[4]
Entergy Louisiana, LLC v. LPSC, 2016-0424 (La. 2017), 221 So.3d 801, 804 (citations omitted) (“ELL”); Global Tel*Link, Inc. v. LPSC, 1997-0645 (La. 1998), 707 So.2d 28, 33 (citation omitted) (“Global Tel*Link”); accord  Opelousas Trust Authority v. Cleco Corp., 2012-0622 (La. 2012), 105 So.3d 26, 36 (“Opelousas”).

[5]	The Daily Advertiser v. Trans-LA, 612 So.2d 7, 10 (La. 1993).
[6]	Eagle Water, Inc. v. LPSC, 947 So.2d 28, 32-33 (La. 2007); Global Tel*Link, 707 So.2d at 33; Bowie v. LPSC, 627 So.2d 164, 166 (La. 1993) (“Bowie”).
[7]	Global Tel*Link, 707 So.2d at 33 (citation omitted).
[8]	Bowie, 627 So.2d at 166.
[9]	Standard Oil Co. of Louisiana v. LPSC, 97 So. 859, 568 (La. 1923).
[10]	Opelousas, 105 So.3d at 38.

To the Parties Listed on
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The Louisiana Supreme Court, recognizing the constitutional authority of the LPSC, has evolved a standard of judicial review deferential to LPSC orders.  First, there is a presumption that LPSC orders are legal and proper, and it is the “high burden” of the party challenging an LPSC order to prove that it is defective.11  Beyond this, the Louisiana Supreme Court has opined first that LPSC orders “should not be overturned absent a showing of arbitrariness, capriciousness, or abuse of authority by the” LPSC; secondly, that “courts should be reluctant to substitute their own views for those of the expert body charged with the legislative function;” and, finally, that “a decision of the [LPSC] will not be overturned absent a finding that it is clearly erroneous or that it is unsupported by the record.”12  This standard is more deferential than the presumption of regularity usually accorded legislative statutes.13  This deferential standard “extends also to the [LPSC]’s interpretation of its own rules and past orders.” 14

The LPSC acts in a legislative character and capacity in exercising its ratemaking authority.  Ratemaking is recognized as a legislative function.  Thus the LPSC’s ratemaking orders have statutory effect.15

[11]
ELL, 221 So.3d at 805 (citations omitted); Global Tel*Link, 707 So.2d at 33-34 (citations omitted); Vacuum Track Carriers of Louisiana, Inc. v. LPSC, 2008-2340, 12 So.3d 932, 936 (La. 2009); Voicestream GSMI Operating Co., LLC v. LPSC, 943 So.2d 349, 358 (La. 2006) (“Voicestream”).  See infra note 203.

[12]
Entergy Gulf States, Inc. v. LPSC, 1998-1235 (La. 1999), 730 So.2d 890, 897 (citations and internal quotation marks omitted); Charles Hopkins DBA Old River Water Company v. LPSC, 2010-0255 (La. 2010), 41 So.3d 479);  Gordon v. Council of City of New Orleans, 9 So.3d 63, 72 (La. 2009); Voicestream, 943 So.2d at 362.

[13]	Dixie Elec. Membership Corp. v. LPSC, 441 So.2d 1208, 1210 (La. 1983); accord Voicestream; cf. infra note 194.
[14]	Id. (citations omitted). But see infra at notes 205-206 and 224-225.
[15]
Louisiana Power & Light Co. v. LPSC, 377 So.2d 1023, 1028 (La. 1979); see infra note 69.  A plaintiff Bondholder challenging an alleged impairment of contract based upon an LPSC decision would need to allege that the LPSC acted in a legislative character and capacity, such as by issuing an order antithetical to the Financing Order and the LPSC Pledge, as opposed to making an error of a ministerial nature in carrying out its statutory obligations under the Securitization Act, such as a mathematical error in a true-up adjustment.

To the Parties Listed on
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Irrevocability of the LPSC Pledge

Based on our analysis of relevant constitutional, legislative and judicial authority, as set forth in this Opinion, and subject to all of the qualifications, limitations and assumptions set forth in this Opinion (including the qualification regarding the “reserved powers” doctrine), in our opinion the LPSC has the authority to issue and enter into the LPSC Pledge (including the commitment therein regarding irrevocability for the duration of the Bonds).  Within its constitutional mandate to regulate public utilities, the LPSC is of equal constitutional dignity with the Louisiana Legislature.16  As presented above, the LPSC’s power to regulate utilities is broad, independent, plenary and complete in every respect on a par with traditional state legislative power.  The Louisiana Supreme Court has characterized the constitutional plenary grant of authority to the LPSC as full, entire, complete, absolute, perfect, and unqualified.17  Furthermore, as noted above, under the Louisiana Constitution Article IV, Section 21(B) the LPSC expressly has such other regulatory authority as provided by law, such as the Securitization Act.  The Securitization Act explicitly authorizes the LPSC to issue the Financing Order with a pledge that the LPSC will not amend, modify or terminate the Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the Energy Transition Charges.18  Thus, in our opinion, with respect to the Transaction the LPSC has the same power as would be vested in the Louisiana Legislature if not for the constitutional grant to the LPSC in Article IV, Section 21(B) of the Louisiana Constitution to enter into the LPSC Pledge (and the same power to do so as possessed by the legislatures in other states where the public utility commission is not a constitutional entity).

Nonetheless, it is generally understood and established that a legislative body (whether a state legislature or the LPSC) cannot abridge the power to act of a succeeding legislative body.  The “reserved powers” doctrine limits a legislative body’s ability to bind itself contractually in a manner that surrenders an essential attribute of its sovereignty.  Under this doctrine, if a contract limits a state’s reserved powers – powers that cannot be contracted away –such contract is void.  The application of this reserved powers doctrine, discussed below in detail,19 will be the critical determination in any challenge to an action by the Louisiana Legislature or the LPSC that violates the Pledges.

[16]	See supra notes 5-6, 8.
[17]	Daily Advertiser, 612 So.2d at 16 (quoting Black’s Law Dictionary).
[18]
La. R.S. 45:1273(C)(5).  The Securitization Act further provides that nothing shall preclude limitation or alteration of the Financing Order if and when full compensation is made for the full protection of the energy transition charges imposed, charged, and collected pursuant to the Financing Order and the full protection of the holders of energy transition bonds and any assignee or financing party.  The equivalent statement is made with respect to the Legislative Pledge.  La. R.S. 45:1279(B)(2); see supra note 2.

[19]	See infra pages 26-27, 31-32, 39-40, and 63-69.

To the Parties Listed on
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In particular, for the reasons discussed below, in our view the consequences of action by the LPSC that rescinds or amends the Financing Order or otherwise creates an impairment or taking are most likely to be reviewed in proceedings on direct appeal of such action, as provided in the Securitization Act and the Louisiana Constitution.  Such LPSC action and judicial review would require consideration of issues under the general principles for judicial review of LPSC orders, as well as the constitutional analysis under the reserved powers doctrine and the Federal Takings Clause, the Louisiana Takings Clause, the Federal Contract Clause and the Louisiana Contract Clause.  Although, as discussed below, analysis of these constitutional issues has been subsumed by the Louisiana Supreme Court into its overall evaluation of whether an LPSC order should be overturned due to a showing of arbitrariness, capriciousness, abuse of authority or unreasonableness, in order to provide you a full understanding of our analysis, we address below each of the constitutional provisions in turn first, before addressing the standard of judicial review of LPSC action and its interaction with constitutional challenges.

Federal Takings Clause

The Federal Takings Clause provides: “nor shall private property be taken for public use, without just compensation.”20  That provision is made applicable to state action by the Fourteenth Amendment of the United States Constitution21, no matter which branch of state government effects the taking.22  The Federal Takings Clause covers both tangible and intangible property,23 and applies to personal property24 as well as real property.  The right to ownership of money is a recognized property right under Louisiana law.25

[20]	U.S. Const., Amend V.
[21]
Kelo v. City of New London, 545 U.S. 469, 472 n.1 (2005); Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155 (1980) (Webb’s); Chicago, Burlington & Quincy Railroad Co. v. City of Chicago, 166 U.S. 226, 240 (1897).

[22]
Sheetz v. County of El Dorado, California, 601 U.S. 267, 276-77 (2024); Stop the Beach Renourishment, Inc. v. Florida Dep’t. of Envtl Prot., 560 U.S. 702, 713-15 (2010) (plurality opinion).  This breadth contrasts with the Contract Clauses, which are limited to restricting legislative power only.  See infra note 69.

[23]
Ruckelshaus v. Monsanto Co., 467 U.S. 986 (1984) (“Monsanto”); Tahoe-Sierra Preservation Counsel, Inc. v. Tahoe Regional Planning Agency, 535 U.S. 302, 307 n.1 (2002).  See James v. Campbell, 104 U.S. 356, 358 (1881) (patent rights); Eastern Enters. v. Apfel, 524 U.S. 498, 523-24 (1998) (plurality) (applying regulatory takings framework to financial obligation to fund health benefits); Armstrong v. United States, 364 U.S. 40, 44, 46 (1960) (materialman’s lien); Louisville Joint Stock Land Bank v. Radford, 295 U.S. 555, 596-602 (1935) (real estate lien protected); see also infra note 26.

[24]	Horne v. Dep’t of Agriculture, 576 U.S. 351, 357 (2015) (physical taking of fruit) (“Horne”); Sheetz v. County of El Dorado, California, 601 U.S. 267, 276-77 (2024).
[25]
Lafaye v. City of New Orleans, No. 20-41 (E.D. La. 03/09/2021), court slip op. at 15, 2021 WL 886118, overruled on other grounds, No. 21-30358, 35 F.4th 940 (5th Cir. 06/01/2022); see Phillips v. Washington Legal Foundation, 524 U.S. 156, 172 (1998) (under Texas law); Ballinger v. City of Oakland, 24 F.4th 1287, 1294 (9th Cir. 02/01/2022) (money can be the subject of a per se taking if it is a “specific, identifiable pool of money”), cert. denied, 142 S. Ct. 2777 (U.S. 2022).  State law or existing rules or understandings about property rights, and not the United States Constitution, creates the protected property right.  Tyler v. Hennepin County, Minnesota, 598 U.S. 631, 638 (2023);  Monsanto, 467 U.S. at 1001; Webb’s, 449 U.S. at 161; Board of Regents v. Roth, 408 U.S. 564, 577 (1972).

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The United States Supreme Court has stated broadly that “contracts . . . are property and create vested rights” for the purposes of the Federal Takings Clause.26  However, it has clarified subsequently that “the fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking.”27  “Contracts may create rights of property, but when contracts deal with a subject matter which lies within the control of Congress, they have a congenital infirmity.  Parties cannot remove their transactions from the reach of dominant constitutional power by making contracts about them.”28

In addressing challenges pursuant to the Federal Takings Clause to state action of a legislative character, the Supreme Court has relied on an ad hoc factual inquiry into the circumstances of each particular case (except for a limited category of “per se” regulatory challenges, with an exception for emergencies).29  The Supreme Court has identified three factors that have particular significance in determining whether a regulatory taking has occurred: (i) the economic impact of the regulation on the claimant; (ii) the extent to which the regulation has interfered with distinct investment-backed expectations; and (iii) the character of the governmental action.30

[26]
Lynch v. United States, 292 U.S. 571, 577, 579 (1934) (In general, under the Fifth Amendment, “[v]alid contracts are property, whether the obligor be a private individual, a municipality, a state, or the United States.”), abrogated on other grounds (due process) by Goldberg v. Kelly, 397 U.S. 254, 261-63 (1970); U.S. Trust Co. of New York v. New Jersey, 431 U.S. 1, 19 n.16 (1977) (dicta); Monsanto, 467 U.S. at 1003;  accord King v. United States, 159 Fed.Cl. 450, 463 (Fed. Cl. 04/08/2022).  The Supreme Court has also held that legislation that terminates a property interest can be considered a taking for which compensation is due.  Hodel v. Irving, 481 U.S. 704 (1987) (federal law escheating certain fractional interests in tribal property to an Indian tribe was a compensable taking, see infra note 52).  See infra note 50; but see infra note 61.

[27]	Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986) (“Connolly”).
[28]	Id. at 223-24.
[29]
Horne, 576 U.S. at 364; Connolly, 475 U.S. at 224; Penn Central Transportation Co. v. New York City, 438 U.S. 104, 124 (1978); Monsanto 467 U.S. at 1005.  Federal Takings Clause cases can generally be divided into two distinct categories:  physical takings, where the government physically occupies or takes title to private property, and regulatory takings, where the government regulates the use of private property.  Yee v. City of Escondido, 503 U.S. 519, 522-23 (1992).  The United States Supreme Court has identified two types of regulatory actions that constitute per se regulatory taking that create a categorical obligation for the government to compensate a property owner:  regulations that involve a permanent physical invasion of property and regulations that permanently deprive the owner of all economically beneficial use of the property.  Lingle v. Chevron USA, Inc., 544 U.S. 528, 538 (2005).  (Louisiana follows the same analysis under the Louisiana Constitution.  See Robert v. State, 327 So.3d 546, 560-63 (La. App. 4th Cir. 2021).) Outside of this latter type of regulatory takings, which does not require complex analysis to warrant compensation, Lucas v. South Carolina Coastal Council, 505 U.S. 1003, 1015 (1992), the third type of other regulatory action requires the ad hoc factual inquiry noted in the text.  See infra note 39.  Horne emphasizes the different treatment of precedents for physical taking versus regulatory taking, Horne, 576 U.S. at 361.  The Supreme Court further has recognized an exception to the requirement of compensation when a taking by the government is necessitated by an imminent emergency requiring immediate government action, even when the economic impact is severe.  “[H]istorically oriented legal scholarship has widely converged on the thesis that a ‘necessity’ or ‘emergency’ privilege has existed in Takings Clause jurisprudence since the Founding.”  Baker v. City of McKinney, Texas, 84 F.4th 378, 385 (5th Cir. 2023) (no compensation required for severely damaged and destroyed property when it was objectively necessary for law enforcement officers to damage and destroy that property in an active emergency to prevent imminent harm to persons that began as a hostage situation involving a child and evolved into a potential shootout in a residential neighborhood with a heavily armed fugitive).  The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions involving the government's activities during military hostilities. United States v. Caltex (Philippines), Inc., 344 U.S. 149, 154 (1952) (relying, in part, on the common law, which had “long recognized that in time of imminent peril - such as when fire threatened a whole community - the sovereign could, with immunity, destroy the property of a few that the property of many and the lives of many more could be saved,” the court found no taking when the U.S. military destroyed private oil facilities in the Philippines to prevent the Japanese from taking control of the facilities during World War II; Nat’l Bd. of Young Men's Christian Ass'ns v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed by rioters when U.S. troops take shelter there in the course of battle); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958) (no compensable taking when government forced gold mines to cease operations to conserve mining resources for war effort); United States v. Pacific Railroad, 120 U.S. 227 (1887) (no compensation required due to exigencies of war when the military destroyed private bridges to prevent the advance of the enemy); American Mfrs. Mut. Ins. Co. v. United States, 453 F.2d 1380, 1381 (Ct. Cl. 1972) (compensation not required when private vessel was “destroyed as part of the fortunes of war and by actual and necessary military operations in attacking and defending against enemy forces”).  Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (plurality opinion) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding).  The emergency exception is not limited to wartime activities, however.  See, e.g., Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from President’s executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country); Miller v. Schoene, 276 U.S. 272 (1928) (no due process violation where trees destroyed to prevent disease from spreading to other trees); Bowditch v. Boston, 101 U.S. 16, 18-19 (1879) (discussing common law and natural law supporting government immunity for destroying property to prevent imminent fueling of an ongoing fire).  The emergency exception is not limited to the physical destruction of property by the government, see Cent. Eureka Mining, 357 U.S. at 168, but the Supreme Court did not mention the exception in finding a taking by wartime physical occupation of property, see Pewee, 341 U.S. at 116-17 (plurality opinion), which constitutes a per se taking.  Arguably a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency” in this context.  See Cent. Eureka Mining, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).  Compare infra note 235 (impairment of contracts due to emergencies).

[30]
Connolly, 475 U.S. at 225.  “In discerning whether a taking has occurred, the first two factors are the main determinants,” and “the third ‘may be relevant.’”  Heights Apartments, LLC v. Walz, 30 F.4th 720, 734 (8th Cir. 04/05/2022), rehearing en banc denied, 39 F.4th 479 (quoting Lingle v. Chevron USA, Inc., 544 U.S. 528, 538-39 (2005)).

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The first factor concerns whether the interference with property is so excessive as to require just compensation.  This inquiry is a highly fact-sensitive analysis.  It incorporates the principle enunciated by Justice Holmes: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”31  “[N]ot every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”32  Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

[31]
Penn Coal Co. v. Mahon, 260 U.S. 393, 413 (1922); Loveladies Harbor, Inc. v. U.S., 28 F.3d 1171, 1176-77 (Fed. Cir. 1994) (“Loveladies”), abrogated on other grounds by Bass Enterprises Prod. Co. v. United States, 381 F.3d 1360, 1369-70 (Fed Cir. 2004).  The question of whether a given governmental action has resulted in a compensable taking under the Louisiana Constitution also is inherently a fact-specific inquiry.  City Bar, Inc. v. Edwards, 349 So.3d 22, 32 n.2 and 33 (La. App. 1  Cir. 08/20/2022) (“City Bar”), writ denied, 350 So.3d 498 (La. 2022).

[32]	Armstrong v. U.S., 364 U.S. 40, 48 (1960); Yee, supra note 29, 503 U.S. at 522-23. Compare City Bar at 30 n.1.

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The second factor relates to whether the claimant reasonably relied to the claimant’s economic detriment on the expectation that the government would not act as it did.  It is applied as “a way of limiting takings recoveries to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”33 The burden of showing such interference is a heavy one.34  Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.’”35  Further, “legislation adjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”36  “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. . . .  This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”37  In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.38

[33]
Loveladies, 28 F.3d at 1177.  Accord 74 Pinehurst LLC v. State of New York, 59 F.4th 557, 567 (2d Cir. 02/06/2023), cert. denied, ___ S. Ct. ___, 218 L. Ed. 2d 66, 2024 WL 674658 (02/20/2024); Anaheim Gardens, L.P. v. United States, 953 F.3d 1344, 1349-51 (Fed. Cir. 2020) (where sophisticated investor voluntarily bought property after challenged legislation enacted, the “complete lack of investment-back expectations overwhelmingly outweighs” the other Penn Central factors).  Compare infra notes 80 and 116 (reasonable reliance in Federal Contract Clause claims).  But cf. Palm Beach Isles Associates v. U.S., 231 F.3d 1354, 1364 (Fed. Cir. 2000) (clarifying Loveladies dictum by holding that in a categorical regulatory taking, in which all economically viable use and economic value has been taken by the regulatory imposition, the property owner is entitled to recovery without regard to consideration of investment-backed expectations.  In such a case, “reasonable investment-backed expectations” are not a proper part of the analysis, just as they are not in a physical takings case).  See also Avenal v. U.S., 100 F.3d 933 (Fed. Cir. 1996) (holders of oyster bed leases, which are “property,” did not have reasonable investment-backed expectations so as to be entitled to compensation due to the impact of a government freshwater diversion project, because they knew when they acquired the leases that their property rights were subject to inevitable changes that the long-anticipated project would bring about).

[34]	Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 493 (1987).
[35]
Monsanto, 467 U.S. at 1005 (quoting Webb’s, 449 U.S. at 161); accord Dennis Melancon, Inc. v. City of New Orleans, 703 F.3d 262 (5th Cir. 2012) (“Melancon”) (rejecting takings claim based on unilateral expectation that highly regulated framework of taxicab licensing would not be changed).

[36]	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
[37]	Connolly, 475 U.S. at 224.
[38]
Chang v. U.S., 859 F.2d 893, 897 (Fed Cir. 1988).  See Nekrilov v. City of Jersey City, 45 F.4th 662, 674-77 (3d Cir. 2022) (discussing argument that where the government itself affirmatively engenders the property owner’s investment-backed expectation and two decisions [Monsanto and Kaiser Aetna v. U.S., 444 U.S. 164 (1979)] involving explicit promises the state made to property owners) and  State v. Perez Enterprises, LLC, No. S-1-SC-38510, 2021-NMSC-022, 489 P.3d 925 (N.M. 06/07/2021) (state’s emergency public health orders limiting and closing businesses due to COVID-19 pandemic do not support a regulatory takings compensation claim because such orders are reasonable exercise of the police power).

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The third factor requires the court to examine “the purpose and importance of the public interest underlying a regulatory imposition” and “inquire into the degree of harm created by the claimant’s prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented.”39

Connolly is the leading case examining whether a particular legislative action rises to the level of an unconstitutional taking.  Connolly concerned a challenge to statutory amendments imposing upon certain employers a substantial withdrawal penalty to be remitted to the pension trust upon withdrawal from a multi-employer pension plan.  This withdrawal penalty had not existed at the time the trust was formed and the trust agreements were confected among the employers and their employees.

The United States Supreme Court proceeded with an examination of the three factors it had determined govern its review of regulatory takings claims (in reverse order).  In considering the first factor, “the economic impact of the regulation on the claimant,” the Supreme Court found that the regulation clearly imposed a financial hardship upon the employers.40  However, the Supreme Court also found that “[t]here is nothing to show that the withdrawal liability actually imposed on an employer will always be out of proportion to its experience with the plan.”41  Given the proportionate impact of the regulation upon the employers, the Supreme Court concluded that this factor did not suggest a compensable “taking” had occurred.42

[39]
Bass Enterprises Prod. Co. v. United States, 381 F.3d 1360, 1370 (Fed. Cir. 2004).  See South Grande View Dev. Co. v. City of Alabaster, Alabama, 1 F.4th 1299, 1311 (11th Cir. 2021) (the “character of the government action” factor is another way to examine the severity of the government interference with property rights in a Federal Takings Clause claims); see also Tahoe-Sierra Preservation Council, Inc. v. Tahoe Regional Planning Agency, 535 U.S. 302, 323 (2002) (cases involving regulatory takings necessarily entail that courts conduct complex factual assessments of the “purposes and economic effects of government actions”); Yee, 503 U.S. at 522-23; Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 484 (1987).

[40]	Connolly, 475 U.S. at 225.
[41]	Connolly, 475 U.S. at 226.
[42]	Id.

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Regarding the second factor, the extent to which the regulation interfered with “reasonable investment-backed expectations”,43 the employers’ argument was that certain rights and liabilities had been established by the original trust documents, “and that the imposition of withdrawal liability upsets those reasonable expectations.”44  The Supreme Court found, however, that “[p]ension plans were the objects of legislative concern long before the passage of ERISA in 1974,” and furthermore that under ERISA “the purpose of imposing withdrawal liability was to ensure that employees would receive the benefits promised them.”45  Given this long-standing regulatory regime, “[p]rudent employers then had more than sufficient notice not only that the pension plans were currently regulated, but also that withdrawal itself might trigger additional financial obligations.”46  As the Supreme Court admonished, “[t]hose who do business in the regulated field cannot object if the legislative scheme is buttressed by subsequent amendments to achieve the legislative end.”47

In examining the third factor, the “character of the governmental action,” the Supreme Court found it significant that the regulation “does not physically invade or permanently appropriate any of the employer’s assets for its own use,” but rather “safeguards the participants in multiemployer pension plans” by imposing upon a withdrawing employer a financial obligation to pay.48  The Supreme Court observed that “[t]his interference with the property rights of an employer arises from a public program that adjusts the benefits and burdens of economic life to promote the common good and, under our cases, does not constitute a taking requiring Government compensation.”49  Based upon its consideration of the three factors, the Supreme Court concluded that the imposition of withdrawal liability by Congress did not result in a compensable “taking” under the Fifth Amendment.

[43]	Connolly, 475 U.S. at 226-27.
[44]	Id. at 226.
[45]	Id. at 227.
[46]
Id.  Because many factors could have an impact on the market price of the Bonds, maintenance of the market price of the Bonds might be considered a unilateral expectation of the Bondholders and not a reasonable investment-back expectation.

[47]
Id. (internal quotation marks and citations omitted); accord  Melancon, 703 F.3d at 272-75.  Nonetheless, the “fact that a property interest arises in a highly regulated environment does not per se render that property interest incognizable under the fifth amendment.”  King v. United States, 159 Fed.Cl. 450, 476 (Fed. Cl. 04/08/2022).

[48]	Connolly, 475 U.S. at 225.
[49]	Id. (citations omitted).

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It is difficult to apply the jurisprudence under the Federal Takings Clause to a hypothetical taking arising by the otherwise proper exercise by the State of Louisiana of its police power that to some degree abrogates (or impairs) contracts such as the Pledges otherwise binding on the State.  (There is, of course, the significant likelihood of overlap, with such a taking also constituting an impairment.)50  One argument by analogy is based upon the opinion in United States v. Security Industrial Bank, where the Supreme Court recognized that a case where governmental action results in a complete destruction of a property right “fits but awkwardly into the analysis framework employed in Penn Central.”51  The plaintiffs were creditors challenging a bankruptcy reform statute with the argument that its change in the bankruptcy code to allow debtors to avoid the creditors’ liens on the debtors’ property constituted an unconstitutional taking.  The government argued that the statute simply imposed a general economic regulation which in effect transferred a property interest from one private party to another private party, and did not involve the government acquiring for itself the property in question.  The Supreme Court stressed that its cases show that the Federal Takings Clause analysis is not limited to outright acquisitions by the Government for itself, and explained (quoting an earlier case which did involve a classic taking by the Government for itself): “The total destruction by the Government of all value of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure.”52  To avoid the “substantial doubt” as to whether the statutory enactment destroying the liens (property interests) comported with the Federal Takings Clause, the Supreme Court as a matter of statutory construction held that the legislation only applied to lien interests established after the enactment date.53

Louisiana Takings Clause

The Louisiana Takings Clause provides:

Every person has the right to acquire, own, control, use, enjoy, protect, and dispose of private property.  This right is subject to reasonable statutory restrictions and the reasonable exercise of the police power.

[50]
See supra note 26 and infra notes 148 and 172; Melendez v. City of New York, 16 F.4th 992, 1020 n.45 (2d Cir. 10/28/2021) (recognition of some overlap in the protections afforded to private contracts by the Takings Clause and Contract Clause may explain how compensation came to figure in a subsequent balancing approach to Contract Clause).  But see infra note 61.

[51]	459 U.S. 70, 75-76 (1982).
[52]
U.S. v. Sec. Indus. Bank, 459 U.S. at 412 (citation omitted).  See Hodel v. Irving, 481 U.S. 704 (1987) (federal statute escheating certain fractional interests in tribal property to an Indian tribe was a compensable taking, as total abrogation of a property right.  See supra note 26.)

[53]	U.S. v. Sec. Indus. Bank. The U.S. Constitution is concerned with the means used as well as the ends. Horne, 576 U.S. at 362.

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Property shall not be taken or damaged by the state or its political subdivisions except for public purposes and with just compensation paid to the owner or into court for his benefit.54

Louisiana recognizes an action for compensation for takings arising from State action, i.e., inverse condemnation.  This action arises from the self-executing nature of the Louisiana Takings Clause.55  This procedural remedy is available even though the Louisiana Legislature has not provided a specific statutory procedure for such claims.56  This action applies to all taking or damaging of property without just compensation, regardless of whether such property is corporeal or incorporeal (tangible or intangible).57  The Louisiana Supreme Court has adopted a three‑prong analysis to determine whether a compensable taking has occurred: “[i]n accordance with this analysis, the court must:  (1) determine if a recognized species of property right has been affected; (2) if it is determined that property is involved, decide whether the property has been taken or damaged in a constitutional sense; and (3) determine whether the taking or damaging is for a public purpose.”58

Application of this standard has been uneven, however, and in many cases the reviewing court has appeared to recognize the second factor as the dispositive one.  Moreover, of those cases decided under the Louisiana Takings Clause, none has considered regulations that affect an incorporeal movable right akin to the Energy Transition Property, as opposed to some incorporeal right associated with immovable (real) property.  These aspects of the Louisiana jurisprudence, combined with the absence of any actual concrete action to evaluate, makes resolving the hypothetical question presented difficult.

Nonetheless, some useful principles may be distilled from the extant Louisiana jurisprudence.  In the modern era, the Louisiana Supreme Court, in resolving inverse condemnation issues, has focused upon the extent to which the State has guaranteed a particular return on investment, and the extent of the taking.59  Other cases, including those concerning the LPSC’s regulation of public utilities, have relied upon the Louisiana Takings Clause being expressly subject to “reasonable statutory restrictions and the reasonable exercise of the police power,” to reject inverse condemnations claims based upon a traditional exercise of the police power in a regulated industry.60

[54]	La. Const. Art. I, Sec. 4. See infra note 213.
[55]
State, Through DOTD v. Chambers Investment Co., Inc., 595 So.2d 598, 602 (La. 1992) (“Chambers”); Watson Memorial Spiritual Temple of Christ v. Korban, 2024-C-00055 (La. 06/28/2024), 387 So.3d 449, 513; Crooks v. State, 343 So.3d 248, 262-63 (La. App. 3d Cir. 2022), writ denied, 349 So.3d 2 (La. 2022); Tucker v. Parish of St. Bernard, 2010 WL 3283093 (E.D. La. 8/7/2010); City Bar, supra note 31, at 30; cf. DeVillier v. Texas, 601 U.S. 285, 144 S. Ct. 938 (2024) (contrasting unanswered question whether Federal Takings Clause provides an implied direct cause of action for just compensation with Texas State law inverse condemnation cause of action against the State based both on Federal Takings Clause and Texas Takings Clause).

[56]	Chambers, 595 So.2d at 602.
[57]	Chambers, 595 So.2d at 602; City Bar at 30.
[58]
Avenal v. State of Louisiana through DNR, 2003-3521 (La. 2004), 886 So.2d 1085, 1104 (citations omitted) (“Avenal”), cert. denied, 544 U.S. 1049 (2005).  Accord City Bar at 31.  Regarding the first prong, the Securitization Act states that energy transition property is an existing present, individualized property right under state law. La. R.S. 45:1272(10), 1274(A) and (E), and 1275(3).

[59]
See Avenal, 886 So.2d at 1106, 1107 (coastal restoration project did not constitute compensable damaging of leases of oyster fishermen where, inter alia, leases did not guarantee commercial viability, and restoration project did not completely and permanently destroy economic value of leases); see also Annison v. Hoover, 517 So.2d 420, 432 (La. App. 1 Cir. 1987) (“We hold that a regulatory program that adversely affects property values does not constitute a taking unless it destroys a major portion of the property’s value.”) (citations omitted); writ denied, 519 So.2d 148 (La. 1988).

[60]
See, e.g., Louisiana Power & Light Co. v. LPSC, 343 So.2d 1040, 1043 (La. 1977) (order inhibiting duplicative utility facilities was a reasonable exercise of LPSC’s constitutional jurisdiction, and therefore not a compensable taking); Belle Co. LLC v. State of Louisiana through DEQ, 2008-2382 (La. App. 1 Cir. 2009), 25 So.3d 847, writ denied, 18 So.3d 1288 and 1291 (La. 2009).

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In conclusion, in our view the jurisprudence does not directly address the applicability of the Federal Takings Clause or the Louisiana Takings Clause in the context of the proper exercise by Louisiana of its police power to abrogate or impair the Pledges as contracts otherwise binding on the State.  A challenge to a taking with respect to the Transaction will be based primarily on the application of the second of the three Connolly factors -- the extent to which the state action has interfered with distinct investment-backed expectations.61  The expectations of the Bondholders regarding the Energy Transition Property and the Energy Transition Charges will need to be proven in fact to have been specifically created and promoted by the Pledges.  This factor of expectations overlaps with the key factor under the Contract Clauses of reliance by the contracting party on the abridged contractual term.  Indeed, we believe the Federal and Louisiana Contract Clauses would provide a clearer basis for challenging an impairment of the Energy Transition Property.

[61]
See Avenal, 886 So.2d at 1107 n.28 (discussing Federal Takings Clause analysis) and supra note 38 (discussing where government affirmatively engenders the investment-based expectations).  Although the factors set forth in Chambers under the Louisiana Takings Clause do not expressly include that Connolly factor, we believe it would be considered in the analysis.  See supra note 59.  Compare Urban Developers LLC v. City of Jackson, 468 F.3d 281, 303 (5th Cir. 2006) (“It is an unsettled question, of course, the extent to which many jurisdictions will recognize as protected by the Takings Clause a property right in contract”) and Brandmeyer v. Regents of the Univ. of California, No. 20-cv-02886-SK, 2020 WL 6816788, at *6 (N.D. Cal. 11/10/2020) (plaintiffs’ attempt to disguise their breach of contract claim as a takings violation is unavailing) with Franklin, supra note 3, 85 F. Supp. 3d 577, 611 (“contracts are a form of property for purposes of the [Federal] Takings Clause”); see also supra notes 26 and 50.

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Federal Contract Clause

The Federal Contract Clause mandates: “No State shall . . . pass any . . . Law impairing the Obligation of Contracts . . . .”62  The United States Supreme Court, however, has long held that this seemingly absolute prohibition is not absolute at all.  Although the language of the Federal Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the state to safeguard the vital interests of its people.63  The United States Supreme Court has explained why the Contract Clause provides no absolute protection of contracts from the effects of state legislation as follows:

Although the Contract Clause appears literally to proscribe “any” impairment, this Court observed in Blaisdell that “the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.”  Thus, a finding that there has been a technical impairment is merely a preliminary step in resolving the more difficult question whether that impairment is permitted under the Constitution.  In the instant case, as in Blaisdell, we must attempt to reconcile the strictures of the Contract Clause with the “essential attributes of sovereign power,” necessarily reserved by the States to safeguard the welfare of their citizens.64

[62]
U.S. Const. Art. I, Sec. X, Cl. 1.  The United States Supreme Court has referred to this constitutional provision both as the “Contract Clause,” see, e.g., United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 14 (1977), and more recently as the “Contracts Clause”, see, e.g., Sveen v. Melin, 138 S. Ct. 1815, 1821 (2018); see also Tennessee Wine & Spirits Retailers Ass’n v. Thomas, 588 U.S. 504, 139 S. Ct. 2449, 2463 (2019).  In this Opinion, we employ the former more traditional appellation, except when quoted text does otherwise.

[63]
Sveen v. Melin, 138 S. Ct. 1815, 1822 n.3, 201 L. Ed. 2d 180 (2018), infra note 66; Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 410 (1983); see Borman, LLC v. 18718  Borman LLC, 777 F.3d 816, 825-26 (6th Cir. 2015) (applying Energy Reserves framework to debt contracts, in the same manner as other contracts, with no additional constitutional protection to debt contracts, and noting the Supreme Court flatly rejects that public purpose here is limited to crises or emergency or temporary situations, and further noting an impairment takes on constitutional dimensions only when it interferes with reasonably expected contractual benefits).  See also  Segura v. Frank, 630 So.2d 714, 728 (La. 1994) and infra notes 96, 111, 119, and 235; compare supra note 29 (emergency exception to Federal Takings Clause).

[64]
United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 21, 25 (1977) (“U.S. Trust”) (“As with laws impairing the obligations of private contracts, an impairment [of a state contract] may be constitutional if it is reasonable and necessary to serve an important public purpose.”)  See infra notes 83 and 101. The United States Supreme Court has recently declined to address the contention that the modern test departs from the Federal Contract Clause’s original meaning and earliest applications.  Sveen, infra note 66, 584 U.S. at 1822 n.3.

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The law is well-settled that the Federal Contract Clause limits the power of the states to modify their own contracts as well as to regulate those between private parties, although the Federal Contract Clause operates differently on private contracts on the one hand and government contracts on the other.  The Supreme Court has indicated that impairment of a state’s own contracts faces more stringent examination under the Federal Contract Clause than do laws regulating contractual relationships between private parties, although private parties’ contracts are not subject to unlimited modification under the police power.65

The Supreme Court has recently restated and summarized its test under the Federal Contract Clause in Sveen v. Melin:

At the same time, not all laws affecting pre-existing contracts violate the Clause.  To determine when such a law crosses the constitutional line, this Court has long applied a two-step test.  The threshold issue is whether the state law has “operated as a substantial impairment of a contractual relationship.”  In answering that question, the Court has considered the extent to which the law undermines the contractual bargain, interferes with a party’s reasonable expectations, and prevents the party from safeguarding or reinstating his rights.  If such factors show a substantial impairment, the inquiry turns to the means and ends of the legislation.  In particular, the Court has asked whether the state law is drawn in an “appropriate” and “reasonable” way to advance “a significant and legitimate public purpose.”66

The Supreme Court has developed in modern cases a multi-part analysis confirmed in Sveen to determine whether a particular legislative action violates the Federal Contract Clause.  (Variously characterized by courts as having either two, three or four parts, we segregate the analysis for clarity herein without concern for numbering.)  Initially, a court must determine whether state law has, in fact, substantially impaired any contract.  This first inquiry itself contains three components: whether a contract exists, whether a change in state regulation impairs that contractual relationship, and whether the impairment is substantial.  As the second inquiry, if the state action constitutes a substantial impairment of the contract, a court must determine whether that impairment is nonetheless permissible as a legitimate exercise of the state’s sovereign powers.  Also, a claimant must show that the contractual relationship is not an invalid attempt to restrict or limit a state’s “reserved powers.”  As the final inquiry, a court must determine if the impairment is upon reasonable conditions and of a character appropriate to the public purpose justifying its adoption.  Only if there is a contract, which has been substantially impaired, and there is no legitimate public purpose justifying the impairment on a reasonable and appropriate level, is there a violation of the Federal Contract Clause.  The following portions of this subpart evaluate these inquiries with respect to the Legislative Pledge and the LPSC Pledge.

[65]
See infra notes 67, 100, 108, 109, 111, and 172.  Of course, the Bonds themselves are not a debt or general obligation of the State of Louisiana or any of its political entities and are not a charge on their full faith and credit.  La. R.S. 45:1271(B) and 1278.  See pages 24 and 65.

[66]	Sveen v. Melin, 138 S. Ct. 1815, 1821-22, 201 L. Ed. 2d 180 (2018) (“Sveen”). See infra notes 85 and 99.

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The threshold inquiry is whether these Pledges constitute a contract existing between the State and the Bondholders.67  The courts have maintained the well-established presumption that, absent some clear indication that a legislature intends to bind itself contractually, “a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.”68  This presumption is based on the fact that the legislature’s principal function is not to make contracts, but to make laws that establish the policy of the state.  Thus, a person asserting the creation of a contract with the State must overcome this well-founded presumption.  This same presumption is applicable to the LPSC Pledge when considered in the context of the LPSC’s ratemaking actions, which are of a legislative character.69

This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights.  In determining whether a contract has been created by statute, “it is of first importance to examine the language of the statute.”70  The courts have ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.  A contract is created when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the state.

[67]
For purposes of Federal Contract Clause analysis, the question whether a contract was made is a federal question.  General Motors Corp. v. Romein, 503 U.S. 181, 187 (1992).  Clearly the Transaction includes private parties’ contracts between the Bondholders and the Issuer that could be impaired, even if the Pledges themselves were found not to be contracts of the State.  But while in theory an impairment of the Energy Transition Property could be successfully challenged (albeit potentially under a more difficult to overcome standard of review, see infra note 100) even if the Pledges are not contracts binding on the State, we believe that a finding that the Pledges are not valid and binding contractual obligations under the reserved powers doctrine likely also would be fatal to a Contract Clauses claim on the Transaction’s purely private contracts.  See infra pages 26-27, 31-32, 39-40, and 63-69.

[68]
National R.R. Passenger Corp. v. Atchison, Topeka & Sante Fe Ry Co., 470 U.S. 451, 466 (1985) (“National R.R.”) (citation omitted); see also General Motors Corp. v. Romein, 503 U.S. 181, 187-89 (1992).

[69]
New Orleans Public Service, Inc. v. Council of City of New Orleans, 491 U.S. 350, 371 (see infra note 136); Louisville & Nashville R.R. Co. v. Garrett, 231 U.S. 298, 305, 318 (1913) (order of railroad commission fixing rates is a law passed by the state, within the meaning of the Federal Contract Clause); Louisiana Power & Light Co. v. LPSC, 377 So.2d 1023, 1028 (La. 1979); Louisiana Gas Service v. LPSC, 162 So.2d 555, 563 (La. 1964); United Gas Pipe Line Co. v. LPSC, 130 So.2d 652, 657 (La. 1961); see Community House, Inc. v. City of Boise, Idaho, 623 F.3d 945, 960 (9th Cir. 2010) (discussing four factors used in determining whether an act is legislative in its character and effect); cf. New Orleans Waterworks Co. v. Louisiana Sugar Ref. Co., 125 U.S. 18, 30 (1888) (“[N]ot only must the obligation of a contract have been impaired, but it must have been impaired by a law of the state.  The prohibition is aimed at the legislative power of the state, and not at the decisions of its courts, or the acts of administrative or executive boards or officers, or the doings of corporations or individuals.”); accord Tidal Oil Co. v. Flanagan, 263 U.S. 444, 451 (1924) (emphasis deleted); supra notes 15 and 22 and infra notes 135, 172, and 179.

[70]	Dodge v. Board of Educ., 302 U.S. 74, 78 (1937).

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In U.S. Trust, discussed in more detail below, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.71  The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds.  In finding the existence of a contract between such states and bondholders, the Supreme Court stated “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds. . . .’”72  Later, in National R.R., the Supreme Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract”73 in such covenant.

National R.R. considered several factors in determining that the legislative act at issue in that case did not create a contractual obligation with the government.  That act did not speak of a contract between the government and the private party, nor did it in any respect provide for the execution of a written contract by the government.  Significantly, that act “expressly reserved” Congress’ right to “repeal, alter or amend this Act at any time.”74  Finally, great weight was given to the pervasiveness of prior government regulation of this area, which “absent some affirmative indication to the contrary,” plus in that case “coupled with [that act’s] express reservation of the power to repeal,” strongly cut against finding that such act creates binding contractual rights. 75

[71]	Infra at note 101.
[72]
United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 18 (1977) (emphasis added).  The issue of the existence of a contract between the two states and the bondholders was not disputed on appeal, but the Supreme Court expressly reviewed the language itself and the surrounding circumstances and concluded there was no doubt the covenant was properly characterized as a contractual obligation of the two states to secure the marketability of those bonds.  It could be contended that the factual situation in U.S. Trust is distinguishable from the facts involved in the issuance of the energy transition bonds.  In U.S. Trust the bonds were issued and payable by a governmental agency for its own benefit, while these Bonds are for the benefit of the private Utility (albeit for a public purpose), are not public debt, and are payable by the Utility’s ratepayers.  However, the authority to issue the energy transition bonds is completely dependent under the Securitization Act upon the LPSC issuing an order, and thus the issuance of the energy transition bonds is fully state-sanctioned in a manner closely analogous to the situation in U.S. Trust.  See infra notes 242-243.

[73]
National R.R., 470 U.S. at 470.  Similarly, in Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938), the United States Supreme Court determined in a materially different context that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract.  The Supreme Court based its decision, in part, on the legislature’s use of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.  See also Elliot v. Board of Sch. Teachers of Madison Consol. Schs., 876 F.3d 926 (7th Cir. 2017) (overturning law impairing statutory tenure entitlements).

[74]	National R.R., 470 U.S. at 456, 467, 469.
[75]
National R.R., 470 U.S. at 469.  The mere use of the word “contract” in a statute, without more, will not necessarily evince the requisite legislative intent.  As the Court cautioned in National R.R., the use of the word “contract” alone would not signify the existence of a contract with the government.  Id. at 470. In National R.R., the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads.  The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

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The Louisiana Supreme Court has not specifically addressed whether the Securitization Act and specifically the Legislative Pledge, or an LPSC order akin to the Financing Order containing the LPSC Pledge, should be construed as binding contractual obligations.  With respect to the Securitization Act, one negative factor is that there is no explicit contractual instrument executed by the Louisiana Legislature or the State, and the LPSC is not a party to any contract among the Transaction Documents.  But a very positive factor is that the language of the Legislative Pledge plainly manifests the Louisiana Legislature’s intent to bind the State, using similar language to the covenant considered in U.S. Trust.  The Securitization Act provides that the State “pledges to and agrees with” bondholders.  Thus the Legislative Pledge names the beneficiaries of the intended contract (as does the LPSC Pledge).  The text of the Securitization Act thus contrasts favorably with the act found wanting (as to creating a contract) in National R.R.  The Legislative Pledge expressly includes the word “pledges” and “agrees,” and authorizes the pledge of the State to be included in the Transaction Documents.  This statutory language is an offer by the State to be bound if bondholders, in purchasing the bonds, accept its offer.76  Here the (admittedly) heavy and longstanding regulation of utilities is not coupled with and reinforced by an express reservation of the power to repeal; instead the Legislative Pledge is an express commitment not to enact countervailing legislation.  This language unambiguously demonstrates that the Legislative Pledge is intended to create a contractual relationship between the State and the Bondholders.

With respect to the Financing Order, as quoted above,77 the LPSC Pledge contains language even more decisively demonstrating the LPSC’s intent to create a contractual relationship. Conclusions of Law Paragraph 27 of the Financing Order states that the Energy Transition Property created by the Financing Order is a vested contract right and creates a contractual obligation of irrevocability by the LPSC in favor of financing parties.  Findings of Fact Paragraph 52 and Ordering Paragraph 52 comport therewith.

[76]
The definition of the Legislature’s term -- “pledge” -- is “to bind by a solemn promise.”  CONCISE OXFORD DICTIONARY  OF CURRENT ENGLISH 914 (8th ed. 1990).  Melancon, 703 F.3d at 275-77 (contrasting United States Supreme Court findings of statutory language demonstrating an intent to extend an offer of a contractual nature); Franklin, supra note 3, 85 F. Supp. 3d 577, 604.

[77]	Supra pages 5-7. Furthermore, the LPSC uses the word “covenant” multiple times in the quoted LPSC Pledge in the Financing Order, as did the statutory language in U.S. Trust.

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The next step of the analysis is determining whether an impairment is substantial.  The United States Supreme Court has provided little specific guidance as to what constitutes a substantial contract impairment. The determination of whether a particular legislative act constitutes a substantial impairment of a particular contract is a fact-specific analysis.  Nothing in this Opinion expresses any opinion as to how a court will resolve the issue of substantial impairment with respect to a particular state (including LPSC) action of a legislative character regarding the Energy Transition Property.  We have assumed for purposes of this Opinion that any impairment resulting from the legislative action being challenged under the Federal Contract Clause would be substantial.78  The factors that contribute to that determination are briefly reviewed as follows:

[78]
See supra note 1.  This determination likely would depend on the nature of the legislative action, particularly the extent to which it is directed at the Issuer and the obligations subject to the Legislative Pledge and the LPSC Pledge, the extent to which it is squarely inconsistent with those pledges, and the anticipated practical effect upon performance consistent with those pledges.  We note, however, that in U.S. Trust, supra note 64 and infra note 101, the United States Supreme Court found a substantial impairment where the States of New York and New Jersey repealed outright an “important security provision” securing repayment of bonds without any form of compensation to the bondholders, even in the absence of a finding of the extent of financial loss suffered by the bondholders as a result of the repeal.  The effect of the repeal of the covenant limiting subsidies of mass transit was difficult to quantify because the bonds recovered much of their market price following an initial decline in value and retained an “A” rating.  431 U.S. 1, 18-19 (1977).  See infra notes 102-103  See also Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 429-35 (1934).  Soon after U.S. Trust was decided, the New York Court of Appeals relied upon the decision to apply the Contract Clause to invalidate a state statute revoking an authorized toll increase and imposing a new restrictive procedure for toll increases because New York had enacted a statutory pledge not to interfere with authorized toll increases and not to limit or alter the rights vested in the authority to the detriment of bondholders.  Patterson v. Carey, 363 N.E. 2d 1146, 1152-53 (1977).  In Patterson, the tolls were the sole source of revenue for repayment of the bonds issued to finance the highway, similar to the Energy Transition Charges’ role in repayment of the Bonds. Id. at 1150-51.  In Board of Comm’rs v. Department of Natural Resources, 496 So.2d 281, 294-95 (La. 1986), the Louisiana Supreme Court found a state law did not operate as a substantial impairment of government bonds where there was no modification of a contractual right, a remedy or a security device, no showing of any danger of a default upon the bonds, no decline in the value of the bonds in the market, and no showing that the legislative act took from the bonds the quality of an acceptable investment for a rational investor.  In State ex rel. Porterie v. Walmsley, 162 So. 826 (La. 1935), the Louisiana Supreme Court also found a statute changing the membership of a board did not impair the contract rights of bondholders because the statute did not disturb the mode of payment of both principal and interest on bonds issued by that board and thus did not impair the means, which at the time of their creation, the law afforded for their enforcement.  Cf. Baptiste v. Kennealy, 490 F. Supp. 3d 353 (D. Mass. 2020) (not possible to determine conclusively the extent of the impairment because not clear when the COVID-19 temporary moratorium on residential evictions will end).

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In determining whether an impairment is substantial, the United States Supreme Court has looked to several objective factors.  Sveen summarized that in “answering that question, the [Supreme] Court has considered the extent to which the law undermines the contractual bargain, interferes with a party’s reasonable expectations, and prevents the party from safeguarding or reinstating his rights.”79  Of greatest concern appears to be the contracting parties’ actual reliance on the abridged contractual term.80  Specifically, the Supreme Court has examined contracts to determine whether the abridged right is one that was “reasonably relied” on by the complaining party, or one that “substantially induced” that party “to enter into the contract.”  When assessing the presence of the requisite reliance, the Supreme Court has looked to objective evidence of reliance.  For example, the Supreme Court has examined the terms of the original contract to determine whether the contract – either explicitly or implicitly – indicated that the abridged term was subject to impairment by the legislature.  The Supreme Court has also directed that in assessing the parties’ expectations, and in so determining the extent of the impairment, it must be considered whether the industry the complaining party has entered has been regulated in the past.  Pervasiveness of prior regulation suggests that –  absent some affirmative indication to the contrary –  the complaining party had no legitimate expectation that regulation would cease.81  Finally, in determining the parties’ reliance, the cases have focused on the character of the abridged right – whether it was by its nature “the central undertaking” or “primary consideration” of the parties.82  The Supreme Court has also examined how a contract has been changed, i.e., whether a covenant was abolished or “merely modified.”  The Supreme Court has also directed that, in determining whether there has been a substantial impairment, a court should determine whether the abridged right was “replaced by an arguably comparable security provision.”83

Assuming the impairment is substantial, the next inquiry is whether state action nonetheless is permissible.  The “reserved powers” doctrine limits a state’s ability to bind itself contractually in a manner that surrenders an essential attribute of its sovereignty.  Under this doctrine, if a contract limits a state’s “reserved powers” – powers that cannot be contracted away – such contract is void.  That is, even if Louisiana intended to be contractually bound, it must be within the state’s power to create that contractual obligation.  It is established that a state cannot contract away its police powers, and regulation of utilities is one of the police powers of the state.  The possible application of this doctrine to the Transaction is discussed in detail below.84

[79]
Sveen, 138 S. Ct. at 1822 (citations omitted).  Sveen stopped its analysis at step one because it found the statute at issue did not substantially impair pre-existing contractual arrangements.  “Not every statute which affects the value of a contract … impair[s] its obligation.”  Id. at 1824 (citation omitted).

[80]
City of Charleston v. Public Service Commission of West Virginia, 57 F.3d 385, 392 (4th Cir. 1995).  See Sveen, 138 S. Ct. at 1823 (insured cannot reasonably rely on a beneficiary designation remaining in place after a divorce).  Compare supra note 33 (reasonable reliance in Federal Takings Clause cases).

[81]
American Express Travel Related Services Inc. v. Sidomen-Eristoff, 669 F.3d 359, 369 (3d Cir. 2012); see Lipscomb v. Columbus Municipal Separate School District, 269 F.3d 494, 510 (5th Cir. 2001); see also Veix v. Sixth Ward Bldg & Loan Ass’n, 310 U.S. 32 (1940) (relying on fact that savings and loan associations had been subject to continuous statutory regulation from the outset of the industry); infra note 96; c.f. supra note 33 and infra notes 80 and 116.

[82]	City of Charleston, supra note 80, at 392-94.
[83]
United States Trust Co. of New York v. New Jersey, 431 U.S. 1, 19 (1977); supra note 64 and infra note 101.  See also City of Shreveport v. Cole, 129 U.S. 36, 9 S. Ct. 210, 2 L. Ed. 589 (1889); Ralls County Court v. United States, 105 U.S. 733, 26 L. Ed. 1220 (1881).

[84]	See infra pages 39-40 and pages 63-69.

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Assuming that a reviewing court does not allow a substantial impairment by the State of contractual rights under the Pledges under the “reserved powers” doctrine (by means of the court voiding the Pledges under that doctrine), then the substantial impairment must be justified by the State as a legitimate exercise of the State’s police powers in order to be successfully defended against a challenge pursuant to the Federal Contract Clause.  The United States Supreme Court’s test is whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose, such that the legislation’s adjustment of the rights and responsibilities of the contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.85  In Blaisdell, referred to by the United States Supreme Court in U.S. Trust as “the leading case in the modern era of [Federal] Contract Clause interpretation,”86 the closely divided Supreme Court found that the economic exigencies of the time (the Great Depression) justified a Minnesota law which (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may deem to be just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.87  The Supreme Court stated that the “reserved powers” doctrine could not be construed to “permit the state to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.”  On the other hand, the Supreme Court also indicated that the Federal Contract Clause could not be construed:

to prevent limited and temporary interpositions with respect to the enforcement of contracts if made necessary by a great public calamity such as fire, flood, or earthquake.  The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts as is the reservation of state power to protect the public interest in other situations to which we have referred.  And, if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood, or earthquake, that power cannot be said to be nonexistent when the urgent public need demanding such relief is produced by other and economic causes.88

[85]
Sveen, 138 S. Ct. at 1822; Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244; U.S. Trust, 431 U.S. at 22; see supra note 66 and infra note 99.  In Melendez v. City of New York, 16 F.4th 992, 1031 n.62 (2d Cir. 10/28/2021), the court noted that the opinions in U.S. Trust and Energy Reserves, infra note 90, both appear to use “appropriate” and “necessary” interchangeably to identify the relevant standard of review, and thus assumed Sveen did not pronounce any different standard of review by using “appropriate” from that identified in U.S. Trust and Allied Structural.

[86]
Home Bldg & Loan Ass’n v. Blaisdell, 290 U.S. 398 (1934) (citations omitted) (“Blaisdell”).  U.S. Trust, 431 U.S. at 15; see also HAPCO v. City of Philadelphia, 482 F. Supp. 3d 337, 350 (E.D. Pa. 2020) (continuing to so refer to Blaisdell).

[87]
The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal.  The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law.  Blaisdell, 290 U.S. at 415-18.

[88]	Blaisdell, 290 U.S. at 439-40.

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In upholding the Minnesota law, the Supreme Court relied on the following: (1) the state legislature declared that an economic emergency existed which threatened the loss of homes and lands which furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of a favored group but for the protection of a basic interest of society; (3) the relief provided by the law was appropriately tailored to the emergency; (4) the conditions on which the period of redemption was extended by the law were reasonable; and (5) the law was temporary in operation and limited to the duration of the emergency on which it was based.89  Subsequently, the Supreme Court stated in its Energy Reserves90 opinion that “a significant and legitimate public purpose” is required to justify a substantial impairment of contract.  Similarly, the Supreme Court had earlier stated that, to be justifiable, an impairment must deal with “a broad, generalized economic or social problem.”91

[89]
Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 242 (1978); Blaisdell, 290 U.S. at 444-45; Melendez v. City of New York, 16 F.4th 992, 1023-24, 1038-40 (2d Cir. 10/28/2021) (“Melendez”) (challenged law not temporary).

[90]	Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400 (1983) (“Energy Reserves”); see infra note 235.
[91]
Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 250 (1978).  Compare Heights Apartments, LLC v. Walz, 30 F.4th 720, 729 n.8 (8th Cir. 04/05/2021), rehearing en banc denied, 2022 U.S. App. LEXIS 16863 (reversing dismissal of Contract Clause challenge to eviction moratorium executive orders response to COVID-19 pandemic; finding Ninth Circuit’s decision in Apt. Ass’n of L.A. County “unpersuasive”) and Melendez, supra note 89, 16 F.4th at 1040 n.70 (2d Cir. 10/28/2021) (reversing dismissal of Contract Clause challenge to lease guaranty relief law response to COVID-19 pandemic), with Apt. Ass’n of L.A. County v. City of Los Angeles, 10 F.4th 905 (9th Cir. 8/25/2021) (“Los Angeles”), cert. denied, 142 S. Ct. 1699 (2022) (upholding district court ruling that plaintiff had not shown the required likelihood of success on the merits to obtain a preliminary injunction because  eviction moratorium is likely a reasonable response to the problems identified by local officials in COVID-19 pandemic).  See also discussion infra at note 235.

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To evaluate the public purpose necessitating the impairment, the context in which the law is enacted is considered.  In Blaisdell, the Supreme Court held that the state legislation was justified as a response to the quintessential economic emergency, the Great Depression.92  By contrast, in Allied Structural,93  the Supreme Court held that general concern about pensions was not by itself a sufficient emergency; nor had the government declared an official emergency.94  Finally, in Energy Reserves, the Supreme Court considered that the Kansas statute at issue had been enacted to protect consumers from the escalation of natural gas prices caused by recent deregulation.95  Judgment of this factor’s application to hypothetical action by the Louisiana Legislature or the LPSC of a legislative character is impossible without knowledge of the context in which that legislation or supplemental order is adopted; in any event, a more urgent context likely would receive greater deference from the courts than would a non-emergency.96

[92]
Blaisdell, 290 U.S. at 444.  Compare Campanelli v. Allstate Life Ins. Co., 322 F.3d 1086, 1099 (9th Cir. 2003) (holding in the wake of the Northridge Earthquake that “[p]rotecting the rights of victims” was a “significant and legitimate public purpose”); Vesta Fire Ins. Corp. v. Florida, 141 F.3d 1427, 1434 (11th Cir. 1998) (holding in the wake of Hurricane Andrew that “protection and stabilization of the Florida economy, particularly the real estate market,” was a “significant and legitimate public purpose”), abrogated on other grounds by South Grande View Dev. Co. v. City of Alabaster, Alabama, 1 F.4th 1299, 1310-12 (11th Cir. 2021); State v. All Prop. & Cas. Ins. Carriers Authorized & Licensed To Do Bus. In State, 937 So.2d 313, 326 (La. 2006) (holding in the wake of Hurricanes Katrina and Rita that “legislative extension of the prescriptive period for damage claims is based upon a significant and legitimate public purpose”) (see infra note 125); cf Welch v. Brown 551 F. App’x 804, 811 (6th Cir. 2014) (agreeing with cases that “addressing a fiscal emergency is a legitimate public purpose”).  See also discussion infra at note 235.  In several cases contemporaneous with Blaisdell, the United States Supreme Court struck down other laws lacking one or more of Blaisdell’s five factors passed in response to the economic emergency created by the Great Depression, thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern, and that an evident and more moderate course would not serve the government’s purposes equally well.  See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W. B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W. B. Worthen Co. v. Thomas, 292 U.S. 42 (1934); see also Baptiste v. Kennealy, 490 F. Supp. 3d 353 (D. Mass. 2020), supra note 78 (denying a preliminary injunction, finding that plaintiffs were unlikely to prove that a temporary moratorium on residential evictions was not a reasonable and appropriate response to significant and legitimate public purpose of the growing threat of COVID-19 pandemic), and supra notes 235-236.  The tailoring of the response must be reasonable, not necessarily narrow.  Heights Apartments, LLC v. Walz, 30 F.4th 720, 731 (8th Cir. 04/05/2022).

[93]	Allied Structural Steel Co. v. Spannaus, 438 U.S. 234 (1978) (“Allied Structural”).
[94]	Id. at 249.
[95]
Energy Reserves, 459 U.S. at 416-17.  The United States Supreme Court has upheld state statutes which were aimed at protecting the public at large:  protecting homeowners from loss of their homes via foreclosure, Blaisdell; providing for the general welfare of citizens by the reclamation of overflowed infertile lands and the erection of dams, levees and dikes for that purpose, Manigault v. Springs, 199 U.S. 473 (1905); preserving fresh water, Hudson Valley Water Company v. McCarter, 209 U.S. 349 (1908); protecting employee pensioners, Allied Structural; and protecting insurance policyholders, Sveen.

[96]
Emergency does not create power and does not increase granted power, but mitigation of economic emergencies is recognized in controlling precedent as a public purpose that can support contract impairment.  Melendez, 16 F.4th at 1022-23, 1036-37.  Nonetheless it is clear that the United States Supreme Court has flatly rejected the argument that such public purpose need be addressed only to an emergency or temporary situation.  Energy Reserves, 459 U.S. at 412 (“Furthermore, since [Blaisdell], the Court has indicated that the public purpose need not be addressed to an emergency or temporary situation.”);  Borman, LLC v. 18718 Borman LLC, 777 F.3d 816, 825 (6th Cir. 2015); Los Angeles, 10 F.4th at 916; see supra note 63.  Decisions after Blaisdell affirmed state legislation of a non-emergency nature modifying private contractual rights based upon proof of a public purpose and the legislative amendment being responsive to that purpose, but on occasion struck down as unconstitutional state laws with a disproportionate adverse effect on creditors.  Veix v. Sixth Ward Bldg. & Loan Ass’n, supra note 81, is notable because it upheld a non-emergency statutory revision of the right to redeem savings and loan ownership shares.  310 U.S. 32 (1940).  The Court relied upon older authority, which affirmed statutes providing for modification of utility contract rates, and the fact that savings and loan associations had been subject to continuous statutory regulation from the outset of the industry, indicating a heightened role for legislative action and a lower expectation of absolute freedom of contract.  None of these decisions addressed an express covenant with the state itself such as is presented by the Pledges.  See infra discussion at note 235.

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The United States Supreme Court has also noted, on the question of justification, whether the challenged law was passed to protect broad societal interests or merely to benefit some to the detriment of others.  In Blaisdell, the Supreme Court approved a law treating all debtors and creditors alike.  The statute had not been passed “for the mere advantage of particular individuals but for the protection of a basic interest of society.”97  This conclusionary statement, however, was not explained in the opinion.  Again by contrast, in Allied Structural the Supreme Court criticized a law that affected only some employers (those closing offices in Minnesota) and that took aim “only at those who had in the past been sufficiently enlightened as voluntarily to agree to establish pension plans for their employees.”98

An important factor is whether the contracts impaired have only private parties or whether the state is a party too.  In cases of regulation that concern only private contracts, the courts, when considering the reasonableness of the measures taken to effect the public purpose, will “defer to legislative judgment as to the necessity and reasonableness of a particular measure.”99  However, a different rule “perhaps”100 applies when the state itself is a party to the contract, as reflected in the analysis adopted in United States Trust Co. of New York v. New Jersey.101  In U.S. Trust, the states of New York and New Jersey, to entice investors to purchase bonds issued by the Port Authority of New York and New Jersey, entered into a statutory covenant which provided that the states “covenant and agree” with the bondholders that certain rents and fees collected by the Port Authority would be used only for limited purposes; in essence, these states pledged that a particular revenue stream would provide security for repayment of the bonds.102  This security provision limited the Port Authority’s deficits (including deficits for passenger railroad mass transit subsidies), and thus protected its general reserve fund (which was pledged to secure its bonds) from depletion.  Subsequently, however, New Jersey repealed that statutory covenant, justifying the repeal by the purported need to finance new mass transit projects in order to promote and encourage use of public transportation in light of energy shortages and environmental concerns.  The Port Authority accordingly diverted the previously dedicated revenues to other purposes.103

[97]	Blaisdell, 290 U.S. at 445.
[98]
Allied Structural, 438 U.S. at 250.  The United States Supreme Court later emphasized its recognition that the invalidated law may even have been directed at only one particular employer.  Energy Reserves, 459 U.S. at 412 n.13.  See also United Healthcare Ins. Co. v. Davis, 602 F.3d 618, 631 (5th Cir. (La.) 2010) (holding Louisiana statute invalid under the Federal Contract Clause as economic protectionism; statute narrowly focused on benefitting specific in-state company and was not a broad exercise of the State’s police power).  Compare, e.g., Los Angeles, 10 F.4th at 914 (eviction moratorium’s elements are reasonable attempts to address COVID-19 pandemic broadly).

[99]	Energy Reserves, 459 U.S. at 413 (internal quotation marks and citation omitted). See supra notes 66 and 85.
100	National R.R., 470 U.S. at 471 n.24 (emphasis added); see supra notes 65 and 67 and infra notes 108, 109, 111, 131, 172, and 194.
101	United States Trust Co. of New York v. New Jersey, 431 U.S. 1 (1977) (“U.S. Trust”); supra notes 64, 71-72 and 83.
102	U.S. Trust, 431 U.S. at 9-12. See supra note 78.
103	Id. at 12-14.

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The United States Supreme Court found that this action impaired the bondholders’ contract with the Port Authority and the pledge given by New Jersey and New York.  In so concluding, the Court first noted that all Federal Contract Clause cases, as a matter of principle, require the courts to “reconcile the strictures of the [Federal] Contract Clause with the essential attributes of sovereign power necessarily reserved by the States to safeguard the welfare of their citizens.”104  However, when a state impairs its own obligations, the focus of this analysis shifts:

The initial inquiry concerns the ability of the State to enter into an agreement that limits its power to act in the future.  As early as Fletcher v. Peck, the Court considered the argument that “one legislature cannot abridge the powers of a succeeding legislature.”  It is often stated that “the legislature cannot bargain away the police power of a State.”  This doctrine requires a determination of the State’s power to create irrevocable contract rights in the first place, rather than an inquiry into the purpose or reasonableness of the subsequent impairment.  In short, the [Federal] Contract Clause does not require a State to adhere to a contract that surrenders an essential attribute of its sovereignty.105

Considering the pledge of New York and New Jersey, the Supreme Court found that this pledge was a purely financial obligation, and thus comprised an enforceable obligation that could be protected under the Federal Contract Clause.106  In so holding, the Supreme Court distinguished situations in which a promise or obligation of the state would require an abridgement of the police power:  “For example, a revenue bond might be secured by the State’s promise to continue operating the facility in question; yet such a promise surely could not validly be construed to bind the State never to close the facility for health or safety reasons.”107

104	Id. at 21 (internal quotation marks and citations omitted).
105	Id. at 23 (citations omitted); see pages 39-40 and pages 63-69.
106
U.S. Trust, 431 U.S. at 24-25 (“Whatever the propriety of a State’s binding itself to a future course of conduct in other contexts, the power to enter into effective financial contracts cannot be questioned.”).

107	U.S. Trust, 431 U.S. at 25.

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After concluding that enforcing the pledge of New York and New Jersey would not abridge those states’ police power, the Supreme Court then proceeded to consider whether the impairment of the bonds resulting from the states’ action was nonetheless reasonable and necessary to serve a public purpose.  The Supreme Court noted, however, that contrary to situations where only private contracts are concerned, “complete deference to a legislative assessment of reasonableness and necessity is not appropriate because the State’s self-interest is at stake.”108  The Supreme Court then conducted its own review of the public purposes underlying the repeal of the pledge, and found that repeal of the pledge was neither necessary to the achievement of those purposes nor reasonable in light of the circumstances.109  The Supreme Court specifically noted that “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”110

108
Id. at 26.  See infra note 111.  See discussion of the general principle of U.S. Trust and Allied Structural as applicable to private, as well as public, contracts in Melendez, 16 F.4th at 1018 n.43, 1021 n.46, and 1027-29.

109
U.S. Trust, 431 U.S. at 29-31.  The Supreme Court noted that although when the bills to repeal the covenant were pending “a national energy crisis was developing,” the need for mass transportation was “not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known” when the covenant was adopted.  Id. at 13-14, 31-32.  An impairment is not a reasonable one if the problem sought to be resolved by the impairment of the contract existed at the time the contractual obligation was incurred.  Univ. of Hawaii Prof’l Assembly v. Cayetano, 183 F.3d 1096, 1107 (9th Cir. 1999).  Compare Faitoute Iron & Steel Co. v. City of Ashbury Park, 316 U.S. 502 (1942) (In the context of a municipal insolvency during the Great Depression, a state has the right to use its police power to create a reasonable process for the payment of unsecured municipal debts, and as part of the exercise of that power, a state can modify the term for the payment of those debts without violating constitutional prohibition against contract impairment).  In U.S. Trust, the Supreme Court noted that the “only time in this century that alteration of a municipal bond contract has been sustained by this Court” was in Faitoute Iron.  U.S. Trust, 431 U.S. at 27.  In Energy Reserves, the Supreme Court noted that in “almost every case” the Supreme Court “has held a governmental unit to its contractual obligation when it enters financial or other markets.”  Energy Reserves, 459 U.S. at 412, n.14.

110	U.S. Trust, 431 U.S. at 31.

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Both the Energy Reserves and Allied Structural decisions expressly indicate that when a state is a contracting party the “stricter standard” of justification set forth in the U.S. Trust opinion should be applicable.111  Furthermore, the United States Supreme Court’s opinion in United States v. Winstar Corp,112 even though not a Federal Contract Clause case, is consistent with U.S. Trust in imposing a more rigorous standard of justification where the government is a contracting party.  One issue in Winstar was whether the contract claim was barred by the “sovereign acts” doctrine, i.e., the government’s “public and general” acts cannot amount to a breach of contract.  Although the legislation alleged to constitute a contractual breach had as its purposes “preventing the collapse of the [thrift] industry, attacking the root causes of the crisis, and restoring public confidence”,113 the Supreme Court held a “sovereign acts” defense was unavailable: “[w]hile our limited inquiry into the background and evolution of the thrift crisis leaves us with the understanding that Congress acted to protect the public in the FIRREA legislation, the extent to which this reform relieved the Government of its own contractual obligations precludes a finding that the statute is a ‘public and general’ act for purposes of the sovereign acts defense.”114

To recapitulate, whether or not a state is a party to the contract at issue, the critical determination of whether an impairment occurs involves a court’s evaluation of the parties’ expectations and actual reliance on the abridged contractual term.  In making that determination, the Supreme Court has looked to several objective factors.  In determining the parties’ reliance, elimination of escalator clauses in natural gas contracts, lowering the interest rate and delaying the maturity date in bond contracts, and elimination of the unlimited right to reinstate ownership of land after default, each has been held not to constitute substantial impairment of contract rights, in part because the rights abridged were not in their nature essential to the underlying contract and thus fundamental to a party’s reliance.  In contrast, statutes causing “a fundamental change” in a pension contract, repealing a statutory covenant the purpose of which “was to invoke the constitutional protection of the [Federal] Contract Clause as security against repeal,” and unilaterally modifying a contract right upon which the parties “especially” relied, i.e., “the right to compensation at the contractually specified level” in a public employment contract, have been held substantial impairments because the rights impaired by subsequent legislation were “important,” “basic,” and “central” to the underlying contract.115  While a determination of impairment will be a fact intensive inquiry, a critical component will be the Bondholders’ ability to submit convincing evidence that they were in fact substantially induced to purchase the Bonds on the basis of the rights set forth in the Pledges.116

111
Energy Reserves, 459 U.S. at 412, 413 n.14; Allied Structural, 438 U.S. at 244 n.15; supra notes 65, 67, 100, 108, and 109 and infra notes 131, 172, and 194; United Steel Paper & Forestry Rubber Mfg. v. Virgin Islands, 842 F.3d 201, 212 (3d Cir. 2016) (“when a State is a contracting party, its ‘legislative judgment is subject to stricter scrutiny than when the legislation affects only private contracts’”) (citation omitted); United Auto., Aerospace, Agricultural Implement Workers of Am. Int’l Union v. Fortuño, 633 F.3d 37, 43 (1st Cir. 2011); United Healthcare Ins. Co. v. Davis, 602 F.3d 618, 627 at n.6 (5th Cir. (La.) 2010).  Compare Buffalo Teachers Federation v. Tobe, 464 F.3d 362, 369-71 (2d Cir. 2006) (expressly not deciding whether the higher standard is warranted when a subsidiary of the state rather than the state itself is the contract counterparty, and noting that this so-called stricter or “heightened scrutiny” is not as exacting as that commonly understood as strict scrutiny; the court held it was not necessary to determine what level of deference to apply because the challenged action was reasonable and necessary even under the less deferential standard).  Compare note 131.  But see supra notes 65 and 100, noting that in the later case of National R.R. the Supreme Court concluded that no alleged impairment by the Government of its own contract existed and therefore there was “no need to consider whether an allegation of a government breach of its own contract warrants application” of a more rigorous standard of review, and suggested only that the Government’s impairment of its own obligations “perhaps” should be treated differently.  470 U.S. at 471 and n.24 (emphasis added); see also infra notes 172 and 194 and the dissent in U.S. Trust, which noted the absence of prior authority adopting this rational.  U.S. Trust, 431 U.S. at 59 (Brennan, J., dissenting); accord JAMES W. ELY, JR., THE CONTRACT CLAUSE, A CONSTITUTIONAL HISTORY 7-29 (page 222), University Press of Kansas 2016.

112	518 U.S. 839 (1996). (“Winstar”).
113	Id. at 856.
114	Id. at 903.
115
City of Charleston, 57 F.3d at 392-393 (citations omitted).  Accord BellSouth Telecommunications, LLC v. City of New Orleans, 31 F. Supp. 3d 819 (E.D. La. 2014) (the City has no authority to unilaterally increase amount utility owes under irrevocable franchise contract for the use of rights-of-way).

116
In discussing the earlier case of El Paso v. Simmons, 379 U.S. 497 (1965), which held that a law shortening the time within which a defaulted land claim could be reinstated did not violate the Federal Contract Clause, the Allied Structural opinion highlighted that the basis for the El Paso holding was the United States Supreme Court’s quoted conclusion that “[w]e do not believe that it can seriously be contended that the buyer was substantially induced to enter into these contracts on the basis” of the altered law.  438 U.S. at 244 n.14.  In Board of Comm’rs v. Department of Natural Resources, 496 So.2d 281, 294 (La. 1986), the Louisiana Supreme Court doubted the right of a successor bondholder, who purchased the bonds after and with full knowledge of the allegedly impairing legislative enactment, to have a cause of action for impairment.  See supra notes 33, 78, 80, and 82.

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Louisiana Contract Clause

The Louisiana Contract Clause provides that: “No . . . law impairing the obligation of contracts shall be enacted.”117  The Louisiana Supreme Court has described this constitutional provision as “virtually identical” and “substantially equivalent” to the Federal Contract Clause.118  Thus the Federal Contract Clause and the Louisiana Contract Clause are essentially equal, and neither represents a more significant limitation than the other.  Although the language of the Louisiana Contract Clause is facially absolute, as with the Federal Contract Clause, its prohibition must be accommodated to the inherent police power of the state to safeguard the vital interests of its people.119  The Louisiana Supreme Court has detailed as “the appropriate [Louisiana] Contract Clause standard” the multiple-step analysis as enunciated by the Supreme Court in Energy Reserves, and discussed in detail above:120

117	La. Const. Art. I, Sec. 23.
118
Smith v. Board of Trustees, 851 So.2d 1100, 1108 (La. 2003); Concerned Citizens of Eastover, LLC v. Eastover Neighborhood Improvement and Security District, 214 So.3d 156, 161 (La. App. 4th Cir. 2017) (“Eastover”), writ denied, 220 So.3d 754 (La. 2017); Morial v. Smith & Wesson Corp., 785 So.2d 1, 12 (La. 2001) (“Morial”); Segura v. Frank, 630 So.2d 714, 728 (La. 1994) (“Segura”); see Insurance Carriers infra note 125; see, e.g. Metropolitan Life Ins. Co. v. Morris, 159 So. 388 (La. 1935) (applying Blaisdell to uphold a Louisiana mortgage moratorium law).

119	Segura, 630 So.2d at 728; accord Higginbotham v. City of Baton Rouge, 183 So. 168, 171 (La. 1938); Eastover, 214 So.3d at 161; see supra note 63.
120	Supra pages 21 and 25-27.

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Under this four-step analysis, the court must determine whether the state law has, in fact, impaired a contractual relationship. The party complaining of unconstitutionality has the burden of demonstrating, first, that the statute alters contractual rights or obligations. Second, if an impairment is found, the court must determine whether the impairment is of constitutional dimension. Third, if the state regulation constitutes a substantial impairment, the court must determine whether a significant and legitimate public purpose justifies the regulation. Fourth, if a significant and legitimate public purpose exists, the court must determine whether the adjustment of the rights and responsibilities of the contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation's adoption.121

It is a fundamental principle that laws existing at the time a contract is entered into are incorporated into and form a part of the contract as though expressly written therein.  It is also well established that the value of a contract cannot be diminished by subsequent legislation.122  The repeal of legislation by subsequent legislation is unconstitutional if it impairs the enforcement of the obligations of contracts.123  An obligation of contract is impaired in a constitutional sense if the means by which a contract at the time of its execution could be enforced, that is, by which the parties could be obliged to perform it, are rendered less efficacious by legislation operating directly upon those means.124

The Louisiana Supreme Court has evaluated two Louisiana legislative acts under the Federal and Louisiana Contract Clauses in the context of governmental responses to major hurricanes.  In State of Louisiana v. All Property and Casualty Insurance Carriers Authorized and Licensed to do Business in the State of Louisiana,125 the Louisiana Supreme Court exercised its supervisory authority in an expedited manner to find the two 2006 Louisiana legislative acts at issue constitutional.  In response to Hurricanes Katrina and Rita, the Louisiana Legislature enacted two statutes which extended the prescriptive period (statute of limitations) within which Louisiana citizens could file certain claims under their insurance policies for losses occasioned by those hurricanes from one year to (essentially) two years, i.e., a one-year extension.  The Louisiana Attorney General filed suit seeking a declaratory judgment as to the constitutionality of the legislative acts.  The trial court rejected the insurance company defendants’ arguments asserting violations of the Federal and Louisiana Contract Clauses.126  The question at issue was whether the two acts altering the contractual provisions of insurance policies regarding the time period in which to bring a claim were constitutional.  The Louisiana Supreme Court held that no unconstitutional impairment had occurred.

121	Eastover, 214 So.3d at 162.
122	Von Hoffman v. City of Quincy, 71 U.S. 535, 550 (1866); D’Antonio v. Board of Levee Commissioners of the Orleans Levee District, 80 So.2d 81, 83 (La. 1955).
123	Ranger v. the City of New Orleans, 34 La. Ann. 1149 (1882); see State ex rel. Portierie v. Walmsley, 162 So. 826 (La. 1935).
124	Wolff v. New Orleans, 103 U.S. 358, 365, 367 (1880).
125	2006-CD-2030, 937 So.2d 313 (La. 2006) (“Insurance Carriers”).
126	The defendants’ other arguments, regarding standing, procedural due process, and federal supremacy clause preemption as it relates to federal flood insurance, were all rejected as well.

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The Louisiana Supreme Court first stated that the Louisiana Contract Clause and the Federal Contract Clause are virtually identical and substantially equivalent.  The Louisiana Supreme Court then noted that under the pertinent United States Supreme Court jurisprudence, the prohibitions in the Contract Clauses remain subject to the inherent police power of the state.  The Louisiana Supreme Court then reiterated that the appropriate analysis under both the Federal Contract Clause and the Louisiana Contract Clause is the “four-step” analysis enunciated in Energy Reserves:

first, the court must determine whether the state law would, in fact, impair a contractual relationship; second, if an impairment is found, the court must determine whether the impairment is of a constitutional dimension; third, if the state regulation constitutes a substantial impairment, the court must determine whether a significant and legitimate public purpose justifies the regulation; finally, if a significant and legitimate public purpose exists, the court must determine whether the adjustment of the rights and responsibilities of the contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.127

127
Insurance Carriers, 937 So.2d at 324, quoting Segura, 630 So.2d at 729; Energy Reserves, 459 U.S. at 410-413.  As noted above, supra page 21, the courts are inconsistent as to whether the test has two factors, three factors (with subparts) or four factors.  See Mary Garvey Algero, Will A Decision That Has the Potential to Do so Much Good for the People of Louisiana Set a Harmful Precedent, 53 Loy. L.Rev. 47, 60 (2007).  Cf. supra note 85.

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Regarding the first inquiry, the Louisiana Supreme Court readily held that the extension of the prescriptive period would, in fact, constitute an impairment of the contractual relationship between the defendant insurers and their policyholders.  Next, the Louisiana Supreme Court provided some analysis of the question as to whether the impairment is one of constitutional dimension.  The Louisiana Supreme Court’s analysis was first to determine the severity of the impairment, which in turn was measured by determining the extent to which the insurers’ contractual expectations would be frustrated by the operation of the two legislative acts.  The Louisiana Supreme Court noted that a contractual impairment may be “substantial” under Energy Reserves, even if the impairment does not rise to the level of total destruction of contractual expectations.  On the other hand, it also emphasized several times the relevance of whether the industry the complaining party has entered has been regulated in the past.  Nonetheless, even noting that the Louisiana insurance industry is pervasively regulated, the Louisiana Supreme Court found that the contractual obligations of the defendant insurers were more than minimally altered and thus the impairments were of a constitutional dimension.  “However, we also find that the impairments constitute considerably less than total destruction of the insurers’ contractual expectations.  Consequently, when we inquire into the public purpose underlying the legislation, we will give considerable deference to the legislature’s judgment.”128

Under the third inquiry, the Louisiana Supreme Court easily found this legislative extension of the prescriptive period for damage claims to be based upon a significant and legitimate public purpose, in response to one of the worst natural disasters to ever occur in the United States.  It reiterated that:

the public purpose requirement is primarily designated to prevent a state from embarking on a policy motivated by a simple desire to escape its financial obligations or to injure others through the repudiation of debts or the destruction of contracts of [sic] [or] the denial of needs to enforce them.129

128
Insurance Carriers, 937 So.2d at 325.  See infra note 194.  This deference to the Louisiana Legislature’s judgment by the Louisiana Supreme Court is well-established in Louisiana jurisprudence.  A recent example is Bienvenu v. Defendant 1 and Defendant 2, 2023-CC-01194 (La. 06/12/2024) (on rehearing), 386 So.3d 280.  The Louisiana Supreme Court upheld a legislative act against a substantive due process challenge.  The Louisiana Legislature revived previously prescribed causes of action (barred by liberative prescription, the civil law equivalent to statutes of limitation) for sexual abuse of minors, giving this law retroactive effect.  The Louisiana Supreme Court acknowledged that the defendant’s right to claim this acquired defense is a substantive and vested property right protected by due process guarantees.  The essence of substantive due process is protection from arbitrary and unreasonable government action, and where legislation involves social or economic regulation it need only have a rational relationship to a legitimate government interest to survive substantive due process scrutiny.  The challenged legislation is social welfare legislation and thus the applicable due process test is whether the legislation is reasonable in relation to the goal to be obtained and is adopted in the interest of the community as a whole.  Bienvenu, 386 So.3d at 290-91.  The Louisiana Supreme Court concluded that the revival provision is rationally related to a legitimate government interest.  Importantly, the Louisiana Supreme Court stated that “[i]t is uniquely the role of the legislature to weigh the myriad policy considerations” and “[t]his court’s role is not to reweigh the legislature’s policy decision.”  Bienvenu, 386 So.3d at 291.  The opinion noted that the property right at issue is only “an economic interest” that does not implicate fundamental rights.  The opinion quoted approvingly prior jurisprudence discussing that the police power of the state supports laws even though their effect is to strike down private contracts if for adequate reasons.  Bienvenu, 386 So.3d at 290.  Significantly, the opinion discussed with approval Insurance Carriers, which rejected both a contract clause challenge and a due process challenge because the economic legislation at issue had a legitimate legislature purpose furthered by rational means.  Bienvenu, 386 So.3d at 289, n.9.

129	Insurance Carriers, 937 So.2d at 325, citing Segura, 630 So.2d at 731, citing Blaisdell.

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In the critical fourth inquiry, the Louisiana Supreme Court concluded that the Louisiana Legislature’s adjustment of the rights and responsibilities of the contracting parties was both appropriate and reasonable.  The Legislature’s extension of the prescriptive period for filing claims in these type of insurance cases was limited in both time and scope.  The extension was only for one additional year (noting that the pertinent time periods in the states neighboring Louisiana all are greater than one year), and was limited to certain types of claims.  The Legislature addressed this significant public concern in an appropriate manner in order to avoid mass confusion and an increase in filings in our courts.130  The Louisiana Supreme Court reiterated that, while of constitutional dimension, the substantial impairment in this case was of the type that may be anticipated in this highly regulated insurance industry.

Although the Louisiana Supreme Court in Insurance Carriers conducted its analysis on the basis that the contractual relationships impaired were private ones between the defendant insurers and their policyholders, and that the State itself was not a contracting party, the holding was expressly made on the basis that the legislative acts were constitutional even under the stricter standard of review applicable when the State is a party to the contract.131  The insurance carriers argued that the State should be considered a party to the contract because of the State’s position as a property owner and property insurance policyholder who may benefit from the extension of time, and in addition because the State would be assigned the remaining rights of many Louisiana policyholders under the state program known as the Louisiana Recovery Authority (The Road Home Program).  The Louisiana Supreme Court rejected that assertion, and considered the State’s interest as an affected property owner as incidental and not sufficient to trigger the stricter standard of review.  As noted, however, it expressly held that its conclusion that the legislative acts violate neither the Federal nor the Louisiana Contract Clauses would be unchanged even under the stricter standard of review.

130
Insurance Carriers, 937 So.2d at 327, n.13.  Similarly, after the Northridge earthquake, California created a statute extending the time for policyholders to bring claims under their policies. The statute survived scrutiny under the Contract Clause even though it revived claims otherwise time-barred under existing policies. Courts found the statute sufficiently limited in scope, balancing the interference with existing policies against California's need to protect policyholders.  The statute revived claims only for one year, applied only to claims arising out of the Northridge earthquake and applied only to policyholders who met certain qualifications. Moreover, the statute affected the policy's remedies, not its core provisions.  Hellinger v. Farmers Group, Inc., 91 Cal. App. 4th 1049, 1066 (2001), review denied, 2002 Cal. LEXIS 1221 (Cal. 2002); see also Campanelli v. Allstate Life Ins. Co., 322 F.3d 1086, 1098-99 (9th Cir. 2003) (noting that this particular impairment is less severe because the revived and extended limitations period is mandated by statute and not bargained for and because the insurance industry is heavily regulated); 20th Century Ins. Co. v. Superior Court, 90 Cal. App. 4th 1247 (2001), review denied, 2001 Cal. LEXIS 7080 (Cal. 2001), cert. denied, 535 U.S. 1033 (2002).

131	Insurance Carriers, 937 So.2d at 326-27; supra note 111.

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Reserved Powers Doctrine

As mentioned previously, a fundamental defense to claims under both the Federal and Louisiana Takings Clauses and the Federal and Louisiana Contract Clauses is that the state action of a legislative character, notwithstanding that property value has been taken and contractual rights impaired, nonetheless is permissible as an exercise of inherent, reserved police power of the state (and any contrary irrevocable contract right purportedly created by the state is void).  Connolly requires consideration of whether legislation destroying existing contractual rights nonetheless is not a taking because of the subject matter involved, especially when occurring in a regulated field where distinct investment-backed expectations should not be recognized.  With respect to the Federal Contract Clause, U.S. Trust provides that the reserved powers doctrine requires a determination of the state’s power to create irrevocable contract rights in the first place (before reaching the inquiry into the purpose or reasonableness of the subsequent impairment).132

132
U.S. Trust, 431 U.S. at 23, supra note 105; Melendez, supra note 89, 16 F.4th at 1017 n.40 (2d. Cir. 10/28/2021) (“police power [is] the linchpin for the balancing principle that now cabins the Contracts [sic] Clause’s impairment prohibition”) (see supra note 62); Matsuda v. City and County of Honolulu, 512 F.3d 1148, 1153 (9th Cir. 2008) (explaining that the “initial task” in applying the reserved powers doctrine “is to determine whether the state had the power to create irrevocable contract rights in the first place”); see infra note 134 and pages 63-69.

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Moreover, the Louisiana Constitution in Article VI, Section 9(B) provides that “the police power of the state shall never be abridged.”  Although expressed only as a limitation on Article VI of the Constitution concerning the powers of local governmental bodies versus the State, this provision has been interpreted to express a fundamental constitutional precept concerning the ability of the Legislature to surrender the police power.133  This principle is applicable to attempts to surrender or abridge the ratemaking power, constitutionally vested in the LPSC.134  Ratemaking by the LPSC is undeniably an aspect of the police power for the promotion of the public welfare.135  Additionally, United States Supreme Court precedent supports the extension of this principle to the LPSC’s regulation of utilities, to the extent such an extension is not already implicit in existing Louisiana jurisprudence.136  The Louisiana Supreme Court has established that contracts entered into by regulated public utilities with respect to fees and rates the utility will charge remain subject to supervision and adjustment by the LPSC, which may modify or even abrogate such contracts.137

Although the police power of the state is best defined on a case by case basis, it has been generally described as the state’s “inherent power to govern persons and things, within constitutional limits, for promotion of general health, safety, welfare and morals.”138  Nonetheless, the police power extends only to measures that are reasonable.  A measure taken under the state’s police power is reasonable when the action is, under all the circumstances, reasonably necessary and designed to accomplish a purpose properly falling within the scope of the police power.  Further, an exercise of the state’s police power “does not justify an interference with constitutional rights which is entirely out of proportion to any benefit redounding to the public.”139  Thus the non-abridgement clause of the Louisiana Constitution has been construed in a manner consistent with the “reserved powers” doctrine articulated by the United States Supreme Court in U.S. Trust.140

133
City of New Orleans v. Board of Comm’rs of the Orleans Levee District, 640 So.2d 237, 249 (La. 1994) (“the principle that the exercise of the police power of the state shall never be abridged needs no constitutional reservation to support it”, so the failure of the 1974 Louisiana Constitution to restate the precept as a general provision, as previous Louisiana Constitutions had done, does not detract from the principle);  Board of Comm’rs v. Department of Natural Resources, 496 So.2d 281, 289 (La. 1986) (“Board of Comm’rs”) (“It is a general principle of judicial interpretation of a state constitution, as well as a specific prohibition of our constitution, that the legislature may not irrevocably alienate, surrender or abridge the right to exercise the police power.”) (citations omitted); accord Ex Parte Steckler, 154 So. 41, 44 (La. 1934) (“a fundamental rule in our form of state government is that the Legislature cannot surrender irrevocably any of the state’s police power.”) (citations omitted).  See Melendez, supra note 89, 16 F.4th at 1020-21 (2d Cir. 10/28/2021).  Similarly, the Louisiana Constitution in Article 1, Section 4 expressly makes the Louisiana Takings Clause subject to the reasonable exercise of the police power.  Supra note 54 and infra notes 213 and 237.

134
See supra pages 8-9; Baton Rouge Waterworks Co. v. LPSC, 100 So. 710, 711 (La. 1924) (“It is conceded on well-recognized authority that the ratemaking power, whether exercised by agreement or by the fiat of law, is within the police power of the state as one of the state’s highest attributes of sovereignty, and that this power can never be abridged nor irrevocably surrendered where there is, as in this state, constitutional inhibition.”); accord City of Baton Rouge v. Baton Rouge Waterworks Co., 30 F.2d 895 (5th Cir. 1929); City of New Orleans v. O’Keefe, 280 F. 92 (5th Cir. 1922); State v. City of New Orleans, 151 La. 24, 30, 91 So. 533, 535 (La. 1922) (“cannot surrender irrevocably or bargain away the authority to fix or control rates for public utilities”); compare United Gas Corp. v. City of Monroe, 109 So.2d 433 (La. 1958) (city’s contract fixing rates for a term binding on parties where Legislature has delegated ratemaking power to municipalities but always reserves the power to revoke or compel a change in such rate); City of New Orleans v. Great S. Tel & Tel. Co., 3 So. 533, 534 (La. 1888) (City’s grant of franchise authority to utility had become an “irrevocable contract, and the city is powerless to set it aside or to interpolate new or more onerous considerations therein”); accord BellSouth Communications, LLC v. City of New Orleans, 31 F. Supp. 3d 819 (E.D. La. 2014).  See infra note 213.

135
Gulf States Utilities Co. v. LPSC, 633 So.2d 1258, 1264 (La. 1994); Conoco, 520 So.2d at 408; see supra notes 15 and 69 (ratemaking is an act and function legislative, and not judicial, in kind, within the police power of the state), and infra note 136 (the establishment of a rate is an act legislative and not judicial in nature, NOPSI at 371).

136
New Orleans Public Service, Inc. v. Council of City of New Orleans, 491 U.S. 350, 109 S. Ct. 2506, 105 L. Ed. 2d 298 (1989) (“NOPSI”) (“The regulation of utilities is one of the most important of the functions traditionally associated with the police power of the states.”) (citations and internal quotation marks and brackets omitted); see supra notes 15 and 69; Pacific Gas & Elec. v. State Energy Resources Conservation, 461 U.S. 190, 206 (1983).

137	Opelousas, 105 So.3d at 32.
138	Morial, 785 So.2d at 15 (citations omitted) (emphasis added).
139	Morial, 785 So.2d at 15-16.
140
See Board of Comm’rs, 496 So.2d at 293 (“Into all contracts, whether made between states and individuals or between individuals only, there enters the condition, regardless of whether it is carried into express stipulation, that the state may not bargain away or otherwise be prevented from exercising its police power, viz., the exercise of the sovereign right of the government to protect the lives, health, morals, comfort and general welfare of the people.”) (citations omitted).  See infra pages 63-69.

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 Jurisprudential Considerations and Injunctions

A plaintiff Bondholder challenging an alleged impairment of contract or taking may be expected to seek an injunction.  Considering first the prospect of preliminary injunctive relief in federal court, the United States Supreme Court requires federal courts to adhere to the principle that a “preliminary injunction is an extraordinary remedy never awarded as of right.”141  The function of preliminary injunctive relief is to preserve the latest uncontested status quo prior to the action which is the subject of the legal challenge.142  In order to obtain injunctive relief in federal court, the plaintiff must show that enforcement of the unconstitutional legislation or other action of a legislative character is imminent.143  A plaintiff seeking a preliminary injunction (in the court’s discretion) then must establish (1) the likelihood of success on the merits, (2) the likelihood plaintiff will suffer irreparable harm in the absence of preliminary relief, (3) that the balance of equities tips in plaintiff’s favor, and (4) that an injunction is in the public interest.144  For a preliminary injunction to be issued, the United States Supreme Court in Winter v. NRDC, Inc. emphasized the fourth requirement, stating that in exercising their sound discretion as courts of equity, federal courts should pay particular regard for the public consequences in employing the extraordinary remedy of injunction.145  Although there are some older cases stating that these four requirements may be applied on a “sliding scale,” the Fifth Circuit (which territorial jurisdiction includes Louisiana) has recently suggested that those decisions may have been implicitly overruled by that 2008 Supreme Court decision.146  Instead, in recent years, the Fifth Circuit has repeatedly said that a “preliminary injunction is an extraordinary remedy which should not be granted unless the party seeking it has clearly carried the burden of persuasion on all four requirements.”147  In particular, in considering irreparable harm courts evaluate whether (i) there is sufficient causal connection between the alleged injury and the conduct to be enjoined, (ii) irreparable injury is likely in the absence of an injunction, (iii) the threat of harm to plaintiff is immediate, and (iv) litigation can offer monetary compensation instead.148

141	Winter v. NRDC, Inc., 555 U.S. 7, 24 (2008) (“Winter”).
142
University of Texas v. Camenisch, 451 U.S. 390, 395 (1981) (“The purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.”); Wenner v. Texas Lottery Comm’n, 123 F.3d 321, 326 (5th Cir. 1997) (“Preliminary injunctions commonly favor the status quo and seek to maintain things in their initial condition so far as possible until after a full hearing permits final relief to be fashioned.”) (citations omitted)

143	Morales v. TWA, 504 U.S. 374, 381 (1992).
144
Winter, 555 U.S. at 20.  See also, e.g., Illinois Republican Party v. Pritzker, 973 F.3d 760, 762-63 (7th Cir. 2020) (abrogating earlier circuit authority indicating lesser requirement with respect to likelihood of success on the merits), cert. denied, 141 S. Ct. 1754 (2021).

145	Winter, at 23-26.
146	Atchafalaya Basinkeeper v. U.S. Army Corp of Eng’rs, 894 F.3d 692, 696 n.1 (5th Cir. 2018).
147
Jordan v. Fisher, 823 F.3d 805, 809 (5th Cir. 2016) (quoting Bluefield Water Ass’n, Inc. v. City of Starkville, 577 F.3d 250, 253 (5th Cir. 2009)); see also, e.g., Def. Distributed v. U.S. Dep’t of State, 838 F.3d 451, 456-57 (5th Cir. 2016) (quoting PCI Transp., Inc. v. Fort Worth & W.R.R., 418 F.3d 535, 545 (5th Cir. 2005) (same)), cert. denied, 138 S. Ct. 638 (2018).  Accord Apt. Ass’n of L.A. County v. City of Los Angeles, 10 F.4th 905, 912 (9th Cir. 2021), cert. denied, 142 S. Ct. 1699 (2022) (affirming denial of preliminary injunction against City’s eviction moratorium during COVID-19; applying the same standard and four factors and asserting likelihood of success on the merits is the most important factor).

148
Sampson v. Murray, 415 U.S. 61, 90 (1974); Idaho v. Coeur d’Alene Tribe, 794 F.3d 1039, 1046 (9th Cir. 2015) (purely economic harms are generally not irreparable, as money lost may be recovered later, in ordinary course of litigation); Melancon, 703 F.3d at 279-80; Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011).  Irreparable harm must be likely in the absence of an injunction, not merely possible.  Winter, 555 U.S. at 22.  As noted below, infra notes 154, 163-166, and 172, the availability of injunctive and declaratory relief might be limited where the State’s actions constitute an unconstitutional taking, or merely a breach of contract (as opposed to an impairment of contract), for which the aggrieved party can recoup money damages at law.  See also supra note 50.  Furthermore, federal courts have found that a delay in the receipt of payments until final judgment is not the type of “irreparable harm” which justifies a preliminary injunction, absent special countervailing circumstances such as the possibility that such delay could result in the claimant’s insolvency or the closure of the claimant’s business.  See, e.g., Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 and n.1 (7th Cir. 1984); Melancon, 703 F.3d at 279; cf. Ridgely v. Federal Emergency Management Agency, 512 F.3d 727 (5th Cir. 2008) (discussing standards for injunction in due process claim and requiring that government’s procedures be constitutionally inadequate); Alabama Ass’n of Realtors v. Dept. of Health and Human Services, 2021 U.S. Lexis 3679, 2021 WL 3783142, 141 S. Ct. 2485 (U.S. 2021) (per curiam) (equities favor millions of landlords at risk of irreparable harm by depriving them of rent payments with no guarantee of eventual recovery, vacating stay of judgment that voided nationwide moratorium on eviction as exceeding the authority of the Centers for Disease Control and Prevention); Centurion Reinsurance Co. v. Singer, 810 F.2d 140, 146 (7th Cir. 1987) (discussing dissipation of assets); Dresser-Rand Co. v. Virtual Automation Inc., 361 F.3d 831, 848-49 (5th Cir. 2004) (holding that district court did not abuse its discretion in denying injunctive relief despite one factor in analysis being that defendant’s insolvency may render incapable of responding in damages).  Because delay in scheduled expected payments may not suffice alone (see, e.g., Roland Mach, Co. supra at 386), other factors that make a remedy at law inadequate may be needed.  See Janvey v. Alguire, 647 F.3d 585, 600 (5th Cir. 2011) (monetary asset dissipation; noting that some courts have found that a remedy at law is inadequate if legal redress may be obtained only by pursuing a multiplicity of actions); U.S. Trust, 431 U.S. at 19 (difficulty in calculating damages:  “[N]o one can be sure precisely how much financial loss the bondholders suffered” from the repeal of the state pledge); United States v. Miami Univ., 294 F.3d 797, 819 (6th Cir. 2002).  Importantly, injunctive relief might be available if sovereign immunity would preclude a suit for damages.  See supra note 58 and infra note 172; Idaho v. Couer d’Alene Tribe, 794 F.3d 1039, 1046 (9th Cir. 2015) (affirming grant of preliminary injunction where Indian tribe’s sovereign immunity likely would bar the plaintiff from recovering monetary damages incurred during the course of litigation caused by the tribe’s violation of statute and contract); New Jersey Retail Merchants Ass’n v. Sidamon-Eristoff, 669 F.3d 374, 388 (3d Cir. 2012) (upholding preliminary injunction in Contract Clause case where, in the absence of injunction, merchants would have to pay money to the state that could not be recovered later due to sovereign immunity).  Furthermore, an argument may be asserted that when an alleged deprivation of a constitutional right is involved, no further showing of irreparable injury is necessary.  Leaders of a Beautiful Struggle v. Baltimore Police Dep’t, 2 F.4th 330, 346 (4th Cir. 2021) (“Because there is a likely constitutional violation, the irreparable harm factor in satisfied.”),  Opulent Life Church v. City of Holly Springs, 697 F.3d 279, 295 (5th Cir. 2012) (irreparable harm requirement satisfied by alleged violation of First Amendment rights); see infra notes 197-198.  But see Brown v. Sec’y, U.S. Dep’t of Health and Human Services, 4 F.4th 1220, 1225 (11th Cir. 07/14/2021) (restricting constitutional irreparable injuries to First Amendment violations and right of privacy claims, finding no irreparable injury to allow a preliminary injunction against COVID-19 eviction moratorium), vacated as moot, 20 F.4th 1385 (11th Cir. 12/29/2021).

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These equitable factors affecting the appropriateness of preliminary injunctive relief are highly fact specific.  We would expect a federal court to issue a preliminary injunction only if it were persuaded by the strength of the showing by the Bondholders that the Bondholders both were strongly likely to prevail on the merits and would suffer irreparable injury absent such injunction.  Thus, addressing the factors discussed above, the Bondholders would need to advance a persuasive theory based upon a substantial factual showing why a preliminary injunction was needed to prevent irreparable injury prior to trial and decision on the merits by the federal district court.

The requirements for a permanent injunction in federal court are essentially the same as for a preliminary injunction, except that the plaintiff must demonstrate actual success on the merits (prevailing at trial).149  The factors used in determining whether to grant permanent injunctive relief are (1) the threat of irreparable harm to the plaintiff, (2) the balance of harms with any injury an injunction might inflict on other parties, (3) actual success on the merits, and (4) the public interest.150  Ultimately the decision to grant or deny injunctive relief is within the discretion of the district court.151  Also in the court’s discretion, declaratory relief might be available.152

149
Amoco Production Co. v. Village of Gambell, 480 U.S. 531, 546 n.12 (1987); eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2008); Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 979-80 (9th Cir. 2011).

150	Beacon Theatres, Inc. v. Westover, 359 U.S. 500, 506-07 (1959); Dresser-Rand Co. v. Virtual Automation Inc., 361 F.3d 831, 847-48 (5th Cir. 2004).
151	eBay Inc. v. MercExchange, L.L.C., 547 U.S. at 391.
152	28 U.S.C. § 2201; Wilton v. Sevin Falls Co., 515 U.S. 277, 282-83 (1995).

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Challenges to an alleged impairment or taking may face jurisprudential issues of ripeness, immunity, and abstention.153  A claim under the Federal Takings Clause is not ripe for consideration until the state government entity charged with implementing the legislative action has reached a final decision.  Additionally, as discussed below, even after a final decision injunctions are not available against a state government to remedy an alleged Federal Takings Clause violation when a suit for compensation can be brought against the sovereign after the taking.154  Furthermore, as described below, Louisiana’s procedures for challenging an order of the LPSC altering or impairing the value of the Financing Order are both adequate and available, which may lead to abstention by federal courts as discussed below.

The United States Supreme Court in Knick v. Township of Scott155 recently overruled precedent that had held that a Federal Takings Clause claim is not ripe for judicial consideration in federal court until the plaintiff had sought and been denied compensation through whatever procedures and mechanism state law provides for doing so.  Under Knick, a property owner has an actionable federal takings claim as soon as a government takes his property without paying for it.156  If a local government takes property without compensation, “the property owner can bring a federal suit at that time” directly under 42 U.S.C. §1983157 “without first bringing any sort of state lawsuit, even when state court actions addressing the underlying behavior are available.”158

153
The LPSC’s role in issuing the Financing Order approving the Energy Transition Charges requires consideration of another possible jurisdictional limitation, under the Johnson Act, codified at 28 U.S.C. § 1342.  The Johnson Act provides that federal district courts “shall not enjoin, suspend or restrain the operation of, or compliance with, any order affecting rates chargeable by a public utility and made by a State administrative agency or a ratemaking body of a State political subdivision, where:

(1)	Jurisdiction is based solely on diversity of citizenship or repugnance of the order to the Federal Constitution; and
(2)	The order does not interfere with interstate commerce; and
(3)	The order has been made after reasonable notice and hearing; and
(4)	A plain, speedy and efficient remedy may be had in the courts of such State.” 28 U.S.C. § 1342.

First, this provision applies only to orders “affecting rates” charged by a public utility; thus, federal jurisdiction over an action by the LPSC affecting regulation other than ratemaking would not be barred by the Johnson Act.  Note the Johnson Act does not divest a federal district court of jurisdiction where the challenge is to a statute and not a rate order.  South Carolina Electric & Gas Co. v. Randall, 331 F. Supp. 3d 485, 493 (D. S.C. 2018).  Even as to orders affecting rates, however, the order must not interfere with interstate commerce.  In the case of an LPSC supplemental order that effected an impairment or taking, or any rescission, amendment or violation of the Pledge, the order would virtually by definition affect interstate commerce, as it would affect the value of the Bonds, either directly or indirectly through manipulation of the Energy Transition Charges.  Compare Nucor Corp. v. Nebraska Public Power Dist., 891 F.2d 1343, 1348 (8th Cir. 1989) (Johnson Act inapplicable where challenged rate overcharge of nearly $7 million affected cost of goods of plaintiff, who sold those goods in interstate commerce), cert. denied, 498 U.S. 813, 111 S. Ct. 50, 112 L. Ed. 2d 60 (1990).  The Securitization Act [La. R.S. 45:1271(B) and (C) and 1279(C)], and the Financing Order [Findings of Fact Paragraphs 36, 96, and 97 and Ordering Paragraph 24] explicitly seek low-cost capital in reliance upon the securities financial markets and therefore interstate commerce, implicating the core intent of the Federal Contract Clause “to encourage trade and credit by promoting confidence in the stability of contractual relations”,  U.S. Trust, 431 U.S. at 16.  For these reasons, even though in determining whether an order constitutes interference with interstate commerce each case must be dealt with on its own facts and circumstances, in our view the Johnson Act should not comprise a bar to federal jurisdiction.

154	Supra notes 50 and 148 and infra notes 163-166 and 172; Monsanto, supra note 23, 467 U.S. at 1016, accord Melancon, 703 F.3d at 279-280.
155	588 U.S. 180, 139 S. Ct. 2162 (2019) (“Knick”), overruling Williamson County Regional Planning Comm’n v. Hamilton Bank, 473 U.S. 172 (1985) (“Williamson”).
156	Knick, 139 S. Ct. at 2167 and 2170.
157	See infra note 172.
158	Knick, 139 S. Ct. at 2172-73.

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Nonetheless the limitation remains that a claim under the Federal Takings Clause is not ripe for consideration until the state government charged with implementing the legislative action has reached a final decision.  “When a plaintiff alleges a regulatory taking in violation of the Fifth Amendment, a federal court should not consider the claim until the government has reached a ‘final’ decision.”159  This finality requirement is “relatively modest.”160  Once the government has adopted its final position, administrative exhaustion of state remedies is not a ripeness prerequisite for a federal takings claim.  The availability of any particular compensation remedy, such as an inverse condemnation claim under state law, cannot infringe or restrict the property owner’s federal constitutional claim for compensation.161  For the purpose of ripeness, ordinary finality is sufficient once the government has reached a conclusive position.162

The United States Supreme Court has made it clear, however, that if the state has an adequate procedure for obtaining compensation for the taking, there typically will be “no basis to enjoin the government’s action in effecting a taking,” so an injunction will be “generally unavailable” in federal court in a federal takings claim.163  Thus injunctions are not available against a state government to remedy an alleged Federal Takings Clause violation when a suit for compensation can be brought against the sovereign after the taking.164  “So long as the property owner has some way to obtain compensation after the fact,”165 injunctive relief is not available in federal court.166  Louisiana provides for inverse condemnation proceedings by aggrieved property owners even in the case of nonphysical regulatory takings.167

159	Peyman Pakdel v. City and County of San Francisco, 594 U.S. 474, 141 S. Ct. 2226, 2228, 2021 WL 2637819 (2021) (per curiam) (“Pakdel”).
160
Pakdel, 141 S. Ct. at 2230.  A plaintiff’s failure to properly pursue administrative procedures still may render a takings claim unripe if avenues still remain for the government to clarify or change its decision.  Id. at 2231.

161	Id. at 2228, 2229 (quoting Knick, 139 S. Ct. at 2171).
162
Id. at 2231.  Similarly, harm occurs, and a claim is ripe under the Federal Contract Clause, upon passage of the legislation when a law interferes with valid expectancy interests, creating an “actual, concrete, and particularized” injury.  Lazar v. Kronckce, 862 F.3d 1186, 1198-99 (9th Cir. 2017).  See Franklin, supra note 3, 85 F. Supp. 3d at 611 (facial Federal Takings Clause became ripe the moment the challenged statute was enacted).

163	Knick, 139 S. Ct. at 2176.
164
“Given the availability of post-taking compensation, barring the government from acting will ordinarily not be appropriate.”  Id. at 2177.  As long as just compensation remedies are available, injunctive relief will be foreclosed.  Id. at 2179.  See supra notes 148 and 154 and infra note 172.

165	Knick, 139 S. Ct. at 2168.
166
Baptiste v. Kennealy, 490 F. Supp. 3d 353 (D. Mass. 2020) (landlords denied preliminary injunction against state legislation establishing a temporary moratorium on residential evictions during Covid pandemic).  See generally Severance v. Patterson, 566 F.3d 490, 498 (5th Cir. 2009) (“inadequate procedures are those that almost certainly will not justly compensate the claimant”) (quoting Samaad v. City of Dallas, 940 F.2d 925, 934 (5th Cir. 1991), abrogated on other grounds by Stop the Beach Renourishment, Inc. v. Florida Dep’t of Envtl Prot., 560 U.S. 702, 728 (2010).  But see infra note 169 (sovereign immunity bars monetary relief under Federal Contract Clause).

167
The procedural situation can become complicated.  If the challenged action causing the taking is an action of the Legislature, the pertinent question will be whether there exists an administrative/judicial procedure for decisions of the state agency or department charged with enforcing such action.  If no such procedure exists, then immediate resort may be had to a suit for just compensation in state district court.  If the challenged action is an action of the LPSC, then the Bondholder will first have to proceed through a final resolution of the state procedure for reviewing such orders, including appeal to the state district court and then the Louisiana Supreme Court.  See Firth v. Southwest Ouachita Waterworks, Inc., 207 So.3d 1121 (La. App. 2d Cir. 2016) (where there is concurrent jurisdiction between the district court and the LPSC, the doctrine of primary jurisdiction applies, and the district court is obligated to stay any judicial proceedings related to plaintiff’s claims that fall outside the exclusive jurisdiction of the LPSC until the LPSC proceeding is ended).  The saga of Liberty Mutual Insurance Company is illustrative, even recognizing the overruling of Williamson.  Liberty Mutual claimed, inter alia, that certain rate decisions of the Louisiana Insurance Rating Commission (“LIRC”) deprived it of its property interests.  Liberty Mutual filed suit in federal district court seeking compensation under the Federal Takings Clause.  The federal Fifth Circuit ordered the claim dismissed as unripe, following Williamson.  Liberty Mutual Ins. Co. v. Louisiana Dep’t of Insurance, 62 F.3d 115, 117 (5th Cir. 1995).  Liberty Mutual then proceeded to prosecute an inverse condemnation claim in state court.  The Louisiana First Circuit court dismissed this claim as well, noting that while Louisiana law clearly recognizes an action for inverse condemnation, Liberty Mutual had still failed to avail itself of the administrative and judicial remedies available for challenging the order of the LIRC, which are a prerequisite to any suit for just compensation.  Liberty Mutual Ins. Co. v. LIRC, 1997-1043 (La. App. 1 Cir. 1998), 713 So.2d 1250, 1253-55, writ denied, 1998-2072 (La. 1998), 728 So.2d 396.  Liberty Mutual then filed suit again in federal court, and the federal district court dismissed this second suit, noting that Liberty Mutual had still failed to invoke the administrative and judicial remedies available to challenge the LIRC’s rate decisions.  The federal Fifth Circuit affirmed this dismissal, and found that because the statute of limitations governing inverse condemnation proceedings had run, the dismissal should be with prejudice.  Liberty Mutual Ins. Co. v. Brown, 380 F.3d 793, 796-798 (5th Cir. 2004).  See infra note 191; but see Larkin Dev. North, L.L.C. v. City of Shreveport, 297 So.3d 980 (La. App. 2d Cir. 2020) (discussing administrative review and exhaustion doctrine in takings claims).

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Furthermore, the Eleventh Amendment of the United States Constitution erects a jurisdictional bar of sovereign immunity to the LPSC or the Louisiana Legislature being sued in a federal court.  This jurisdictional bar to federal court applies regardless of the nature of the relief sought.  It is clear that the Eleventh Amendment bars a Bondholder from suing the State in federal court unless the State consents or Congress has clearly and validly abrogated the State’s sovereign immunity.168  Thus, under the Eleventh Amendment the State (including the LPSC, and state officials) would be immune from suit or damages in federal court resulting from an alleged constitutional violation of the Federal Contract Clause.169  It is not entirely clear whether the State can assert sovereign immunity to bar a federal suit claiming compensation under the Federal Takings Clause brought directly against the State, although that is the prevailing rule.170  As to damages, Louisiana has waived its right to sovereign immunity concerning claims sounding in tort or contract in state court and seeking to recover for damage to property under the Louisiana Constitution.171  As noted, to the extent that any impairment also constitutes a taking under the Federal or Louisiana Takings Clauses so as to require the State to pay just compensation, the availability of such compensation would constitute an adequate remedy at law and equitable (injunctive) relief and declaratory relief might be unavailable.172

168
Allco Finance Ltd. v. Roisman, 2023 WL 4571965 (2d Cir. 07/18/2023) (Summary Order) (noting that whether Eleventh Amendment immunity constitutes a true issue of subject matter jurisdiction or is more appropriately viewed as an affirmative defense has not yet been decided by the Supreme Court); Pele v. Pennsylvania Higher Educ. Assistance Agency, 628 F. App’x 870, 871 (4th Cir. 2015); Hall v. Louisiana, 974 F. Supp. 2d 944 (M.D. La. 2013) (“Hall”); Walden v. Nevada, 945 F.3d 1088, 1092-93 (9th Cir. 2019); see also infra notes 169 and 174.

169
See, e.g., North Carolina v. Temple, 134 U.S. 22, 25, 30 (1890) (holding that North Carolina enjoys sovereign immunity from claimed violation of Federal Contract Clause) (citing Ex Parte Ayers, 123 U.S. 443 (1887)).  The Eleventh Amendment bars suit against a state agency or department or state officials that is in fact a suit against a state, regardless of whether it seeks damages or injunctive relief.  Gerlach v. Rokita, 95 F.4th 493, 498 (7th Cir. 03/06/2024), petition for certiorari filed (U.S. 07/03/2024) (No. 24-21); Hall, 974 F. Supp. 2d at 952; Hughes v. Johnson, No. 15-7165, 2016 WL 6124211 (E.D. La. 10/20/2016), court slip op. at 10 (“Hughes”).  The LPSC, and individual commissioners sued in their official capacity, have been found entitled to Eleventh Amendment immunity, along with the State of Louisiana, in a suit claiming an unconstitutional taking under the Louisiana Constitution.  Union Pacific R.R. Co. v. LPSC, 662 F.3d 366 (5th Cir. 2011).  The jurisprudential factors determining whether an entity such as the LPSC is covered by the State of Louisiana’s Eleventh Amendment immunity suggest that all Louisiana executive departments have Eleventh Amendment immunity.  Vogt v. Board of Comm’rs of the Orleans Levee District, 294 F.3d 684, 692 (5th Cir. 2002); Champagne v. Jefferson Parish Sheriff’s Office, 188 F. 3d 312, 313 (5th Cir. 1999).  But see Bonin v. Sabine River Authority, 65 F.4th 249, 255 (5th Cir. 2023) (questioning suggestion that all Louisiana executive departments have Eleventh Amendment immunity; applying Fifth Circuit’s six factors to guide “arm of the state” analysis), cert. denied, 144 S. Ct. 287 (U.S. 10/10/2023).  The LPSC is the executive head of the Department of Public Service, within the executive branch.  La. R.S. 36:721 and 723; see La. Const. art. IV, sec. 21 (the LPSC is in the executive branch).  A suit against individual state officers for injunctive relief might be available under Ex Parte Young, as discussed below infra notes 181-183.  See also Union Pacific, 622 F.3d at n.5.

170
A state’s waiver of sovereign immunity in one form or against one class of claims cannot necessarily be construed to be waiver of sovereign immunity in other forms or against other claims.  McElrath v. United States, 102 U.S. 426, 440 (1880).  Federal courts continue to bar federal takings claims against states brought in federal district court, and every court of appeals to have faced the question has held that the Eleventh Amendment bars federal takings claims against states in federal district court when the state courts remain open to adjudicate such claims, and (more recently) that Knick (which did not involve Eleventh Amendment immunity, as that suit involved a town without sovereign immunity, unlike a state) did not abrogate state sovereign immunity in federal court.  Gerlach v. Rokita, 95 F.4th 493, 498-500 (7th Cir. 03/06/2024), petition for certiorari filed (U.S. 07/03/2024) (No. 24-21); O’Connor v. Eubanks, 83 F.4th 1018, 1024 (6th Cir. 10/06/2023), rehearing en banc denied, 2023 U.S. App. LEXIS 33649, petition for certiorari filed (U.S. 04/26/2024) (No. 23-1167), EEE Minerals, LLC v. State of North Dakota, 81 F.4th 809, 816 (8th Cir. 08/30/2023), cert. denied, 144 S. Ct. 1097 (U.S. 03/25/2024); Pharmaceutical Research and Manufacturers of America v. Williams, 64 F.4th  932, 948-950 and n.13 (8th Cir. 04/03/2023); 74 Pinehurst LLC v. State of New York, 59 F.4th 557, 570 and n.7 (2d Cir. 02/06/2023), cert. denied, ___ S. Ct. ___, 218 L. Ed. 2d 66, 2024 WL 674658 (02/20/2024); Pavlock v. Holcomb, 35 F.4th 581, 589 (7th Cir. 05/22/2022), cert. denied, 143 S. Ct. 374 (10/31/2022); Zito v. North Carolina Coastal Res. Comm’n, 8 F.4th 281, 284-85, 290-91 (4th Cir. 2021), cert. denied, 142 S. Ct. 465 (11/06/2021); Ladd v. Marchbanks, 971 F.3d 574 (6th Cir. 2020), cert. denied, 141 S. Ct. 1390 (2021) (“Ladd”); Bay Point Props., Inc. v. Mississippi Transp. Comm’n, 937 F.3d 454, 456-57 (5th Cir. 2019), cert. denied, 140 S. Ct. 2566 (2020); Williams v. Utah Dep’t of Corr., 928 F.3d 1209, 1214 (10th Cir. 2019).  See Hutto v. South Carolina Retirement System, 773 F.3d 536, 553 (4th Cir. 2014) (claims under the Federal Takings Clause are not exempt from the protection of the Eleventh Amendment).  Jachetta v. U.S., 653 F.3d 898, 910 (9th Cir. 2011);  Seven Up Pete Venture v. Schweitzer, 523 F.3d 948 (9th Cir. 2008), cert. denied, 129 S. Ct. 258, 172 L. Ed. 2d 147, 77 USLW 3058 (U.S. 2008); DLX, Inc. v. Kentucky, 381 F.3d 511 (6th Cir. 2004), overruled on other grounds by San Remo Hotel L.P. v. City & County of San Francisco, 545 U.S. 323 (2005); Harbert Int’l, Inc. v. James, 157 F.3d 1271 (11th Cir. 1998); John & Marie Stella Kenedy Mem’l Found. v. Mauro, 21 F.3d 667 (5th Cir. 1994).  Nonetheless a modicum of uncertainty remains as to whether a State’s declaration of sovereign immunity against a federal takings claim should have effect.  DeVillier v. Texas, 601 U.S. 285, 292, 144 S. Ct. 938, 994 (2024) (acknowledging that Supreme Court’s “precedents do not cleanly answer the question whether a plaintiff has a cause of action arising directly under the Takings Clause,” including against a state); EEE Minerals, LLC v. State of North Dakota, 81 F.4th 809, 816 (8th Cir. 08/30/2023) (“The Supreme Court has not directly addressed the interplay between the Fifth Amendment and the Eleventh Amendment.”), cert. denied, 144 S. Ct. 1097 (U.S. 03/25/2024);  City of Monterrey v. Del Monte Dunes at Monterrey Ltd., 526 U.S. 687, 713-714 (1999) (assuming arguendo that the “sovereign immunity rationale retains its vitality in cases where [the Fifth] Amendment is applicable”); Bay Point Props., Inc., supra, 937 F.3d at 456, n.1 (5th Cir. 2019) (acknowledging that “the tension” between state sovereign immunity and the right to just compensation is an issue for the Supreme Court); Allen v. Cooper, 555 F. Supp. 3d 226 (E.D. NC 08/18/2021) (Knick’s reasoning fatally undermined rule of state sovereign immunity to a federal forum for a federal takings claim, despite contrary decisions of federal appellate courts), appeal dismissed, 2022 WL 19226124 (4th Cir. 10/14/2022).

171
See, e.g., La. Const. Art. XII, Sec. 10; La. R.S. 13:5111 (part of Louisiana Governmental Claims Act).  The State of Louisiana has not waived its Eleventh Amendment immunity from federal court jurisdiction.  Blanchard v. Newton, 865 F.Supp.2d 709, 715-716 (M.D. La. 2012).  Indeed, Louisiana has explicitly asserted its sovereign immunity by statute.  La. R.S.13:5106(A) (“[N]o suit against the state or state agency or political subdivision shall be instituted in any court other than a Louisiana state court”); Hughes, court slip op. at 9.  Of course, sovereign immunity may not stand in the way of recovery in state court.  Jachetta v. U.S., 653 F.3d 898, 909 (9th Cir. 2011); Larkin Dev. North, LLC v. City of Shreveport, 297 So.3d 980, 990 (2d Cir. 2020); Mid-City Automotive, L.L.C. v. Department of Public Safety and Corrections, 2021-1024 (La. App. 1 Cir. 04/08/2022), 342 So.3d 50.

172
Knick, 139 S. Ct. at 2176-77, 2179; Monsanto, 467 U.S. at 1016.  See supra notes 50 and 148.  In cases where the state is a party to the contract, the question arises as to whether the state action is a breach of contract, rather than an impairment of contract.  The distinction turns upon the availability of a remedy in damages.  See, e.g., TM Park Avenue Assoc. v. Pataki, 214 F.3d 344, 348-49 (2d Cir. 2000).  “If a contract is merely breached and the duty to pay damages remains, then the obligation of the contract remains and there has been no impairment.”  Id., at 349; accord Horwitz-Mathews, Inc. v. City of Chicago, 78 F.3d 1248, 1250-51 (7th Cir. 1996).  See supra note 148.  In any event, state officials in their official capacities are routinely afforded Eleventh Amendment immunity.  Bennett v. City of Atlantic City, 288 F. Supp. 2d 675, 679-80 (D.N.J. 2003) (collecting cases).  But it should be noted that a claim for damages against a state officer can be made in federal court through the artifice of an “individual capacity” suit, in this case against the individual commissioners of the LPSC and/or the pertinent state enforcement officer.  Alden v. Maine, 527 U.S. 706, 757, 119 S. Ct. 2240, 144 L. Ed. 2d 636 (1999) (“Even a suit for money damages may be prosecuted against a state officer in his individual capacity for unconstitutional or wrongful conduct fairly attributable to the officer himself, so long as the relief is sought not from the state treasury but from the officer personally.”).  It is unclear in this forecasted context, however, which individual state official would be suitably involved in, for instance, the conduct of the repeal of the Securitization Act by the State.  See infra notes 181-183.  Moreover, in such “individual capacity” lawsuits, a defendant enjoys absolute immunity from damages if his conduct can be characterized as “legislative” in character.  Bogan v. Scott-Harris, 523 U.S. 44, 49, 118 S. Ct. 966, 140 L. Ed. 2d 79 (1998).  Lower level “enforcement” officials, on the other hand, enjoy only “qualified immunity;” that is, they are immune from a damages claim in federal court unless their conduct amounts to a violation of a clearly established constitutional right and is otherwise objectively unreasonable.  Harlow v. Fitzgerald, 457 U.S. 800, 818-19, 102 S. Ct. 2727, 73 L. Ed. 2d 396 (1982).  The only plausible cause of action pertaining to the Transaction to address such a violation with a damages remedy would be 42 U.S.C. § 1983 (and 28 U.S.C. § 1343), which sounds in tort for purposes of the sovereign immunity analysis.  Knick establishes that the settled rule that exhaustion of state remedies is not a prerequisite to an action under § 1983 applies to a Federal Takings Claim.  Knick, 139 S. Ct. at 2167, 2172-73; Lafaye v. City of New Orleans, No. 20-41 (E.D. La. 03/09/2021), court slip op. at 12, 14, 2021 WL 886118, overruled on other grounds, No. 21-30358 (5th Cir. 06/01/2022).  But it remains unclear whether or not § 1983 provides a cause of action to assert an alleged Federal Contract Clause claim in the first instance, or instead if recourse to § 1983 with respect to the Federal Contract Clause is limited to discrete instances where a state  has denied the opportunity to seek judicial adjudication.  Iten v. County of Los Angeles, 81 F.4th 979, 985 (9th Cir. 08/30/2023) (Federal Contract Clause claims may be brought under § 1983);  Heights Apartments, LLC v. Walz, 30 F.4th 720, 727-28 (8th Cir. 04/05/2022), rehearing en banc denied, 2022 U.S. App. LEXIS 16863 (assuming, without deciding, the uncontested issue of whether a cause of action for a Contract Clause violation may be brought under § 1983; noting circuit split);  Kaminski v. Coulter, 865 F.3d 339 (6th Cir. 2017) (noting unresolved circuit split, and joining the Fourth Circuit in holding that an alleged Federal Contract Clause violation cannot give rise to a cause of action under § 1983); Crosby v. City of Gastonia, 635 F.3d 634 (4th Cir. 2011);  Melancon, supra note 35, 703 F.3d at n.14 (5th Cir. 2012).  cf. DeVillier v. Texas, 601 U.S. 285, 144 S. Ct. 938 (2024) (“We granted certiorari to decide whether ‘a person whose property is taken without compensation [may] seek redress under the self-executing Takings Clause even if the legislature has not affirmatively provided them with a cause of action.’ “)  Congress has not, however, abrogated the states’ sovereign immunity in federal court for claims arising under § 1983.  Gerlach v. Rokita, 95 F.4th 493, 501 (7th Cir. 03/06/2024), petition for certiorari filed (U.S. 07/03/2024) (No. 24-21); Pavlock v. Holcomb, 35 F.4th 581, 589 (7th Cir. 05/25/2022); Ladd v. Marchbanks, supra note 170, 971 F.3d at 578 and n.4; Hughes, supra note 169, at 9; Hall, supra note 168, 974 F. Supp. 2d at 953.  (Louisiana in any event cannot prevent a suit in state court under § 1983 by a sovereign immunity defense.  Alden, 527 U.S. at 756.)  However, given the character of the anticipated state action, the individual state actors very likely would be entitled to absolute immunity, as their conduct would be the exercise of legislative judgment, or at least qualified immunity.  See Louisiana Farms v. Louisiana Dep’t of Wildlife and Fisheries, 95-845 (La. App. 3 Cir. 1996), 685 So.2d 1086, 1092-99, writ denied, 97-0486, 97-0507 (La. 1997), 692 So.2d 420, 422.  See infra notes 176-179.  We also note the possible applicability of Louisiana’s discretionary function immunity statute, which protects state officers from liability when making policy or exercising discretionary functions.  La. R.S. 9:2798.1; Minvielle v. Iberia Parish Gov’t, 317 So.3d 588, 595-98 (La. App. 3d Cir. 2019) (takings claim barred by discretionary immunity statute because legislative functions are exactly the type of discretionary functions covered; discretion grounded in social, economic, or political activity shielded); Commerce & Industry Ins. Co. v. Grinnell Corp., 280 F.3d 566, 570-72 (5th Cir. 2002); Blanchard v. Newton, 865 F.Supp.2d 709, 717 (M.D. La. 2012).  cf Rosehill Construction, LLC vs. Ted Hebert, LLC, 2022-0486 (La. App. 1st Cir. 11/28/2022), 356 So.3d 1115 (discretionary immunity statute protects the government from liability “only at the policy making or ministerial level, not at the operational level”).

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This jurisdictional bar of sovereign immunity, however, can be circumvented through use of the legal fiction set forth in Ex Parte Young.173  Under the Ex Parte Young “exception” to the Eleventh Amendment, a state officer may be sued in his official capacity in federal court as long as the relief sought is properly characterized as prospective only, i.e., declaratory and injunctive relief,174 and provided that the complaint alleges an ongoing violation of federal law.175

173	209 U.S. 123, 28 S. Ct. 441, 52 L. Ed. 714 (1908).
174
Mayfield v. Texas Dep’t. of Criminal Justice, 529 F. 3d 599 (5th Cir. 2008); Town of Barnstable v. O’Connor, 786 F.3d 130 (1st Cir. 2015) (“Barnstable”) (pivotal question is whether the relief serves directly to bring an end to a present violation of federal law, as opposed to relief that would have much the same effect as a full-fledged award of damages) (internal quotation marks and citations omitted); Hughes, supra note 169 at 10; Terrebonne Parish NAACP v. Jindel, 154 F. Supp. 3d 354 (M.D. La. 2015) (Louisiana governor and attorney general sued in their official capacity are “persons” under § 1983); but see supra note 172 and infra note 181.  Conversely, under the Eleventh Amendment a federal court is without jurisdiction to impose a damages award upon any state agency or department (including state officials sued in their official capacities) for any past violation of federal law, including any unconstitutional “taking” or “impairment of contracts.”  See Hutto v. South Carolina Retirement System, 773 F.3d 536, 549 (4th Cir. 2014); DLX, Inc. v. Kentucky, 381 F.3d 511, 526-28 (6th Cir. 2004) (discussing issue) overruled on other grounds by San Remo Hotel L.P. v. City and County of San Francisco, 545 U.S. 323 (2005); Seven Up Pete Venture v. Schweitzer, 523 F.3d 948 (9th Cir. 2008); Blanchard v. Newton, 865 F.Supp.2d 709, 715 (M.D. La. 2012); see supra notes 168-169.  Thus ‘“Ex Parte Young cannot be used to obtain an injunction requiring the payment of funds from the State’s treasury.’”  Ladd, supra note 170, 971 F.3d at 581 (6th Cir. 2020) (quoting Virginia Office for Protection & Advocacy v. Stewart, 563 U.S. 247, 256-57 (2011)).

175
Allco Finance Ltd. v. Roisman, 2023 WL 4571965 (2d Cir. 07/18/2023) (Summary Order) (Ex Parte Young exception to Eleventh Amendment allows suit against commissioners of the Vermont Public Utility Commission in their official capacities for prospective injunctive relief to end a continuing violation of federal law); Verizon Maryland, Inc. v. Public Service Comm’n of Maryland, 535 U.S. 635, 645, 122 S. Ct. 1753, 152 L. Ed. 2d 871 (2002) (noting Ex Parte Young was a suit against state regulatory commissioners to enjoin a commission order requiring a reduction in rates); Mi Familia Vota v. Ogg, 105 F.4th 313, 325 (5th Cir. 06/20/2024); Planned Parenthood Gulf Coast, Inc. v. Phillips, 24 F.4th 442, 451 (5th Cir. 01/20/2022); State Employees Bargaining Agent Coalition v. Rowland, 494 F.3d 71 (2d Cir. 2007); ACLU Foundation of Louisiana v. Blanco, 523 F. Supp. 2d 476 (E.D. La. 2007).  But see infra note 179.  Moreover, a declaration of the past, as well as the future, ineffectiveness of a state commission’s action is not barred because it does not impose upon the state a monetary loss resulting from a past breach of a legal duty on the part of defendant state officials.  Barnstable, 786 F.3d at 139.

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In addition to sovereign immunity, the jurisdictional bar of legislative immunity from suit also is applicable here.  It is well established that state legislators acting within the scope of their legislative duties are immune from civil suits for damages.  Given the character of the anticipated State action under discussion, the individual State actors very likely also would be entitled to absolute immunity, as their conduct would be the exercise of state legislative judgment, or at least qualified immunity.176  This legislative immunity doctrine bars claims for damages against state legislators in their individual (personal) capacities.  State legislators are entitled to absolute immunity from 42 USC §1983 liability for all actions characterized as legislative.177  Legislative immunity applies to legislators sued in their individual capacities, not to the legislative body itself.178  Indeed, legislative immunity not only shields state legislators from suits for damages (not a mere defense to liability), but also shields officials in the executive branch (such as the LPSC) when their actions are of a legislative character, and further bars not only claims for damages but may also apply to bar claims for injunctive relief brought against state officials in their official capacities otherwise allowed under the Ex Parte Young exception to sovereign immunity.179

176
See Hall, supra note 168, 974 F. Supp. 2d at 954-57; Louisiana Farms v. Louisiana Dep’t of Wildlife and Fisheries, 95-845 (La. App. 3 Cir. 1996), 685 So.2d 1086, 1092-99, writ denied, 97-0486, 97-0507 (La. 1997), 692 So.2d 420, 422.

177	See supra notes 15, 69, 135, 172, and 179.
178	Sable v. Myers, 563 F.3d 1120, 1123 (10th Cir. 2009); Minton v. St. Bernard Parish Sch. Bd., 803 F.2d 129, 133 (5th Cir. 1986).
179
Community House, Inc. v. City of Boise, Idaho, 623 F.3d 945, 959 (9th Cir. 2010) (“the importance of absolute legislative immunity to our system of government cannot be overstated”, 623 F.3d at 964); State Employees Bargaining Agent Coalition v. Rowland, 494 F.3d 71 (2d Cir. 2007); Hall, supra note 168, 974 F. Supp. 2d at 954-57 (holding state officials with functionally legislative duties have absolute legislative immunity against injunctive as well as damage suits in their official capacities, in addition to immunity from damages claims in their individual personal capacities, and discussing the arguably contradictory precedents).  See supra notes 69 and 169. The Financing Order in Ordering Paragraph 52 as part of the LPSC Pledge prohibits any cause or right of action for damages against the individual commissioners in reliance thereon.

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Accordingly, while suit against the LPSC in federal court likely would be barred by the Eleventh Amendment, a suit against the individual LPSC commissioners or senior LPSC officers (in their official capacities) charged with enforcing LPSC actions, seeking declaratory and injunctive relief to remedy violations of the Federal Contract Clause and Federal Takings Clause might be maintained in federal court under Ex Parte Young, subject to the potential limitations discussed herein.180

In addition, as to any action taken by the Louisiana Legislature, while the Legislature itself would be immune from suit in federal court under sovereign immunity, a suit for prospective injunctive relief against violations of the federal constitution might be maintained in federal court under the Ex Parte Young exception against any state executive branch officer (if any exists in this context)181 charged with enforcement of the legislative action182, subject to the potential limitations discussed above.183

180
Verizon Maryland, Inc., supra note 175, 535 U.S. at 645-46, 122 S. Ct. at 1760-61.  But see, e.g., supra notes 172 and 179 and infra note 183, and Hall, supra note 168, 974 F. Supp. 2d at 955 (state officials with functionally legislative duties have absolute legislative immunity against injunctive as well as damage suits in their official capacities).

181
The Ex Parte Young exception to the Eleventh Amendment applies only where the party defendant in a suit to enjoin the enforcement of an act alleged to be unconstitutional has some connection with the enforcement of the act or is specifically charged with the duty to enforce the statute and is threatening to exercise that duty.  Hall, supra note 168, 974 F. Supp. 2d at 954.  Thus, a governor cannot be enjoined by virtue of his general duty to enforce the laws, and an attorney general cannot be enjoined where he has no specific statutory authority to enforce the statute at issue.  Hutto v. South Carolina Retirement Systems, 773 F.3d 536, 550 (4th Cir. 2014).  See infra notes 172 and 174.

182
Verizon Maryland, Inc. v. Public Service Comm’n of Maryland, 535 U.S. 635, 645-46, 122 S. Ct. 1753, 1760-61 (2002); Keystone Bituminous Coal Assoc. v. DeBenedictis, 480 U.S. 470, 107 S. Ct. 1232, 94 L. Ed. 2d 472 (1987) (suit under Federal Takings Clause and Federal Contract Clause seeking to enjoin Pennsylvania officer from enforcing allegedly unconstitutional state statute); Lipscomb v. Columbus Municipal Separate School District; 269 F.3d 494 (5th Cir. 2001)  (“Lipscomb”); Terrebonne Parish NAACP, supra note 174.

183	See, e.g., supra at notes 148, 169, 172, and 174.

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However, a suit in federal district court seeking an injunction or declaratory relief, especially with respect to LPSC action, before appeal proceedings in Louisiana state courts are final would cause such prospective challenge to be questioned as undue interference with state proceedings and thus appropriate for federal court abstention.184  One type of federal court abstention that would be applicable is referred to as “Burford abstention” after the seminal case of Burford v. Sun Oil Co.185  “Where timely and adequate state‑court review is available, a federal court sitting in equity must decline to interfere with the proceedings or orders of state administrative agencies: (1) when there are difficult questions of state law bearing on policy problems of substantial public import whose importance transcends the result and the case then at bar or (2) where the exercise of federal review of the question in the case and in similar cases would be disruptive of state efforts to establish a coherent policy with respect to a matter of substantial public concern.”186  There is a significant possibility that a federal district court would decide to abstain from deciding constitutional claims of the Bondholders in favor of the Louisiana state court appeal process, particularly with reference to action by the LPSC.  First, although the claims address federal constitutional violations, the case itself is of minimal federal significance; no comprehensive federal scheme is involved, and the constitutional violations arise from the impairment or deprivation of state-derived property rights, specifically, those rights recognized by the Securitization Act.187  Second, Louisiana provides a rapid and adequate system of judicial review of LPSC orders through a single district court, and then directly to the Louisiana Supreme Court.188  Third, federal review would extend beyond the four corners of the LPSC supplemental order, and would have to include the Transaction Documents, related documents, and state constitutional law, to determine whether the factors to be considered warrant a conclusion that the federal constitution was violated.189  Finally, because the relief requested would of necessity require the federal court to countermand the decision of the LPSC, charged with balancing the interests of the public and utilities in exercising its regulatory/ratemaking function, in favor of third parties (the Bondholders), federal adjudication could be considered to “unduly intrude into the processes of state government or undermine the state’s ability to maintain desired uniformity” of treatment of its citizens who are customers of various utilities.190  Under such circumstances, there is a significant possibility that a federal district court would abstain from adjudicating the matter in favor of the state court system of administrative/judicial review.191

184
NOPSI, supra note 136, 491 U.S. at 359 (“thus, there are some classes of cases in which the withholding of authorized equitable relief because of undue interference with state proceedings is the normal thing to do.”) (internal quotation marks and citation omitted).  Gearing v. City of Half Moon Bay, 54 F.4th 1144, 1148 (9th Cir. 2022) (rejecting argument that Knick and Pakdel preclude abstention in takings litigation, applying the parallel “Pullman abstention” doctrine and noting that neither case explicitly limits or even addresses abstention in takings litigation), cert. denied, 144 S. Ct. 95 (U.S. 10/02/223).  See State of Louisiana v. All Property and Casualty Insurance Carriers Authorized and Licensed to do Business in the State of Louisiana, No. 06-519 (M.D. La. Aug. 17, 2006) (order granting remand to state court).

185	319 U.S. 315 (1943) (“Burford”); In re Entrust Energy, Inc., 101 F.4th 369, 388 (5th Cir. 04/29/2024); Occidental Chemical Corp. v. LPSC, 494 F. Supp. 2d 401, 414 (M.D. La. 2007).
186
NOPSI, 491 U.S. at 361 (internal quotation marks omitted, quoting Colorado River Water Conservation District v. U.S., 424 U.S. 800, 814 (1976)).  The federal Fifth Circuit has crafted a five factor test for Burford abstention: “(1) whether the plaintiff raises state or federal claims, (2) whether the case involves unsettled state law or detailed local facts, (3) the importance of the state’s interest in the litigation, (4) the state’s need for a coherent policy in the area, and (5) whether there is a special state forum for judicial review.”  In re Entrust Energy, Inc., 101 F.4th 369, 388 (5th Cir. 04/29/2024) (quoting Harrison v. Young, 48 F.4th 331, 339-40 (5th Cir. 2014).

187	Compare Burford, 319 U.S. at 331 (claim that Texas oil and gas regulations deprived plaintiffs of due process was of minimal federal importance).
188
See infra note 200; compare In re Entrust Energy, Inc., 101 F.4th 369, 392 (5th Cir. 04/29/2024) (ordering Burford abstention in takings claim; Texas has established a centralized scheme for review of Public Utility Commission of Texas orders including review in specified state courts, which normally favors abstention [and which is akin to Louisiana’s scheme]), and Alabama Pub. Serv. Comm’n v. Southern R. Co., 341 U.S. 341, 71 S. Ct. 762, 95 L. Ed. 1002 (1951) (finding Burford abstention appropriate where state provided statutory right of appeal of Public Service Commission order to single state court, and that appellate court had power to review and set aside any commission order with a further appeal right to the state supreme court).

189
Contrast NOPSI, 491 U.S. at 363; (“[N]o inquiry beyond the four corners of the Council’s retail rate order is needed to determine whether it is facially pre-empted by FERC’s allocative decree and relevant provisions of the Federal Power Act.”).

190
NOPSI, 491 U.S. at 363; accord In re Entrust Energy, Inc., 101 F.4th 369, 390-91, 393-94 (5th Cir. 04/29/2024) (ordering Burford abstention in bankruptcy case involving takings claim and a key part of Texas’s utility-regulatory scheme); Just Energy Group, Inc. v. Just Energy Texas, L.P., 57 F.4th 241, 254-55 (2023) (ordering Burford abstention in bankruptcy case involving Texas Public Utility Regulatory Act, which establishes a comprehensive and adequate regulatory system for electric utilities).

191
Note the Insurance Carriers case discussed above followed a remand to state court by the federal district court after a hearing, following removal by one defendant insurance company of the state court declaratory judgment suit.  See supra notes 125 and 167.  When Burford abstention is applicable, claims seeking equitable or discretionary relief may be dismissed, while claims for damages may be stayed pending resolution of related state proceedings.  In re Entrust Energy, Inc., 101 F.4th 369, 394-95 (5th Cir. 04/29/2024); EL Farmer, Inc. v. Puerto Rico, 693 F. Supp. 3d 202, 2023 WL 6167783, 72 Bankr.Ct.Dec. 225 (D. Puerto Rico 09/22/2023).

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If Louisiana legislation did allegedly violate the Federal or Louisiana Contract Clauses, then the Bondholders also could file suit for injunction in a Louisiana state district court as an exercise of original jurisdiction, the traditional mode of challenging unconstitutional  legislative acts.192  Louisiana courts have recognized that it is a constitutional and proper exercise of a state district court’s original jurisdiction to issue preliminary and permanent injunctions to enjoin state officers from violating the United States and Louisiana constitutions.193  Any subsequent legislative enactment modifying the Securitization Act or the Transaction will be presumed to be constitutional and the party challenging the validity of the statute will have the heavy burden of overcoming that firmly established presumption by proving it is unconstitutional.194

192
See Pope v. State of Louisiana, 1999-2559 (La. 2001), 792 So.2d 713; Marine Shale Processors, Inc. v. State of Louisiana, Dep’t of Envtl Quality, 551 So.2d 643 (La. App. 1 Cir. 1989), writ denied, 553 So.2d 465 (La. 1989), overruled on other grounds by Matter of American Waste and Pollution Control Co., 580 So.2d 392 (La. App. 1 Cir. 3/11/91), reversed 588 So.2d 367 (La. 1991).  Among other procedural requirements, a civil action in Louisiana state district court alleging that a law is unconstitutional must be served upon the Louisiana Attorney General.  2024 Second Extraordinary Session Act 12, enacting La. Code Civ. Proc. art 855.1.  In contrast, the United States Supreme Court has made clear that due to the Eleventh Amendment and states’ sovereign immunity federal courts cannot enjoin state officials from violating state law (including a state constitution), Pennhurst State Sch. & Hosp. v. Halderman, 465 U.S. 89, 121 (1989); Ladd supra note 170, 971 F.3d at 582 (6th Cir. 2020).  We express no opinion as to the preferable forum.

193
See Star Enterprise v. State through Dep’t of Revenue, 95-1980 (La. App. 1 Cir. 1996), 676 So.2d 827, 833, writ denied, 96-1983 (La. 1997), 689 So.2d 1383.  Cf. Whole Woman’s Health v. Jackson, 595 U.S. 30, 142 S. Ct. 522, 538 (2021) (per curiam) (noting that “[t]o this day, many federal constitutional rights are as a practical matter asserted typically as defenses to state-law claims, not in federal pre-enforcement cases”); DeVillier v. Texas, 601 U.S. 285, 292, 144 S. Ct. 938, 944 (2024) (“Our constitutional system assigns state officers ‘a coordinate responsibility to enforce [the Constitution] according to their regular modes of procedure.’”) (citation omitted).  Louisiana state courts also have jurisdiction for declaratory judgments.  La. Code Civ. Proc. art. 1871.  Louisiana state courts describe the factors a court must consider before issuing an injunction as whether the party shows (1) that the injury or loss it will suffer is irreparable, (2) that it is entitled to the relief sought, and (3) that it is likely to prevail on the merits.  La. Code Civ. Proc. art. 3601.  See also Louisiana Granite Yard Inc. v. LA Granite Countertops, LLC, 45,482 (La. App. 2d Cir. 2010), 47 So.3d 573, 581, writ denied, 51 So.3d 733 (La. 2010); Denta-Max v. MaxiCare Louisiana, Inc., 95-2128 (La. App. 4th Cir. 1996), 671 So.2d 995 (same).  The right to a permanent injunction must be proved before a preliminary injunction may issue in Louisiana state court.  Equitable Petroleum v. Cent. Transmission, 431 So.2d 1084 (La. App. 2d Cir. 1983).

194
Cartesian Company, Inc. v. Division of Administrative Law Ethics Adjudicatory Board Panel A, 2023-0038 (La. 2023), 371 So.3d 1041, 1053; accord Bienvenu v. Defendant 1 and Defendant 2, 2023-CC-01194 (La. 06/12/2024) (on rehearing), 386 So.3d 280, 289, 292 (a party challenging the constitutionality of a statute must point to a particular provision of the constitution that would prohibit the enactment of the statute, and must demonstrate clearly and convincingly that it was the constitutional aim of that provision to deny the legislature the power to enact the statute in question) (quotation marks and citation omitted); Westlawn Cemeteries, LLC v. Louisiana Cemetery Board, 339 So.3d 548, 559 (La. 2022); West Baton Rouge Parish Council v. Tullier, 2018-1722 (La. App. 1 Cir. 2021), 317 So.3d 782, 788-89; Carver v. La. Dep’t of Public Safety, 2017-1340 (La. 2018), 239 So.3d 226, 230-31; Krielow v. Louisiana Dep’t. of Agriculture, 2013-1106 (La. 2013), 125 So.3d 384, at 388; Insurance Carriers, 937 So.2d at 319; Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 15 (1976); c.f. National R.R., 470 U.S. at 463.  See also United Auto., Aerospace, Agricultural Implement Workers of Am. Int’l Union v. Fortuño, 633 F.3d 37, 42-45 (1st Cir. 2011) (holding that even if the state is alleged to have impaired a public contract to which it is a party, the plaintiff has the burden to prove that the impairment was not reasonable and necessary to serve an important government purpose, otherwise governments would be forced to endure costly discovery each time a plaintiff advanced a plausible allegation of a substantial impairment). See Alachua County Educ. Ass’n. v. Carpenter, ___ F. Supp. 3d ___, court slip op. at n.22 (N.D. Fla. 07/24/2024) (discussing circuit split); Cranston Police Retirees Action Comm. v. City of Cranston, 208 A.3d 557, 573-74 (R.I. 2020) (collecting cases discussing whether burden of production shifts to the state regarding reasonableness and necessity after a finding of substantial impairment).  Compare supra notes 13 and 111 and infra note 203.  However, this presumption of constitutionality does not apply when a statute infringes on a fundamental right.  State v. Spell, 339 So.3d 1125, 1131 (La. 05/13/2022), (free exercise of religion) (citing United States Supreme Court and Louisiana Supreme Court cases).  Of course, an LPSC order modifying the earlier Financing Order, or legislative act modifying the earlier Securitization Act, would create conflicting presumptions of constitutionality, pitting the new legislative action against the Pledges in the original legislative actions.

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Additionally, if an LPSC supplemental order did allegedly violate the Federal or Louisiana Contract Clauses, the Louisiana Supreme Court has specifically recognized the authority of a district court having appellate jurisdiction over an LPSC order to entertain a petition for preliminary injunctive relief and to preliminarily enjoin the order under review, where such injunction is necessary to avoid irreparable injury or enjoin a constitutional violation.195  Significantly, preliminary injunctive relief is recognized as particularly useful in a rate decrease case initiated by the LPSC.196  The Louisiana Supreme Court also stated that a showing of irreparable injury is not necessary when the deprivation of a constitutional right is involved.197  The breadth of that assertion has been challenged, however.198

195	South Central Bell Telephone Company v. LPSC, 555 So.2d 1370 (La. 1990) (“SCB”)
196	Id. at 1373; see also Entergy Gulf States, Inc. v. LPSC, 730 So.2d 890, 897 (La. 1999).
197
SCB, 555 So.2d at 1373 (“when a violation of state property guarantees is shown, a court may enjoin the constitutional violation”); accord Graftaire, LLC v. City of Shreveport, _________, No. 55,741-CA (La. App. 2d Cir. 07/17/2024), ___ So.3d ___, court slip op. at 7 (showing of irreparable harm is unnecessary when the conduct constitutes a violation of a constitutional right); Faubourg Marigny Improvement Ass’n v. City of New Orleans, 195 So.3d 606, 616-17 (La. App. 4th Cir. 2016) (jurisprudential rule requires three findings before plaintiff can circumvent the irreparable harm requirement: conduct to be enjoined violates a prohibitory law (including the constitution); the injunction seeks to restrain conduct, not order it; and plaintiff meets the low burden of making a prima facie showing that he is entitled to the relief sought); Zeringue v. St. James Parish School Board, 130 So.3d 356, 359 (La. App. 5th Cir. 2013) (entitled to injunctive relief without the requisite showing of irreparable injury when the conduct sought to be restrained is unconstitutional).  There is federal jurisprudence that concurs.  See Overstreet v. Lexington-Fayette Urban County Gov’t, 305 F.3d 566, 578 (6th Cir. 2002).  This exception to the irreparable harm requirement applies only when the injunction sought is prohibitory, not mandatory.  Yokum v. Pat O’Brien’s Bar, 99 So.3d 74, 81 (La. App. 4th Cir. 2012).  See also supra note 148.

198
Kruger v. Garden District Association, 779 So.2d 986 (La. App. 4th Cir. 2001) (“we take a restrictive review of this judicially created exception” to the need of showing irreparable injury, perhaps limiting exception to vested “state property” rights); compare Elrod v. Burns, 427 U.S. 347 (1976) (violation of First Amendment rights produces irreparable injury); Mitchell v. Cuomo, 748 F.2d 804 (2d Cir. 1984) (violation of Eighth Amendment rights produces irreparable injury); Yokum, supra note 197.  But see supra note 148.

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It would be advisable for Bondholders to intervene and raise any constitutional issues as an intervenor in the LPSC’s proceedings involving any supplemental order pertaining to the Financing Order.  The Securitization Act specifies that challenges involving legal rights affected by the LPSC orders within the scope of the Securitization Act are to be heard, as an exercise of appellate jurisdiction, by the same district court in East Baton Rouge Parish that would otherwise review LPSC orders.199  Judicial review of LPSC orders is governed by Article IV, Section 21(E) of the Louisiana Constitution, which provides a right of appeal to the East Baton Rouge Parish district court, and thereafter directly to the Louisiana Supreme Court, in a manner to be prescribed by the Legislature.200  Under the Securitization Act, an aggrieved party or intervenor before the LPSC has a remedy regarding a supplemental order (pertaining to this Financing Order), by filing an appeal to the district court no later than fifteen days after the order becomes effective. The district court is obliged under the Securitization Act to afford the case precedence over all other civil cases in the court and to move it to trial as speedily as possible.  Appeal from the district court's decision is taken directly to the Louisiana Supreme Court.

In conclusion, established processes exist for the Bondholders (or their Trustee) to bring an action in Louisiana state district court challenging legislation, or bring an appeal to the specified Louisiana state district court challenging an LPSC order, in each case seeking and, upon satisfying the applicable legal and equitable standards discussed above and subject to the discretion of the court, obtaining preliminary and permanent injunctive relief.  Although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any legislation or LPSC order determined to violate the Pledges, the decision to do so will be in the discretion of the court requested to take such action.

199
La. R.S. 45:1273(H).  See Daily Advertiser v. Trans-La (A Division of Atmos Energy Corp.), 612 So.2d 7, 12 (La. 1993) (antitrust, contract, breach of fiduciary duty and fraud claims that concerned manipulation of fuel adjustment clauses fell within original jurisdiction of LPSC, and district court had no original jurisdiction over such claims); CLECO v. LPSC, 601 So.2d 1383, 1386 (La. 1992) (discussing jurisdictional divide between district court and LPSC adjudicatory jurisdiction); Louisiana Power & Light v. LPSC, 343 So.2d 1040, 1042 (La. 1977) (“LP&L”) (discussing requirement to contest validity of LPSC action before LPSC); Frith v. Southwest Ouachita Waterworks, Inc., 207 So.3d 1121 (La. App. 2d Cir. 2016) (doctrine of primary jurisdiction obligated state district court to stay judicial proceedings related to plaintiffs’ claims that fall outside LPSC’s exclusive jurisdiction until the LPSC proceeding over plaintiffs’ other claims is ended); cf Opelousas, supra note 4 (reimbursement claim for alleged overcharges including securitization charges under a similar statute to the Securitization Act is a rate case subject to the LPSC’s original jurisdiction); compare Cajun for Clean Water, LLC v. Cecelia Water Corp., 206 So.3d 1118 (La. App. 3d Cir. 2016) (state district court, and not LPSC, has original jurisdiction for damages claims).

200
Louisiana Power and Light Co. v. LPSC, 369 So.2d 1054, 1058 (La. 1979) (Louisiana Constitution “makes it clear that any judgment of a district court sitting in review of actions” by the LPSC is directly appealable to the Louisiana Supreme Court). See Marco Outdoor Advertising, Inc. v. Regional Transit Authority, 489 F.3d 669 (5th Cir. 2007) (dismissing federal claim because Louisiana state courts provide an adequate procedural remedy for the alleged deprivation of contract property interest); supra note 188. Although we are not aware of a reported judicial decision addressing this question, we believe that the Securitization Act’s venue provision will likely apply in this context, instead of the venue stated in La. R.S. 45:1198.1 which provides that whenever the LPSC seeks the judicial enforcement of an order entered by it, the suit shall be brought in the parish of the domicile of the utility not in compliance with the order. Cf. Opelousas, supra note 4, 105 So.3d at 30-35 (discussing but not deciding alternative venue arguments in challenge to utility’s rates).

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The Constitutional Claims on Direct Review

An order by the LPSC that rescinds or amends the Financing Order or otherwise creates an impairment or taking will be subject, as discussed above, to a right of appeal established by the Louisiana Constitution in Article IV, Section 21(E).  This constitutional right of appeal is provided to aggrieved parties and intervenors before the LPSC to the state district court in East Baton Rouge Parish.  The Constitution provides a right of direct appeal to the Louisiana Supreme Court from any judgment by the district court in connection with the judicial review of any action taken by the LPSC.201  The appellate review by the Louisiana Supreme Court of orders of the LPSC extends to both the law and the facts.202

As also discussed above, the Louisiana Supreme Court, recognizing the constitutional authority of the LPSC, has established in a long line of cases a standard of judicial review deferential to LPSC orders.  First, there is a presumption that LPSC orders are legal and proper, and it is the high burden of the party attacking an LPSC order to prove that it is defective.203  The Louisiana Supreme Court has summarized this deferential standard of review by observing that “an order of the [LPSC] should not be overturned on review unless it is arbitrary, capricious, abusive of its authority, or not reasonably based upon the evidence presented.”204  However, the LPSC is not entitled to deference in its interpretation of legislative statutes and judicial decisions.205  Also, when an LPSC order adopts an agreement (a joint proposal by LPSC Staff and a utility) between a utility and the LPSC, the court cannot unjustifiably disregard the parties’ intentions or the plain language of the agreement to uphold the LPSC’s later interpretation of the initial order, in contrast to the normal deference accorded to the LPSC’s interpretation of its own past orders.206

201	See supra note 200.
202	Louisiana Power & Light Co. v. LPSC, 237 So.2d 673, 675 (La. 1970).
203
ELL, 221 So.3d at 805 (La. 2017) (citations omitted); Gordon v. Council of City of New Orleans, 9 So.3d 63, 72 (La. 2009) (“Gordon”); Global Tel* Link, 707 So.2d at 33-34; LP&L, 343 So.2d at 1044.  See supra note 11, and compare supra note 194.

204
Gordon, 9 So.3d at 72; Charles Hopkins DBA Old River Water Company v. LPSC, 2010-0255, 41 So.3d 479 (La. 2010) (“Old River”); Washington St. Tammany Electric Coop. v. LPSC, 959 So.2d 450, 455 (La. 2007); Eagle Water, Inc. v. LPSC, 947 So.2d 28, 33 (La. 2007); Voicestream, 943 So.2d 349, 358 (La. 2006); Entergy Gulf States, Inc. v. LPSC, 730 So.2d 890, 897 (La. 1999).

205	Gordon, 9 So.3d at 72; Citgo Petroleum v. LPSC, 815 So.2d 19, 23 (La. 2002); Washington – St. Tammany Electrical Coop. v. LPSC, 671 So.2d 908, 912 (La. 1996). Compare supra note 14.
206	Entergy Gulf States v. LPSC, 766 So.2d 521, 527 (La. 2000); Entergy Gulf States, Inc. v. LPSC, 730 So.2d 890, 897-98 (La. 1999).

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Despite this general deferential standard, the Louisiana Supreme Court has, in a series of decisions, demonstrated a willingness to overturn LPSC actions that unreasonably impinge the property rights of third parties.  These decisions have in large measure applied a general rule of reasonableness.207  As discussed below in detail, these decisions on reasonableness are influenced by the consideration of whether an unconstitutional impairment or taking has occurred, but subsume the constitutional analysis into the concept of reasonableness.  In part, this style of analysis derives from the jurisprudential balance regarding the state’s police power, as “the police power extends only to measures that are reasonable.”208  Similarly, the concluding inquiry of the analysis of a Federal Contract Clause case under the Energy Reserves test ends with the court’s judgment as to the reasonableness of the governmental action.  The Louisiana Supreme Court’s apparent difference in language in its line of cases reviewing LPSC actions on appeal by emphasis on “unreasonableness” in practice reflects, explicit or not, the fourth step of the Energy Reserves test as to whether the challenged legislation is based upon “reasonable” conditions and is of “appropriate” character.  Further, an exercise of the state’s police power “does not justify an interference with constitutional rights which is entirely out of proportion to any benefit redounding to the public.”209  Thus the Louisiana Supreme Court’s standard of review of LPSC actions incorporates the constitutional principles involved in the Contract Clause and Takings Clauses jurisprudence, regardless of whether the Court’s opinion contains an express enumeration of the traditional constitutional analysis.

207
Global Tel* Link, 707 So.2d at 33 (an LPSC order is arbitrary and capricious only when the record does not and could not reasonably support its findings); Old River, supra at note 204, at 5 (same); GSU, infra at note 222, at 1264 (unreasonable LPSC order); Central Louisiana Electric Company v. Louisiana Public Service Commission, 373 So.2d 123, 132 (La. 1979) (same effect); Railway Express Agency v. Louisiana Public Service Commission, 145 So.2d 18, 33 (La. 1962) (where the findings and conclusions of the LPSC do not conform to the law and are not supported by the evidence –– so that the order of the LPSC is unreasonable –– the court may reverse or vacate the LPSC’s order).  See also, Eagle Water, Inc. v. LPSC, 947 So.2d 28, 33 n.4 (La. 2007) (vacating LPSC order as arbitrary and capricious because record evidence necessary to support LPSC’s decision was absent); Fanny Farms, LLC v. Plaquemines Parish Gov’t, 2023-0098 (La. App. 4th Cir. 11/21/2023), 377 So.3d 838, 844 (zoning order reviewed for taking claim as arbitrary and capricious; “Capriciously can be defined as coming to a decision on a subject when there is no substantial evidence to support it or it is contrary to the evidence given.  Arbitrary would be defined as a disregard of evidence or the proper weight thereof.”) (citations and quotation marks omitted).

208	Morial v. Smith & Wesson Corp., 785 So.2d 1, 17-18 (La. 2001) (“Morial”). See supra notes 85 and 139.
209
Morial, 785 So.2d at 15.  Compare Standard Oil Co. of Louisiana v. LPSC, 97 So. 859, 864 (La. 1923) (in those extreme cases in which some fundamental right is invaded or denied, the courts may intervene to compel a recognition of constitutional guarantees).

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An important case illustrating this combination of analyses is Louisiana Gas Service Co. v. LPSC.210  The case arose out of a contract between the Town of Arcadia and a water company wherein the town asked the water company to construct facilities for industry the town was trying to attract.  The water company and the town then jointly applied for and received from the LPSC an increase in the water rates charged to the citizens of the town, as such increase was needed to finance the new construction.  Subsequently, however, some residents of the town complained, and the town went back to the LPSC and requested that the rates be lowered.  The LPSC lowered the rates, and the water company appealed.  The Louisiana Supreme Court, in the first instance, found that the town had breached its contract with the water company.  Then, the Louisiana Supreme Court went on to address the LPSC’s order:

We are cognizant that under its powers . . . the [LPSC] was not inhibited from acting in the public interest; it was not bound by the contract between the Water Company and the Town of Arcadia.  However, the Commission’s action in reducing the water rates to be paid by the citizens of the Town of Arcadia – provoked at the instance of some citizens – and causing the violation of the obligation of contract was unreasonable and is subject to reversal.

* * * * *

The final order of the Commission . . . had the effect of bringing about an annual loss of $13,500.00 to the Water Company . . . .  The Water Company was precluded from securing the minimum $28,500.00 additional revenue required after it had expended and parted with $116,000.00 for expansion.  We find that the final action of the [LPSC] was unreasonable and arbitrary and constituted an abuse of power subject to reversal by the court.211

The Louisiana Supreme Court expressly noted in Louisiana Gas Service that “the present suit is not in a real sense a rate case . . . .  Here, we are concerned with a contractual obligation, and a determination must be made as to whether such obligation was impaired, and if so whether it could have been impaired.”212  The Louisiana Supreme Court’s analysis in Louisiana Gas Service initially begins with the Louisiana Contract Clause (under the Louisiana Constitution of 1921) and the well-recognized principle that “the rate-making power, whether exercised by agreement or by the fiat of law, is within the police power of the state as one of the state’s highest attributes of sovereignty, and that this power can never be abridged nor irrevocably surrendered where there is, as in this state, constitutional inhibition.”213  Nonetheless, “[t]hough the obligation of contracts must yield to the proper exercise of the police power, and vested [contract] rights cannot inhibit the proper exertion of the power, it must be exercised for an end which is in fact public and the means adopted must be reasonably adapted to the accomplishment of that end and must not be arbitrary or oppressive.”214  The Louisiana Supreme Court expressly found that the contract existed and was impaired.  Nonetheless, as noted above, the Louisiana Supreme Court’s ultimate holding in vacating the LPSC’s order was based on the conclusion that the LPSC’s action in reducing rates was unreasonable.

210	162 So.2d 555 (La. 1964) (“Louisiana Gas Service”).
211	Louisiana Gas Service, 162 So.2d at 564 (citations omitted) (emphasis added).
212	Louisiana Gas Service, 162 So.2d at 562.
213	Id. at 563 (citations omitted). See supra notes 19 and 134.
214	Louisiana Gas Service, 162 So.2d at 563.

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The Louisiana Supreme Court took the same approach of merging the constitutional analysis into the reasonableness analysis under the judicial review of LPSC orders in Conoco, Inc. v. LPSC.215  In Conoco, an oil company helped to finance the construction of a pipeline in return for the pipeline company’s promise that the oil company, as a shipper on the pipeline, would be charged a set fee.  The LPSC, however, ordered that the oil company pay a fee higher than the agreed-upon fee, namely the same fee charged to all other oil companies who used the pipeline.  The oil company appealed the order.

The Louisiana Supreme Court began by noting that any person entering into contracts with a public utility is subject to the uncertainty of regulatory authority, and specifically noted that Louisiana’s constitutional prohibition against the impairment of contracts does not vary this precept.216  However, the Louisiana Supreme Court went on, citing the Louisiana Takings, Contract, and Due Process Clauses, to opine that just because the LPSC had the authority to fix the pipeline fees “does not mean the [LPSC] is free to change the rates without carefully considering whether such a change deprives Conoco of due process and whether such a change is necessary to promote public good.”217  Thus, the Louisiana Supreme Court held that “[a] valid contract cannot be modified by the [LPSC] without a clear finding that the abrogation is exercised for a public end and is reasonably necessary to the accomplishment of that end.”218  As the LPSC had not made the required findings, the Louisiana Supreme Court reversed and remanded.

215	520 So.2d 404 (La. 1988) (“Conoco”).
216	Id. at 407.
217	Id. at 408.
218	Conoco, 520 So.2d. at 409.

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The Louisiana Supreme Court framed the ratemaking case in Conoco as presenting two issues: first, whether the contract is impaired by the tariff, and second, if the contract is impaired, should the contract yield to the LPSC’s order, presenting a conflict between the police power of the State to regulate public utilities and the constitutional restrictions against the impairment of obligations.  Although contractual obligations must yield to the ratemaking power of the State when the public interest requires it, the constitutional restrictions against the impairment of obligations require that contracts not be abrogated without careful consideration of all the circumstances and a clear showing that the public interest requires it.  The ratemaking power should yield to valid contracts whenever that is possible and consistent with the public good.219  The Louisiana Supreme Court’s concluding analysis again returned to the reasonableness standard:

Nevertheless, the fact that contracts may be adjusted in appropriate circumstances does not mean that it is always proper to do so.  Though the obligations of contracts must yield to a proper exercise of the police power, that power must be exercised for an end which is in fact public, and the means must be reasonably adapted to the accomplishment of that end and must not be arbitrary or oppressive.  Moreover, the [LPSC’s] power and authority to fix rates is limited always by due process concerns.  Property, including obligations under valid contracts, cannot be taken without due process. . . .  [The LPSC’s] rationale has some merit to it, but unfortunately it is flawed because it leaves out a crucial component of the calculation.  That component is Conoco’s constitutional rights to its property and right not to have its contract impaired absent necessity. . . .  [W]e also hold the rate-making aspect of the police power is limited by restrictions against impairing contracts. A valid contract cannot be modified by the [LPSC] without a clear finding that the abrogation is exercised for a public end and is reasonably necessary to the accomplishment of that end.  In the case at hand, we find that the [LPSC] failed to consider whether [the oil company] has received just compensation for its role in constructing the pipeline.220

The Louisiana Supreme Court’s holding was to vacate the LPSC’s order because the LPSC acted unreasonably and arbitrarily, under the standard that there was an absence of a clear finding by the LPSC that the abrogation of Conoco’s contract was exercised for public end and was reasonably necessary to the accomplishment of that end.221

219	Conoco, 520 So.2d at 407.
220	Id. at 408-409 (emphasis added).
221	Id. at 409.

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In Gulf States Utilities Company v. Louisiana Public Service Commission,222 the Court summarized its impairment of contract jurisprudence as applied to the LPSC’s ratemaking powers.  In a ratemaking case, a utility’s fuel adjustment clause was modified.  The Louisiana Supreme Court began by noting that the LPSC’s constitutional jurisdiction affords broad, independent and regulatory powers over public utilities.  Citing Conoco and Louisiana Gas Service, the proper exercise of police power was presented as the power to regulate reasonably the actions of its citizens in order to protect or promote the public welfare.  Contracts may not be abrogated by the exercise of police power unless it is for public end and the result is reasonably adapted to that end with careful consideration of all circumstances and a clear showing that the public interest requires such abrogation.  Finally, the means by which a contract is impaired pursuant to state powers must not be arbitrary, unreasonable or oppressive.223  In reinstating the modification order by the LPSC, the Louisiana Supreme Court distinguished Louisiana Gas Service as vastly different:

In that case the [LPSC] approved new rates which were expressly designed to provide revenues for specific capital improvement that the parties then constructed in reliance on the revenues.  The LPSC’s subsequent disallowance of the rate increase constituted detriment to the parties and was an arbitrary and unreasonable abuse of power.224

We particularly note that the Louisiana Supreme Court, although it expressly decided Conoco in light of the Louisiana Contract Clause, did not give the LPSC order under review the extreme deference that the precedents suggest is owed to the government’s action when a Federal or Louisiana Contract Clause claim is adjudicated.  Rather, Conoco sets forth a heavy burden for the LPSC to meet in entering orders that “modify” (not “substantially impair”) contractual obligations.  When Conoco is read in tandem with Louisiana Gas Service, the resulting principle is that in the narrow context of judicial review of LPSC orders, property rights and related constitutional protections are incorporated into the “reasonableness” review of the courts, rather than analyzed in light of the particular limitations of the separate and distinct claims for constitutional violations.  Again, federal and state court jurisprudence under the Federal Contract Clause and the Louisiana Contract Clause asks only whether the challenged legislature action is appropriate and reasonable.

222	633 So.2d 1258 (La. 1994) (“GSU”).
223	GSU, 633 So.2d at 1258-59 (citations omitted).
224	GSU, 633 So.2d at 1264 (emphasis added).

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Subsequently, the Louisiana Supreme Court applied this principle in Bowie v. LPSC.225  Bowie involved the application of an LPSC rule, which restricted the merger by or transfer of assets of a utility, to a transfer of stock in the utility.  The Louisiana Supreme Court, after finding that the subject matter of the rule fell within the constitutional jurisdiction of the LPSC to regulate utilities, nonetheless interpreted the rule more narrowly than had the LPSC, and based upon this interpretation found it inapplicable to the case before the bar.  The Louisiana Supreme Court cited two reasons for declining to defer to the LPSC’s construction of its own rule:  “First, because the [LPSC]’s action infringes to some extent upon the stock owner’s rights to contract and to dispose of their private property, the rule must be strictly construed and only applications plainly warranted by its language may be made;” and “[s]econd, even if the rules could be interpreted to apply to transfers of closely held corporate stock, under the circumstances of the present case the [LPSC]’s orders depriving such persons of the right to dispose of private property would constitute arbitrary action and a violation of the guarantees of due process.”226

Thus Bowie, like Louisiana Gas Service and Conoco, clearly states that protection of private property, due process, and similar constitutional concerns are part of the judicial review process where LPSC orders are concerned.  More importantly, Bowie is a demonstration that the deference accorded legislative pronouncements under Federal and Louisiana Contract Clause analyses has not been applied by the Louisiana Supreme Court on direct review of an LPSC action.

The LPSC acknowledges in Ordering Paragraph 52 of the Financing Order that it would be unreasonable, arbitrary, and capricious for the LPSC to take any action contrary to the covenant and pledge set forth in the Financing Order after issuance of the Bonds.

Conclusion and Opinions

The outcome of any claim that an otherwise proper exercise by the State of Louisiana’s police power that interferes with the value of the Energy Transition Property is an unconstitutional impairment or taking and is unreasonable, arbitrary, capricious, and an abuse of authority would likely depend on multiple factors, such as the state interest furthered by that interference, the extent of financial loss to Bondholders caused by that interference, and the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy, statutes and orders would not interfere with their investment.  In our view, the most important determination will be whether the reserved powers doctrine invalidates the Pledges.227  The State having intended to bind itself irrevocably for the term of the Bonds by the Pledges, was it valid for the State to do so?

225	627 So.2d 164 (La. 1993), supra note 6.
226	Bowie, 627 So.2d at 169.
227
Louisiana is not unique in this regard.  The reserved powers doctrine is equally critical to this issue regarding subsequent action by a state legislature harmful to securitization transactions in other states.  The Financing Order provides in Conclusions of Law Paragraph 4 that the LPSC has authority to approve the Financing Order under the Securitization Act and the LPSC’s constitutional plenary power.

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Reserved Powers Doctrine

The reserved powers doctrine as applied to the Pledges and the Transaction requires an initial inquiry concerning the ability of the State of Louisiana (through the Legislature and the LPSC) to enter into agreements that limit its power to act in the future.  The reserved powers doctrine has long established that a state is without power to enter into binding contracts forbidding the exercise of its police power in the future.228  It has also been long recognized that attempts to define the police power have been unsuccessful, and that it is not always easy to tell on which side of the line separating contracts that relate to property rights protected by the Constitution from those not so protected a particular case is to be put.229  Nonetheless, while the scope of these reserved powers has not been precisely defined by the courts, as a general proposition it is undeniable that the State’s utility ratemaking power is within the reserved police power.230  The historical application of the reserved powers doctrine attempted a distinction among the powers of the State – the police power and the power of eminent domain could not be contracted away, but the State could bind itself in the future non-exercise of the taxing and spending powers.231  The core nature of the police power as applied to contracts of a sort themselves injurious to public morals or public safety or health, such as prohibitions of lotteries, liquor sales and unsafe commercial operations, admittedly are not implicated by the Transaction.  Even though the Pledges are arguably broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level, the Pledges certainly cannot be construed to contract away any power to regulate health or safety matters pertaining to the transmission of electricity.  But the Supreme Court in Blaisdell expressly recognized that the reserved police power extends to economic matters, and cited the State’s legislative power to regulate, and thus to modify, utility rates as an illustration.232

228
U.S. Trust, 431 U.S. at 23-24; Melendez supra note 89, 16 F.4th at 1020-21 (2d Cir. 10/28/2021) (discussing history of cases); United Healthcare Ins. Co. v. Davis, 602 F.3d 618 at n.7 (5th Cir. (La. ) 2010); State ex rel. Porterie v. Walmsley, 162 So. 826, 837 (La. 1935).  See supra pages 26-27, 31-32, and 39-40.

229	Stone v. Mississippi, 101 U.S. 814, at 818, 820-21 (1879); see Matsuda v. City and County of Honolulu, 512 F.3d 1148 (9th Cir. 2008).
230
Supra notes 132-134.  Compare In re Halo Wireless, Inc., 684 F.3d 581 (5th Cir. 2012) (state public utility proceedings are within the exception to the bankruptcy automatic stay for governmental units enforcing the state’s police and regulatory power).

231
U.S. Trust, 431 U.S. at 24 (a state’s “power to enter into effective financial contracts cannot be questioned”).  Compare Stone v. Mississippi, 101 U.S. 814, 817-18 (1880) (state cannot contract away its police powers); West River Bridge Co. v. Dix, 47 U.S. 507, 532-33 (1848) (state cannot contract away its power of eminent domain); cf. Coleman v. Chevron Pipe Line Co., 673 So.2d 291, 295-96 (La. App. 4th Cir. 1996) (power to expropriate, vested in private corporations serving a public purpose, cannot be contracted away); Tennessee Gas Transmission Co. v. Violet Trapping Co., 200 So.2d 428, 433 (La. App. 4th Cir.), writ refused, 203 So.2d 86 (La. 1967) (same).  See supra note 106 and infra note 245.

232	Blaisdell, 290 U.S. at 438.

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Ultimately, the Supreme Court has acknowledged that “formalistic distinctions” as to the nature of the state’s power being exercised are not dispositive, but they contain an element of truth.233  The issue is not the State’s reserved power to regulate (change) ordinary utility rates generally, but rather the possible future claim by the State of the police power to regulate (adversely change) the Transaction (including such aspects as the specific dedicated charges and  the true-up mechanism)  ̶  without compensation.234  It is difficult to predict in advance a circumstance involving an impairment of the Pledges that involves the State’s ability to legislate for the general public welfare or morals or to preserve health and safety, as opposed to an impairment justified by a future economic exigency within the State of Louisiana.235  Thus the subject matter here is financial, albeit not the State’s own debt.  In our view, the financial nature of the commitments by the State (including the LPSC) should be the determining factor in the analysis under the reserved powers doctrine, not the nature of the entity that is the debt obligor.  The goal (end) of any State action violating the Pledges will be the critical aspect to be tested.  By analogy, purely financial obligations of a state do not fall within the reserved powers doctrine, and thus are subject to the Federal Contract Clause.236  In the same way, for consideration a state may, in the exercise of reasonable discretion, surrender a part of the state’s power of taxation.237

233	U.S. Trust, 431 U.S. at 24.
234	Lipscomb, 269 F.3d at 504; United Gas Corp. v City of Monroe, 109 So.2d 433 (La. 1958) (contract upheld between city and utility, but remains subject to legislature’s police power).
235
The Federal Contract Clause jurisprudence provides that an impairment in response to an economic emergency must be a reasonable and specific response to the conditions, justifiable by a significant and legitimate public purpose dealing with a broad, generalized economic problem.  Energy Reserves, 459 U.S. at 411; Allied Structural, 438 U.S. at 250; see supra notes 91-92; Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936) (Louisiana law that modified the existing withdrawal rights of the members of a building and loan association held invalid under the Federal Contract Clause); W. B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935) (“W. B. Worthen”); Blaisdell, 290 U.S. at 426.  In Treigle and W. B. Worthen, the Supreme Court struck down other laws passed in response to the Great Depression’s economic emergency, contemporaneously to upholding the law in Blaisdell.  In W. B. Worthen, the United States Supreme Court reversed the decision of the Arkansas Supreme Court upholding the validity of legislative enactments (accompanied by a legislative declaration of an emergency) which the United States Supreme Court viewed as taking “from the mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage.  295 U.S. at 60.  It cannot be known at present what emergency, if any, may exist at the time of a future State action violating the Pledges.  For example, Executive Order dated March 13, 2020, issued by the executive secretary of the LPSC (later ratified by orders of the LPSC and expanded to prohibit late fees, LPSC Special Orders 22-2020 and 28-2020) established an emergency suspension of disconnection of customers of LPSC-jurisdictional public utilities for non-payment of service in response to the COVID-19 pandemic.  This moratorium on disconnections continued until July 16, 2020.  LPSC Order 43-2020, issued July 1, 2020.  On the other hand, as the Supreme Court has clarified, “the existence of an emergency and the limited duration of a relief measure … cannot be regarded as essential in every case.”  U.S. Trust, 431 U.S. at 23 n.19, quoted in Los Angeles, supra note 91, 10 F.4th at 916 (rejecting Federal Contract Clause claim challenging COVID-19 pandemic eviction moratorium’s restrictions on the grounds for eviction, rent deferment, and elimination of late fees and interest).  Compare supra note 29 (emergency exception to Federal Takings Clause) and supra notes 63, 81, and 96 (Federal Contract Clause and emergencies) and Heights Apartments, LLC v. Walz, 30 F.4th 720, 730 (8th Cir. 04/05/2022), rehearing en banc denied, 2022 U.S. App. LEXIS 16863 (emphasizing that challenged executive orders mandating COVID-19 eviction moratorium had no definite termination dates).

236
Lipscomb, 269 F.3d at 505, 512 [“[p]urely financial obligations … do not surrender aspects of the State’s sovereignty, and thus are subject to the Contract Clause”).  The ability to create financial inducements to encourage investment in the state is a valid exercise, not a surrender, of the State’s police power.  See Lipscomb, 269 F.3d at 512 (although “renewable forever” leases of state school lands eventually resulted in nominal rents, State's offer of such leases did not-surrender an essential attribute of State sovereignty but instead served the public interest by bringing in “rental income and encourage[ing] development that allowed the imposition of property taxes for the benefit of schools”); Local Div. 589, Amalgamated Transit Union v. Massachusetts, 666 F.2d 618, 642 (1st Cir. 1981) (per curiam) (describing U.S. Trust as presenting “a paradigm of the type of protection that the Contract Clause was designed to offer — a protection given to those who invested money, time and effort against loss of their investment through explicit repudiation”).  The United States Supreme Court has recognized that “[w]hatever the propriety of a State’s binding itself to a future course of conduct in other contexts, the power to enter into effective financial contracts cannot be questioned.”  U.S. Trust, 431 U.S. at 24.  See supra notes 106 and 231.  As noted by the Supreme Court, “[i]n almost every case, the Court has held a government unit to its contractual obligations when it enters financial or other markets.”  Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25-28; W. B. Worthen, 295 U.S. 56 (1935); and Murray v. Charleston, 96 U.S. 432 (1878)).  In W. B. Worthen, discussed supra note 235, the United States Supreme Court reversed a decision  of the Arkansas Supreme Court upholding the validity of legislative enactments affecting bonds mortgages which were accompanied by a legislative “declaration of an emergency, which was stated to endanger the peace, health and safety of a multitude of citizens.”  In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City.  This “tax” was held to violate the Federal Contract Clause:  “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.”  96 U.S. at 448.

237
Stone v. Mississippi, 101 U.S. 814, 820 (1879); Von Hoffman v. City of Quincy, 71 U.S. 535, 542, 553-55 (1866) (rejecting defense of law under reserved powers doctrine that repealed laws in force when bonds were issued that authorized and required the collection of taxes sufficient in amount to meet debt service; finding statutory covenant to exercise municipal taxation power to fund repayment of bonds created an enforceable obligation protected by the Federal Contract Clause; and finding constitutional impairment by also rejecting the use of the characterization of the covenant to increase taxes as a mere remedy and therefore not part of the core contractual bargain).  By example, in Liter v. City of Baton Rouge, 245 So.2d 398 (La. 1971), the constitutionality of sales and use taxes by a political subdivision (city) was challenged on the basis that the language of the taxing authority granted to the political subdivision was so plenary and extraordinary as to be equivalent to the surrender and abandonment of the Legislature’s taxing power.  The Louisiana Supreme Court held that the grant was a permissible delegation.  It was then further urged by the challengers that the statute was unconstitutional as amounting to a surrender of the Legislature’s taxing power because the statute authorized the funding of the sales tax revenues into bonds, and that when they are so funded they cannot be modified or reduced.  The statute declared that, when the obligations payable from the sales tax revenues shall have been issued, the statute and the ordinance or resolution imposing the tax shall be irrevocable until such obligations shall have been paid in full and shall not be subject to amendment in any manner which would impair or jeopardize the rights of the holders.  It was argued that these provisions amounted to an impermissible surrender of the taxing power.  The Louisiana Supreme Court rejected this argument: “We are of the opinion that pledge of taxes for a limited time does not amount to a ‘surrender’ of the taxing power as that term is used in the constitution.  Of course, if the irrevocability were unlimited or the period is so long to make it virtually unlimited, then it is conceivable that such an enactment might be held to constitute at least a partial surrender of the taxing power.  That situation is, however, not presented here.”  Id. at 405.  Compare State et rel. Porterie v. Walmsley, 162 So.826, 839 and 864 (La. 1935) (special tax supporting payment of bonds).

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Indeed, the ratemaking power is not a state power whose future action must always be unfettered by prior state actions.  As an example, the LPSC has full authority to fix a rate subject to an automatic revision dependent upon a future event.238  Moreover, the prohibition against retroactive ratemaking is another example of a limitation on future LPSC action attempting to change a prior LPSC ratemaking order.  It is a fundamental doctrine that utility rates are exclusively prospective in application.  One result of this doctrine is that the LPSC may not order a rate increase that is retroactive so as to contravene a prior ratemaking order, in order to recoup prior utility losses.239  Of greater applicability to our analysis, prohibited retroactive ratemaking also occurs when a utility is required to refund revenues collected pursuant to its lawfully established rates.  A utility is entitled to rely on a final ratemaking order, and the revenues collected under the lawfully imposed rates become the property of the utility and cannot rightfully be made the subject of a refund.240  Of course, normally the utility’s reliance on the final ratemaking order is limited until a new rate in lieu thereof is fixed by the LPSC for prospective effectiveness;241 normal ratemaking orders do not contain provisions akin to the LPSC Pledge in the Financing Order.

The critical questions thus become whether the LPSC has the inherent power to irrevocably agree that it will not modify a rate for a specified period of time (more precisely, that it will not modify its pledge to automatically adjust the Energy Transition Charges periodically to fully service the Bonds), and whether the Legislature has the power to further authorize that action (as it does in the Securitization Act).242  In the Transaction, the LPSC has clearly expressed its intent in the Financing Order to do so; the question is whether that action is permissible under the reserved powers doctrine.  One factor impacting this question is that the Financing Order is in response to significant economic forces affecting coal-fired electric generation and the need to mitigate the impact on the Utility’s rates from the recovery of the Utility’s LPSC-approved energy transition costs, and the Securitization Act, including its authorization of the Pledges, was in response to the historic shift in electric generation sources driven by the climate change crisis.  Thus, the Pledges can be viewed as an expression of the State’s police power.  Every ratemaking order inherently surrenders some reserved power, due to the prohibition on retroactive ratemaking.  An express agreement by the LPSC to make the Energy Transition Charges and the Financing Order irrevocable for a period of time to induce investors to provide lower cost financing rationally promotes the core police power of obtaining reasonably reliable electric service at the lowest reasonable cost for Louisiana ratepayers.

238	United Gas Pipe Line Company v. LPSC, 164 So.2d 343, 332 (La. 1964).
239	SCB, supra note 195, 555 So.2d at 1374.
240	Opelousas, supra note 4, 105 So.2d at 38; Entergy Gulf States, Inc. v. LPSC, 730 So.2d 890, 920 (La. 1999).
241	Id. (Entergy Gulf)
242	See supra notes 18, 132-134.

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The Pledges plainly manifest the intent of the Louisiana Legislature and the LPSC, respectively, to bind the State.  One distinguishing factor weighing against the Bondholders is that the Bonds are being issued by a private entity and are not payable by the State or an agency, board or commission of the State or a political subdivision, while in many of the cited cases, such as U.S. Trust, the bonds at issue were issued by a state agency, authority or similar state entity.  The Bondholders do not hold public debt, and the government will not be repudiating its own debt.  However, the Securitization Act mandates that Energy Transition Property, being used to pay and secure the Bonds, can only be created pursuant to a Financing Order issued by the LPSC – a governmental agency – pursuant to the express provisions of the Securitization Act – an enactment of the sovereign Louisiana Legislature.243  The issuance of the Pledges and of the Financing Order clearly rests on authority of the State and thus the issuance of the Bonds is state-sanctioned in a manner closely analogous to the situation in U.S. Trust.

In our view, the Legislative Pledge and the LPSC Pledge are clearly an inducement offered by the State to investors to purchase the Bonds.  In other words, the Pledges constitute an agreement by the State not to reduce or otherwise impair the Energy Transition Charges that will fund repayment of and provide the financial security for the Bonds, in order to foster the capital markets’ acceptance of such Bonds at a significantly lower interest rate for the benefit of its citizens/ratepayers.  As such, we believe the Pledges are analogous to the type of “financial contract” involved in U.S. Trust, a promise that revenues and reserves securing the bonds at issue there would not be depleted beyond a certain level.  As stated above on page 65, the financial nature of the Pledges is more important than the distinction between private and public debt obligor.  Ultimately, the courts must consider the Bondholders’ reasonable expectations with respect to changes in the law.  The foreseeability of the change in the law is of great, and perhaps controlling, importance in Contract Clauses analysis.244  The strong history of state regulation of utility rates is not sufficient to justify voiding the Pledges under the reserved powers doctrine when the state action leaves the private party to the impaired contract without the gains it reasonably expected from the contract.245  The Pledges are strongly worded statements specifically crafted to forestall an expectation of change in the law that would interfere with the collection of the Energy Transition Charges.  The Securitization Act and the Financing Order invoke the term “irrevocable.”  The ratemaking aspect of the police power is limited by constitutional restrictions against impairing contracts.246

243	See supra note 72.
244	Chrysler Corp. v. Kolosso Auto Sales, Inc., 148 F.3d 892, 894 (7th Cir. 1998).
245	Lipscomb, 269 F.3d at 504; Chrysler, 148 F.3d at 895.
246	Conoco, 520 So.2d at 409.

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Opinions

In our opinion, subject to all of the qualifications, limitations and assumptions set forth in this Opinion, the Pledges do not constitute an impermissible attempt to “contract away” the police power of the State of Louisiana, and will not be disregarded under the reserved powers doctrine so as to preclude a reviewing court of competent jurisdiction from holding that violation of the terms of the Pledges, in applicable factual circumstances, is reversible by the courts.

Legislative Pledge

Further, it is our opinion that the Legislative Pledge by the Louisiana Legislature not to take any action that impairs the value of the Energy Transition Property or alter the pertinent provisions of the Securitization Act unambiguously indicates the State’s intent to be bound with the Bondholders and, subject to all of the qualifications, limitations and assumptions set forth in this Opinion, supports the conclusion that the Legislative Pledge constitutes a binding contractual relationship between the State and the Bondholders for purposes of the Federal and Louisiana Contract Clauses.  In our opinion, subject to all of the qualifications, limitations and assumptions set forth in this Opinion (including the assumption that any impairment be “substantial”), a reviewing court of competent jurisdiction would hold that the State of Louisiana could not constitutionally repeal or amend the Securitization Act or take any other action contravening the Legislative Pledge and creating an impairment (without, as the Securitization Act requires, providing full compensation by law for the full protection of the Energy Transition Charges to be collected pursuant to the Financing Order and full protection of the Bondholders), unless such court would determine that such impairment clearly is a reasonable and necessary exercise of the State of Louisiana’s sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the emergency or other significant and legitimate public purpose justifying such action, and that an evident and more moderate course would not serve the State’s purposes equally well.

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Takings Clauses

Furthermore, it is our opinion, subject to all of the qualifications, limitations and assumptions set forth in this Opinion, that a reviewing court of competent jurisdiction would hold, if it concludes that the Energy Transition Property is protected by the Takings Clauses, that the State would be required to pay just compensation to Bondholders, as determined by such court, if the Louisiana Legislature repealed or amended the Securitization Act or took any other action contravening the Legislative Pledge, if the court determines doing so constituted a permanent appropriation of a substantial property interest of the Bondholders in the Energy Transition Property and deprived the Bondholders of their reasonable expectations arising from their investments in the Bonds.  As previously noted, takings of financial interests can be particularly difficult to establish in a manner that distinguishes them from constitutionally permissible economic regulation.  There is no assurance, however, that any such award of compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

LPSC Pledge

Further, it is our opinion, subject to all of the qualifications, limitations and assumptions (including the assumption that any impairment would be “substantial”) set forth in this Opinion, that a Louisiana state court reviewing an appeal of LPSC action of a legislative character would conclude that the LPSC Pledge (i) creates a binding contractual obligation of the State of Louisiana for purposes of the Federal Contract Clause and the Louisiana Contract Clause and (ii) provides a basis upon which the Bondholders could challenge successfully on appeal any such action by the LPSC of a legislative character, including the rescission or amendment of the Financing Order, that such court determines violates the LPSC Pledge in a manner that substantially reduces, limits or impairs the value of the Energy Transition Property including the Energy Transition Charges, prior to the time that the Bonds are fully paid and discharged, unless there is a judicial finding that the LPSC action clearly is exercised for a public end and is reasonably necessary to the accomplishment of that public end so as not to be arbitrary, capricious or an abuse of authority.

Securitization Act

It is our opinion that the Securitization Act is constitutional in all material respects under the United States Constitution.  Furthermore, as stated previously on page 69, it is also our opinion, subject to all of the qualifications, limitations and assumptions set forth in this Opinion, that the Legislative Pledge, and the Legislature’s supplemental grant of power to the LPSC247 to make the Financing Order irrevocable, contained in the Securitization Act do not constitute an impermissible attempt to “contract away” the police power of the State of Louisiana, and will not be disregarded under the reserved powers doctrine, and that the Securitization Act is constitutional in all material respects under the Louisiana Constitution.

247	See supra note 10.

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General Matters

The opinions expressed above do not constitute a prediction or guaranty of the outcome of any particular litigation, and there can be no assurance that an action will not be brought in federal or state court challenging the provisions of the Securitization Act or the Financing Order relating to the Bonds.  Moreover, the foregoing opinions should not be construed to imply assurance that a repeal of or amendment to the Securitization Act or the Financing Order will not be sought or enacted or adopted, or that any other action by the State of Louisiana (including the Louisiana Legislature or the LPSC) will not occur, any of which might constitute a violation of the Pledges.  Furthermore, the conclusions set forth herein are normally decided in the context of a litigated proceeding.  Given the absence of judicial precedent directly on point, and the relative novelty of the security for the Bondholders, the outcome of any litigation cannot be predicted with certainty.  In the event of any State (including LPSC) action of a legislative character which adversely impacts the rights of the Bondholders, time-consuming and costly litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Bonds.

We emphasize that judicial analysis of issues relating to LPSC orders and to the Federal Contract Clause, the Federal Takings Clause, the Louisiana Contract Clause, and the Louisiana Takings Clause, and the retroactive effect to be given to judicial decisions, has typically proceeded on a case-by-case basis and that the courts’ determinations, in most instances, are usually strongly influenced by the facts and circumstances of the particular case.248  We are not aware of any reported controlling judicial precedents directly on point with respect to the issues and questions raised above.  Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances.  Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court which is asked to apply them.  We cannot predict the facts and circumstances which will be present in the future and may be relevant to the exercise of such discretion.  The foregoing opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause, Federal Takings Clause, Louisiana Contract Clause, or Louisiana Takings Clause challenge to a law passed by the Legislature, or a challenge on similar grounds coupled with a challenge as arbitrary and capricious to a supplemental order adopted by the LPSC; such precedents and such circumstances could change materially from those discussed above in this Opinion.  Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.  A trial or appellate court could reach a different conclusion that would not necessarily be reversible error.  Accordingly, the opinions herein are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case.  It is our and your understanding that none of the foregoing opinions (whether expressed as our “opinion” or “view” or as “we believe”, or other words of similar effect) is intended to be a prediction or guaranty as to what a particular court would actually hold nor a recommendation as to the forum or form of relief to seek; rather each such opinion is an expression as to the decision a court ought to reach, in a properly prepared and presented case, relying on the facts on which we have relied and giving them proper weight and authority, and properly applying the law and what we believe to be the applicable legal principles under the existing judicial precedents.  The recipients of this opinion letter should take these considerations into account in analyzing the risks associated with the subject Transaction.  We also make no determination whether or not this Opinion is sufficient for your purposes.

248
Blaisdell, supra note 86, 290 U.S. at 430 (“Every case must be determined on its own circumstances”); Buffalo Teachers Federation v. Tobe, 464 F.3d 362, 373 and 375 (2d Cir. 2006) (Contract Clause cases involve individual inquiries, for no two cases are alike, and Takings Clause analysis requires an intensive ad hoc inquiry into the circumstances of each particular case).

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Both the Securitization Act and the Financing Order permit the limitation or alteration by the LPSC of the Financing Order and the Energy Transition Charges if and when full compensation is made for the full protection of the Energy Transition Charges and the full protection of the holders of the Bonds and any assignee or financing party.

We are members of the Bar of the State of Louisiana, and express no opinion as to matters which may be governed by the laws of any jurisdiction other than Louisiana and the federal laws of the United States of America.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this Opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory, regulatory, or judicial) or the facts presently in effect or assumed herein, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this Opinion with respect to any transaction which occurs after the date hereof, and we undertake no responsibility or obligation to consider this Opinion’s applicability or correctness to any person other than its addressees.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

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This opinion letter is furnished to you solely for your benefit in connection with the issuance of the Bonds and may be relied upon only by you, and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter) without our prior express written permission, except that a copy of this opinion letter may be posted by, or at the direction of, the Issuer or an addressee to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by the Issuer.  Such permission to post a copy of this opinion letter to such website shall not be construed to entitle any person (including, without limitation, any credit rating agency, any governmental or regulatory agency and all purchasers of the Bonds other than the underwriter(s) named in Schedule II of the Underwriting Agreement dated _____________, 2025 by and among the Issuer, Cleco Power, and J.P. Morgan Securities LLC and ____________________________, each as Representative) who is not an addressee hereof to rely on this opinion letter.

Yours very truly,

Phelps Dunbar, L.L.P.

Schedule I

S&P Global Ratings, a division of S&P Global Inc.
Attention: Asset Backed Surveillance Department
55 Water Street, 41st Floor
New York, New York 10041

Moody’s Investors Service, Inc.
Attention: ABS Monitoring Department
7 World Trade Center
250 Greenwich Street
New York, New York 10007

J.P. Morgan Securities LLC, as Representative
383 Madison Avenue
New York, New York 10017

The Bank of New York Mellon Trust Company, National Association, as Trustee
Attention: Corporate Trust
2 North LaSalle Street, Suite 700
Chicago, Illinois 60602

Louisiana Public Service Commission
602 North Fifth Street
Baton Rouge, Louisiana 70821